EXHIBIT 2.1

Execution Version

ASSET PURCHASE AGREEMENT

dated as of September 23, 2015

by and between

COCA-COLA REFRESHMENTS USA, INC.,

and

COCA-COLA BOTTLING CO. CONSOLIDATED

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 23, 2015, is made by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“CCR”; each of CCR and any Affiliate of CCR made a party hereto after the date hereof pursuant to Section 5.16 are referred to herein individually as a “Seller” and are referred to herein collectively as the “Sellers”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Sellers are engaged in, among other things, the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the Territory;

WHEREAS, the Sellers wish to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to the Buyer, and the Buyer wishes to purchase, acquire and accept from the Sellers, certain assets of the Sellers relating to the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the Buyer or a permitted Affiliate of the Buyer, CCR and TCCC (as defined herein) will enter into the Comprehensive Beverage Agreement (as defined herein), which will govern the grant by CCR to the Buyer of certain exclusive rights (the “CBA Rights”) to market, promote, distribute and sell the Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) under the Trademarks (as defined in the Comprehensive Beverage Agreement) in the Territory.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the applicable Closing, the Sellers shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, free and clear of all Liens except for Permitted Liens, all of the Sellers’ right, title and interest in, to and under the Initial Closing Transferred Assets, the applicable Interim Closing Transferred Assets and the Final Closing Transferred Assets, as the case may be. “Transferred Assets” means the assets and properties of the Sellers primarily related to, or primarily used or primarily held for use in connection with, the Business, including the following assets and properties as the same shall exist as of the applicable Closing:

(i) the owned real property listed in Section 2.01(a)(i) of the Disclosure Schedule (the “Owned Real Property”), and, subject to Section 2.02, all rights and benefits of the Sellers under the leases governing the leased real property listed in Section 2.01(a)(i) of the Disclosure Schedule (the “Leased Real Property”), together in each case with the Sellers’ right, title and interest in, to and under all structures, facilities or improvements currently or as of the applicable Closing Date located thereon, including those structures, facilities and improvements listed in Section 2.01(a)(i) of the Disclosure Schedule, and all easements, licenses, rights and appurtenances related to the foregoing;

(ii) all finished goods, packaging materials and products for repacking operations, supplies and other inventories (including inventory located in vending equipment) primarily related to, or primarily used or primarily held for use in connection with, the Business, including those listed in Section 2.01(a)(ii) of the Disclosure Schedule;

(iii) all cold drink equipment and vending equipment primarily related to, or primarily used or primarily held for use in connection with, the Business, which equipment shall include all Transferred Fountain Equipment (collectively, the “Subject Equipment”), including the equipment described on Section 2.01(a)(iii) of the Disclosure Schedule;

(iv) all personal property owned by the Sellers and their interests therein primarily related to, or primarily used or primarily held for use in connection with, the Business, including the machinery, equipment (other than the Subject Equipment), furniture, furnishings, office equipment, communications equipment, forklifts, motorized vehicles, warehousing vehicles, trailers, spare and replacement parts, fuel, pre-mix and post-mix equipment and coolers, special event trailers, tools, beverage display and end aisle racks and advertising signs (illuminated and nonilluminated), point of sale materials and other tangible personal property (the “Tangible Personal Property”), including (A) those motorized vehicles, trailers, forklifts and warehousing vehicles listed on Section 2.01(a)(iv)-1 of the Disclosure Schedule and (B) those other items of personal property listed in Section 2.01(a)(iv)-2 of the Disclosure Schedule;

(v) subject to Section 2.02 and other than any Excluded Contracts, and except for any and all rights under any bottling, manufacturing, distribution, sales or other related contract or agreement for any TCCC brands and any of the goodwill and other intangible rights or assets associated therewith, all rights under (A) the Material Contracts set forth on Section 3.12(a) of the Disclosure Schedule, (B) those contracts and agreements primarily entered into in connection with the Business in the ordinary course of business that are not Material Contracts required to be disclosed on Section 3.12(a) of the Disclosure Schedule or that are entered into between the date hereof and the applicable Closing Date in accordance with Section 5.01 that would not be required to be so disclosed on Section 3.12(a) of the Disclosure Schedule had such contracts or agreements been in existence as of the date hereof, (C) any contract or agreement entered into between the date hereof and the applicable Closing Date in accordance with Section 5.01 which, had such contract or agreement been entered into prior to the date hereof, would have been a Material Contract required to be set forth on Section 3.12(a) of the Disclosure Schedule (each, a “Pre-Closing Material Contract”) and (D) any Shared Contract, to the extent assigned to the Buyer pursuant to a Partial Assignment and Release under Section 5.17 (collectively, the “Assumed Contracts”);

(vi) subject to Section 2.02 and to the extent transferable, all Material Permits, Environmental Permits and all other licenses, permits and other governmental authorizations primarily related to, or primarily used or primarily held for use in connection with, the Business, including those listed in Section 2.01(a)(vi) of the Disclosure Schedule;

(vii) the original books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, quality control records and procedures, lists of customers, customer records and, as and to the extent provided in the Employee Matters Agreement, personnel and employment records, in each case, related to, or primarily used or primarily held for use in connection with, the Business, provided that the Sellers shall retain copies of each of the foregoing, and provided, further, that if the Sellers are required by Law to retain the originals of such books, records, files and papers, they may do so and in such case they will provide the Buyer with copies thereof;

(viii) the deposits, advances, lease and rental expenses, pre-paid expenses, deferred charges, accrued rebates and credits and similar items set forth on the Final Amounts Schedules and which are not included in the Retained Assets at the applicable Closing;

(ix) the licensed Intellectual Property listed in Section 2.01(a)(ix) of the Disclosure Schedule (collectively, the “Transferred Licensed Intellectual Property”), which Transferred Licensed Intellectual Property, for purposes of clarity, shall not include any ownership or other proprietary interest in any Intellectual Property of the Sellers or their Affiliates (including TCCC) not specifically set forth on Section 2.01(a)(ix) of the Disclosure Schedule or any goodwill or other intangible rights or assets relating to or associated with the Intellectual Property of the Sellers or their Affiliates (including TCCC);

(x) the exclusive right for the Buyer to hold itself out as the purchaser of the Business (subject to the limitations set forth in Section 5.12 and Section 10.03), provided that such rights shall not be deemed to include any Intellectual Property (other than the Transferred Licensed Intellectual Property) of the Sellers or their Affiliates (including TCCC);

(xi) all casualty insurance benefits, if any, to the extent relating to events occurring with respect to the Transferred Assets prior to the applicable Closing;

(xii) all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Transferred Assets;

(xiii) subject to Section 2.01(b)(vi), all Tax Returns related solely to the Business or the Transferred Assets;

(xiv) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers, whether arising by way of claim, counterclaim or otherwise, in each case, primarily related to the Business, the Transferred Assets or the Assumed Liabilities;

(xv) all petty cash used in the Business, as identified on the relevant balance sheet;

(xvi) those assets of the Business included within Net Working Capital or Other Assets and Liabilities which are reflected as assets on the Final Amounts Schedules and which are not Retained Assets, but only to the extent of the amounts so included; and

(xvii) the rights and other assets listed in Section 2.01(a)(xvii) of the Disclosure Schedule.

(b) Excluded Assets. Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers are not selling, and the Buyer expressly understands and agrees that the Buyer is not buying, any assets and properties of the Sellers other than those specifically listed or described more generally in Section 2.01(a), and, without limiting the generality of the foregoing, the terms “Transferred Assets”, “Initial Closing Transferred Assets”, “Interim Closing Transferred Assets” and “Final Closing Transferred Assets” shall expressly exclude the following assets and properties of the Sellers and their Affiliates, all of which shall be retained by the Sellers and their Affiliates (the “Excluded Assets”):

(i) other than as described in Section 2.01(a)(xv) or Section 2.01(a)(xvi), all cash, cash equivalents or marketable securities of the Sellers and their Affiliates on hand or held by any bank or other third Person and all rights to any bank accounts of the Sellers and their Affiliates;

(ii) all raw materials, work in process and, other than packaging materials and products used for repacking operations, packaging materials of the Business;

(iii) all accounts receivable of the Sellers and their Affiliates (including all such accounts receivable earned or accrued as of 11:59 p.m. Eastern Time on the applicable Closing Date), and any loans and advances by the Sellers;

(iv) all franchise rights, if any, and, except for the Transferred Licensed Intellectual Property, all Intellectual Property owned by, licensed to or otherwise authorized for use by the Sellers or any of their Affiliates;

(v) except as set forth in Section 2.01(a)(i) of the Disclosure Schedule, all of the Sellers’ right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any Seller leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, together in each case with the Sellers’ right, title and interest in, to and under all structures, facilities or improvements currently or as of the applicable Closing Date located on any such real property and all easements, licenses, rights and appurtenances related to the foregoing;

(vi) all Tax Returns (other than Tax Returns related solely to the Business or the Transferred Assets, except that the Sellers and their Affiliates will retain all federal and state income Tax Returns, regardless of whether such income Tax Returns are related to the Business) and Tax Assets;

(vii) any employee benefit plans, programs, arrangements and agreements (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements, but not including any such agreements which are Assumed Contracts) sponsored or maintained by the Sellers or their respective Affiliates, and any trusts and other assets related thereto;

(viii) subject to Section 2.01(a)(xi), all policies of, or agreements for, insurance and interests in insurance pools and programs of the Sellers;

(ix) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers (including counterclaims) and defenses (A) against third parties relating primarily to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto or (B) relating to any period through the applicable Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that is asserted against the Sellers or for which indemnification is sought by the Buyer pursuant to Article IX;

(x) any interest of any Seller under this Agreement, any Companion Agreement and any other agreement, document or instrument entered into in connection with the transactions contemplated by this Agreement;

(xi) all personnel and employment records for employees and former employees of the Sellers, including Business Employees, except as otherwise provided in the Employee Matters Agreement;

(xii) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers; (B) any books and records relating primarily to the Excluded Assets; (C) any books, records or other materials that the Sellers (x) are required by Law to retain, (y) reasonably believe are necessary to enable the Sellers to prepare and/or file Tax Returns (copies of which will be made available to the Buyer upon the Buyer’s reasonable request) or (z) are prohibited by Law from delivering to the Buyer; and (D) copies of sales and promotional literature, manuals and data, sales and purchase correspondence, lists of suppliers and customers, and personnel and employment records that are Transferred Assets, provided that if the Sellers are required by Law to retain the originals of any such records, they may do so and in such case they will provide the Buyer with copies thereof;

(xiii) all Excluded Fountain Equipment;

(xiv) any and all rights under any bottling, manufacturing, distribution, sales or other related agreement for any TCCC brands and any of the goodwill and other intangible rights or assets associated therewith;

(xv) any other assets, properties, rights, contracts and claims of the Sellers or their Affiliates, wherever located, whether tangible or intangible, real, personal or mixed, in each case that are specifically listed in Section 2.01(b)(xv) of the Disclosure Schedule;

(xvi) any other assets, properties, rights, contracts and claims of the Sellers or their Affiliates wherever located, whether tangible or intangible, real, personal or mixed, that are not primarily related to or primarily used or primarily held for use in connection with the Business;

(xvii) any Shared Contract, to the extent not assigned to the Buyer pursuant to a Partial Assignment and Release under Section 5.17;

(xviii) any Excluded Contract;

(xix) all Retained Assets as of the applicable Closing; and

(xx) the CBA Rights (and any and all ownership or other proprietary interest in any goodwill and other intangible rights or assets relating thereto or associated therewith), which are governed by the Comprehensive Beverage Agreement.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, and subject to the exclusion of the Excluded Liabilities, the Buyer hereby agrees, effective at the time of the applicable Closing and from and after the applicable Closing, to assume and agree to pay, discharge and perform in accordance with their terms, the Initial Closing Assumed Liabilities, the Interim Closing Assumed Liabilities and the Final Closing

Assumed Liabilities, as the case may be. “Assumed Liabilities” means only the following liabilities, commitments and obligations of the Sellers arising from or relating to the Transferred Assets or the Business, as the same shall exist as of the applicable Closing:

(i) all liabilities, commitments and obligations arising under any of the Assumed Contracts to the extent such liabilities, commitments and obligations are required to be performed on or after, or relate to any period beginning on or after, the applicable Closing and to the extent that they do not relate to any failure to perform or other breach, default or violation by a Seller under any such Assumed Contract prior to the applicable Closing;

(ii) any liability or obligation with respect to Taxes imposed with respect to the Transferred Assets or the operation of the Business for any period beginning after the applicable Closing Date (none of which, for the avoidance of doubt, shall include any Taxes arising from the Sellers’ operation of the Business on or prior to the applicable Closing Date or the Sellers’ operation at any time of any business other than the Business), taking into account the allocation described in Section 2.08(a);

(iii) the obligations of the Buyer with respect to Business Employees arising under or otherwise set forth in the Employee Matters Agreement;

(iv) the obligation of CCR under that certain Amended and Restated Monster Energy Distribution Agreement dated as of June 12, 2015, between Monster Energy Company and CCR, to pay, on a semi-annual basis, to the Coca-Cola North America division of TCCC, an amount per standard physical case of Monster brand beverage products sold in the applicable Territory following the applicable Closing and during the term of the Buyer’s Monster distribution agreement with Monster Energy Company equal to the amount to be paid by the Buyer to TCCC on a semi-annual basis under the Buyer MEC Consent Agreement per standard physical case of Monster brand beverage products sold in the Additional Territory (as defined in the Buyer MEC Consent Agreement); and

(v) the liabilities of the Business included in Net Working Capital or Other Assets and Liabilities (in each case, other than any Retained Liabilities) on the Final Amounts Schedules, but only to the extent of the amounts so included.

(d) Excluded Liabilities. Except as specifically set forth in Section 2.01(c), the Buyer is not assuming or agreeing to pay or discharge any of the liabilities, commitments or obligations of the Sellers (or any of their Affiliates) of any kind whatsoever (all such liabilities, commitments and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) any Debt of any Seller or any of its Affiliates;

(ii) any liability, commitment or obligation relating to or arising under any Excluded Asset;

(iii) any liability, commitment or obligation with respect to Taxes of the Sellers or related to the Transferred Assets or the operation of the Business on or prior to the applicable Closing Date (except to the extent specifically assumed pursuant to Section 6.01);

(iv) all accounts payable of the Sellers (including all accounts payable of the Business accrued as of 11:59 p.m. Eastern Time on the applicable Closing Date), any amounts payable after the applicable Closing for any goods or services delivered or performed on or prior to the applicable Closing Date and any accrued expenses which are not reflected as current liabilities on the Final Amounts Schedules;

(v) all employment-related obligations or other liabilities of any kind or nature with respect to the Business Employees that arise on or prior to the applicable Closing Date, including the obligations that are specifically retained by the Sellers under the Employee Matters Agreement, and any obligations arising under the Employee Plans;

(vi) any liability, commitment or obligation arising out of (A) any actual or alleged violation of any Environmental Law or Release of Hazardous Substances at any property that was formerly owned or leased in connection with the Business and that is not a Transferred Asset, (B) any Release of Hazardous Substances prior to the applicable Closing at any Real Property or at any third party site to which the Business shipped such Hazardous Substances for the purpose of treatment, storage or disposal prior to the applicable Closing Date or (C) any matter disclosed on Section 3.11 of the Disclosure Schedule (except to the extent that any such matter expressly described therein (other than any such matter for which the Sellers are obligated to conduct Environmental Activities pursuant to Section 5.19) is exacerbated by any action taken or not taken by the Buyer or its Affiliates after the applicable Closing);

(vii) any liability, commitment or obligation for any intercompany accounts payable (including trade accounts payable) of, or other loan or advance by, TCCC or its Affiliates to any Seller;

(viii) any liability, commitment or obligation with respect to any recall, product liability or similar claims for injury to a Person or property, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects, in each case relating to any Pre-Closing Products (except to the extent that such liability, commitment or obligation results from or relates to any action taken or not taken by the Buyer or its Affiliates);

(ix) any liability, commitment or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.03 as TCCC Indemnified Parties or except as otherwise provided by the Employee Matters Agreement;

(x) any liability, commitment or obligation in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Action relates primarily to such operation prior to the applicable Closing, including claims by any employee of the Sellers or their Affiliates;

(xi) any liability, commitment or obligation of the Sellers under this Agreement, any Companion Agreement and any other agreement, document or instrument entered into in connection with the transactions contemplated by this Agreement;

(xii) any liability, commitment or obligation arising under any Assumed Contract as a result of or in connection with any failure to perform, or other breach, default or violation by a Seller prior to the applicable Closing;

(xiii) all Retained Liabilities as of the applicable Closing; and

(xiv) any liability, commitment or obligation relating to or arising under any former operations of the Business that have been discontinued or disposed of prior to the applicable Closing.

Section 2.02. Assignment of Contracts and Rights; Third Party Consents. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Buyer thereunder. Subject to Section 5.05(b), the Sellers and the Buyer will each use their reasonable best efforts to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Buyer as the Buyer may reasonably request. If such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the Buyer (as assignee of the applicable Seller) thereto or thereunder so that the Buyer would not in fact receive all such rights, the Sellers and the Buyer will, subject to Section 5.05(b), cooperate in a mutually agreeable arrangement, such as a subcontracting, sublicensing or subleasing arrangement, under which the Buyer would, in compliance with Law, obtain the benefits, and, to the extent first arising after the applicable Closing, assume the obligations and bear the economic burdens associated with such Initial Closing Transferred Asset, Interim Closing Transferred Asset or Final Closing Transferred Asset, as the case may be, or such claim, right or benefit in accordance with this Agreement, or under which the Sellers would, upon the Buyer’s request, enforce for the benefit (and at the expense) of the Buyer any and all of their rights against a third party associated with such Initial Closing Transferred Asset, Interim Closing Transferred Asset or Final Closing Transferred Asset, as the case may be, or such claim, right or benefit, and the Sellers would promptly pay to the Buyer when received all monies received by them under any such Initial Closing Transferred Asset, Interim Closing Transferred Asset or Final Closing Transferred Asset, as the case may be, or such claim, right or benefit. Notwithstanding any other provision of this Agreement to the contrary, this Section 2.02 will not apply to Shared Contracts, and the parties’ obligations with respect to Shared Contracts will be governed by Section 5.17.

Section 2.03. Closings.

(a) Initial Closing. On the Business Day which is the Sellers’ last accounting day in the fiscal month commencing with October 2015 in which the conditions set forth in Article VII that are contemplated to be satisfied prior to the Initial Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Sellers and the Buyer may agree, the sale and purchase of the Initial Closing Transferred Assets and the assumption of the Initial Closing Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Initial Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 9:00 a.m. Eastern Time or such other place, time or means (including electronically) as the Sellers and the Buyer may agree in writing. The date on which the Initial Closing takes place is referred to herein as the “Initial Closing Date”.

(b) Interim Closings. On the Business Day which is the Sellers’ last accounting day in the fiscal month commencing with January 2016 in which the conditions set forth in Article VII that are contemplated to be satisfied prior to any Interim Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Sellers and the Buyer may agree, the sale and purchase of the applicable Interim Closing Transferred Assets and the assumption of the applicable Interim Closing Assumed Liabilities contemplated by this Agreement shall take place at one (1) or more closings (each, an “Interim Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 9:00 a.m. Eastern Time or such other place, time or means (including electronically) as the Sellers and the Buyer may agree in writing; provided, that the second Interim Closing will occur no earlier than the Sellers’ last accounting day in the fiscal month commencing with March 2016. The date on which an Interim Closing takes place is referred to herein as an “Interim Closing Date”.

(c) Final Closing. On the Business Day which is the Sellers’ last accounting day in the fiscal month commencing with April 2016 in which the conditions set forth in Article VII that are contemplated to be satisfied prior to the Final Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Sellers and the Buyer may agree, the sale and purchase of the Final Closing Transferred Assets and the assumption of the Final Closing Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Final Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 9:00 a.m. Eastern Time or such other place, time or means (including electronically) as the Sellers and the Buyer may agree in writing. The date on which the Final Closing takes place is referred to herein as the “Final Closing Date”.

Section 2.04. Purchase Price. Subject to adjustment pursuant to Section 2.07, the aggregate amount to be paid by the Buyer for the Transferred Assets shall be $99,681,907.05 (the “Base Purchase Price”). It is understood that, subject to adjustment pursuant to Section 2.07, the aggregate purchase price for the Transferred Assets is equal to $127,372,470.89 (the “Purchase Price”), calculated as (a) the Base Purchase Price, plus (b) the value of the Retained Assets, minus (c) the value of the Retained Liabilities. For the avoidance of doubt, the parties hereto agree that neither the Base Purchase Price nor the Purchase Price includes any payments contemplated by the Comprehensive Beverage Agreement.

Section 2.05. Closing Deliveries by the Sellers.

(a) Initial Closing. At the Initial Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i) a receipt for the Initial Closing Cash Payment;

(ii) the Initial Closing Bill of Sale, Assignment and Assumption Agreement and all such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Buyer all right, title and interest in, to and under the Initial Closing Transferred Assets;

(iii) with respect to each parcel of Owned Real Property included within the Initial Closing Transferred Assets, a special warranty deed in the form attached hereto as Exhibit B (each, a “Deed”), duly executed and notarized by the applicable Seller, with such modifications as to form (but not the scope of warranty) as are necessary to conform to applicable local requirements;

(iv) with respect to each Leased Real Property included within the Initial Closing Transferred Assets, an Assignment and Assumption of Lease substantially in the form attached hereto as Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by the applicable Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code, together with such other certificates or undertakings as shall be reasonably required to permit the Initial Closing Cash Payment to be paid without provision for withholding Taxes under the Laws of any applicable jurisdiction; provided, that any failure by the Sellers to deliver any such certificates or undertakings at the Initial Closing will not be deemed to constitute the failure of any condition set forth in Article VII, and the Buyer’s sole remedy in respect thereof will be to withhold an appropriate amount of Taxes from the Initial Closing Cash Payment; and

(vi) the other documents and certificates required to be delivered pursuant to Section 7.01(c).

(b) Interim Closings. At each Interim Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i) a receipt for the applicable Interim Closing Cash Payment;

(ii) the applicable Interim Closing Bill of Sale, Assignment and Assumption Agreement and all such other deeds, bills of sale, endorsements, consents,

assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Buyer all right, title and interest in, to and under the applicable Interim Closing Transferred Assets;

(iii) with respect to each parcel of Owned Real Property included within the applicable Interim Closing Transferred Assets, a Deed, duly executed and notarized by the applicable Seller, with such modifications as to form (but not the scope of warranty) as are necessary to conform to applicable local requirements;

(iv) with respect to each Leased Real Property included within the applicable Interim Closing Transferred Assets, an Assignment and Assumption of Lease, duly executed by the applicable Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code, together with such other certificates or undertakings as shall be reasonably required to permit the applicable Interim Closing Cash Payment to be paid without provision for withholding Taxes under the Laws of any applicable jurisdiction; provided, that any failure by the Sellers to deliver any such certificates or undertakings at the applicable Interim Closing will not be deemed to constitute the failure of any condition set forth in Article VII, and the Buyer’s sole remedy in respect thereof will be to withhold an appropriate amount of Taxes from the applicable Interim Closing Cash Payment; and

(vi) the other documents and certificates required to be delivered pursuant to Section 7.02(c).

(c) Final Closing. At the Final Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i) a receipt for the Final Closing Cash Payment;

(ii) the Final Closing Bill of Sale, Assignment and Assumption Agreement and all such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Buyer all right, title and interest in, to and under the Final Closing Transferred Assets;

(iii) with respect to each parcel of Owned Real Property included within the Final Closing Transferred Assets, a Deed, duly executed and notarized by the applicable Seller, with such modifications as to form (but not the scope of warranty) as are necessary to conform to applicable local requirements;

(iv) with respect to each Leased Real Property included within the Final Closing Transferred Assets, an Assignment and Assumption of Lease, duly executed by the applicable Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code, together with such other certificates or undertakings as shall be reasonably required to permit the Final Closing Cash Payment to be paid without provision for withholding Taxes under the Laws of any applicable jurisdiction; provided, that any failure by the Sellers to deliver any such certificates or undertakings at the Final Closing will not be deemed to constitute the failure of any condition set forth in Article VII, and the Buyer’s sole remedy in respect thereof will be to withhold an appropriate amount of Taxes from the Final Closing Cash Payment; and

(vi) the other documents and certificates required to be delivered pursuant to Section 7.03(c).

Section 2.06. Closing Deliveries by the Buyer.

(a) Initial Closing. At the Initial Closing, the Buyer shall deliver to the Sellers:

(i) an amount in cash (the “Initial Closing Cash Payment”) equal to (A) the Initial Closing Purchase Price, minus (B) the amount of the Estimated Initial Closing Net Working Capital Deficit, if any, plus (C) the amount of the Estimated Initial Closing Net Working Capital Surplus, if any, minus (D) the amount of the Estimated Initial Closing Other Third-Party Brand Deficit, if any, plus (E) the amount of the Estimated Initial Closing Other Third-Party Brand Surplus, if any, minus (F) the amount of the Estimated Initial Closing DP Deficit, if any, plus (G) the amount of the Estimated Initial Closing DP Surplus, if any, minus (H) the amount of the Estimated Initial Closing Residual Transferred Assets Deficit, if any, plus (I) the amount of the Estimated Initial Closing Residual Transferred Assets Surplus, if any, minus (J) the amount of the Estimated Initial Closing Other Assets and Liabilities Deficit, if any, plus (K) the amount of the Estimated Initial Closing Other Assets and Liabilities Surplus, if any, minus (L) the Estimated Initial Closing Retained Assets Amount, plus (M) the Estimated Initial Closing Retained Liabilities Amount, by wire transfer in immediately available funds, to an account or accounts as directed by the Sellers, provided that the Sellers will designate such account or accounts no later than three (3) Business Days prior to the anticipated Initial Closing Date;

(ii) the Initial Closing Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer;

(iii) with respect to each Leased Real Property included within the Initial Closing Transferred Assets, an Assignment and Assumption of Lease, duly executed by the Buyer and, if necessary, the Buyer’s signature shall be witnessed and/or notarized; and

(iv) the other documents and certificates required to be delivered pursuant to Section 7.01(b).

(b) Interim Closings. At each Interim Closing, the Buyer shall deliver to the Sellers:

(i) an amount in cash (an “Interim Closing Cash Payment”) equal to (A) the applicable Interim Closing Purchase Price, minus (B) the amount of the applicable Estimated Interim Closing Net Working Capital Deficit, if any, plus (C) the amount of the applicable Estimated Interim Closing Net Working Capital Surplus, if any, minus (D) the amount of the applicable Estimated Interim Closing Other Third-Party Brand Deficit, if any, plus (E) the amount of the applicable Estimated Interim Closing Other Third-Party Brand Surplus, if any, minus (F) the amount of the applicable Estimated Interim Closing DP Deficit, if any, plus (G) the amount of the applicable Estimated Interim Closing DP Surplus, if any, minus (H) the amount of the applicable Estimated Interim Closing Residual Transferred Assets Deficit, if any, plus (I) the amount of the applicable Estimated Interim Closing Residual Transferred Assets Surplus, if any, minus (J) the amount of the applicable Estimated Interim Closing Other Assets and Liabilities Deficit, if any, plus (K) the amount of the applicable Estimated Interim Closing Other Assets and Liabilities Surplus, if any, minus (L) the applicable Estimated Interim Closing Retained Assets Amount, plus (M) the applicable Estimated Interim Closing Retained Liabilities Amount, by wire transfer in immediately available funds, to an account or accounts as directed by the Sellers, provided that the Sellers will designate such account or accounts no later than three (3) Business Days prior to the anticipated applicable Interim Closing Date;

(ii) the applicable Interim Closing Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer;

(iii) with respect to each Leased Real Property included within the applicable Interim Closing Transferred Assets, an Assignment and Assumption of Lease, duly executed by the Buyer and, if necessary, the Buyer’s signature shall be witnessed and/or notarized; and

(iv) the other documents and certificates required to be delivered pursuant to Section 7.02(b).

(c) Final Closing. At the Final Closing, the Buyer shall deliver to the Sellers:

(i) an amount in cash (the “Final Closing Cash Payment”) equal to (A) the Final Closing Purchase Price, minus (B) the amount of the Estimated Final Closing Net Working Capital Deficit, if any, plus (C) the amount of the Estimated Final Closing Net Working Capital Surplus, if any, minus (D) the amount of the Estimated Final Closing Other Third-Party Brand Deficit, if any, plus (E) the amount of the Estimated Final Closing Other Third-Party Brand Surplus, if any, minus (F) the amount of the Estimated Final Closing DP Deficit, if any, plus (G) the amount of the Estimated Final Closing DP Surplus, if any, minus (H) the amount of the Estimated Final Closing

Residual Transferred Assets Deficit, if any, plus (I) the amount of the Estimated Final Closing Residual Transferred Assets Surplus, if any, minus (J) the amount of the Estimated Final Closing Other Assets and Liabilities Deficit, if any, plus (K) the amount of the Estimated Final Closing Other Assets and Liabilities Surplus, if any, minus (L) the Estimated Final Closing Retained Assets Amount, plus (M) the Estimated Final Closing Retained Liabilities Amount, by wire transfer in immediately available funds, to an account or accounts as directed by the Sellers, provided that the Sellers will designate such account or accounts no later than three (3) Business Days prior to the anticipated Final Closing Date;

(ii) the Final Closing Bill of Sale, Assignment and Assumption Agreement, duly executed by the Buyer;

(iii) with respect to each Leased Real Property included within the Final Closing Transferred Assets, an Assignment and Assumption of Lease, duly executed by the Buyer and, if necessary, the Buyer’s signature shall be witnessed and/or notarized; and

(iv) the other documents and certificates required to be delivered pursuant to Section 7.03(b).

Section 2.07. Adjustment of Purchase Price.

(a) Initial Closing.

(i) Not less than five (5) Business Days prior to the Initial Closing Date, the Sellers shall prepare, or cause to be prepared, and will deliver to the Buyer (1) an estimated closing statement with respect to the portion of the Business conducted in the Initial Closing Territory as of the Initial Closing Date (the “Estimated Initial Closing Statement”), signed by an authorized officer of the Sellers (on behalf and in the name of the Sellers), which sets forth solely with respect to the portion of the Business conducted in the Initial Closing Territory, (A) the Estimated Initial Closing Net Working Capital Amount, (B) (I) the Estimated Initial Closing Net Working Capital Surplus, if any, or (II) the Estimated Initial Closing Net Working Capital Deficit, if any, (C) the Estimated Initial Closing Other Third-Party Brand Amount, (D) (I) the Estimated Initial Closing Other Third-Party Brand Surplus, if any, or (II) the Estimated Initial Closing Other Third-Party Brand Deficit, if any, (E) the Estimated Initial Closing DP Amount, (F) (I) the Estimated Initial Closing DP Surplus, if any, or (II) the Estimated Initial Closing DP Deficit, if any, (G) the Estimated Initial Closing Residual Transferred Assets Amount, (H) (I) the Estimated Initial Closing Residual Transferred Assets Surplus, if any, or (II) the Estimated Initial Closing Residual Transferred Assets Deficit, if any, (I) the Estimated Initial Closing Other Assets and Liabilities Amount, (J) (I) the Estimated Initial Closing Other Assets and Liabilities Surplus, if any, or (II) the Estimated Initial Closing Other Assets and Liabilities Deficit, if any, (K) the Estimated Initial Closing Retained Assets Amount, (L) the Estimated Initial Closing Retained Liabilities Amount, and (2) the unaudited balance sheet with respect to the portion of the Business conducted in the Initial Closing Territory as of the Business

Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs determined consistent with the Agreed Financial Methodology (the “Estimated Initial Closing Date Unaudited Balance Sheet”). All estimates set forth in the Estimated Initial Closing Statement contemplated by clauses (C), (D), (E) and (F) of the preceding sentence will be based on, and be consistent with, (x) the unaudited statement of income of the Business for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing and (y) the Agreed Financial Methodology, and such estimates shall be as of the final day of such fiscal year. All other estimates set forth in the Estimated Initial Closing Statement will be consistent with the Agreed Financial Methodology and financial information for such fiscal year in a form substantially similar to the 2014 Additional Financial Information, and such estimates shall be based on the Sellers’ data included in the Estimated Initial Closing Date Unaudited Balance Sheet. Notwithstanding the foregoing, in the event that the data regarding the Subject Equipment that would otherwise be included in the Estimated Initial Closing Date Unaudited Balance Sheet is not available to be included therein, then the estimates contemplated by clauses (G) and (H) above, to the extent related to the Subject Equipment, shall be as of the Business Day which is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the Initial Closing Date. The Sellers hereby agree to conduct a physical inventory count on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs for the purpose of preparing the Estimated Initial Closing Statement. The Sellers shall provide the Buyer with reasonable advance notice of any such physical inventory count, and hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify.

(ii) The Sellers hereby agree to conduct a physical inventory count on the Initial Closing Date for the purpose of preparing the Initial Closing Preliminary Amounts Schedule. The Sellers hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify. No later than one hundred twenty (120) days following the Initial Closing Date, the Sellers will prepare, or cause to be prepared, and will deliver to the Buyer the Initial Closing Financial Information and the Initial Closing Preliminary Amounts Schedule. The Initial Closing Preliminary Amounts Schedule will be based on, and consistent with, the Initial Closing Financial Information. Upon reasonable prior written notice, the Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to prepare the Initial Closing Financial Information and the Initial Closing Preliminary Amounts Schedule; provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Buyer or any of its Affiliates and (y) the auditors and accountants of the Buyer or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iii) The Buyer shall have one hundred twenty (120) days following receipt of the Initial Closing Preliminary Amounts Schedule during which to notify the Sellers of any dispute of any item contained in the Initial Closing Preliminary Amounts Schedule, which notice shall set forth in reasonable detail the basis for such dispute (an “Initial Closing Notice of Dispute”); provided, that the Initial Closing Notice of Dispute may not contain any disputes with respect to the calculation of the portion of the Initial Closing Residual Transferred Assets Amount attributable to the failure of the Buyer to locate or determine the existence of any Subject Equipment, it being understood that all disputes with respect to such matters will be governed by Section 2.10. Upon reasonable prior written notice, the Sellers shall provide the Buyer and its Representatives with reasonable access, during normal business hours, to the Sellers’ Representatives and such books and records as may be reasonably requested by the Buyer and its Representatives in order to verify the information contained in the Initial Closing Financial Information and the Initial Closing Preliminary Amounts Schedule; provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Sellers or their Affiliates and (y) the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iv) If the Buyer does not provide the Sellers with an Initial Closing Notice of Dispute within such one hundred twenty (120) day period, the Initial Closing Preliminary Amounts Schedule prepared by the Sellers shall be deemed to be the Initial Closing Final Amounts Schedule and will be conclusive and binding upon all parties hereto.

(v) If the Buyer provides the Sellers with an Initial Closing Notice of Dispute within such one hundred twenty (120) day period, the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Initial Closing Final Amounts Schedule shall be prepared in accordance with the agreement of the Buyer and the Sellers. If the Buyer and the Sellers are unable to resolve any dispute regarding the Initial Closing Preliminary Amounts Schedule within thirty (30) days after the Sellers’ receipt of the Initial Closing Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved in accordance with Section 2.07(d).

(vi) The Initial Closing Cash Payment shall be adjusted following the Initial Closing in accordance with Section 2.07(e).

(b) Interim Closings.

(i) Not less than five (5) Business Days prior to each applicable Interim Closing Date, the Sellers shall prepare, or cause to be prepared, and will deliver to the Buyer (1) an estimated closing statement with respect to the portion of the Business conducted in the applicable Interim Closing Territory as of the applicable Interim Closing Date (an “Estimated Interim Closing Statement”), signed by an authorized officer of the Sellers (on behalf and in the name of the Sellers), which sets forth solely with respect to the portion of the Business conducted in the applicable Interim Closing Territory, (A) the applicable Estimated Interim Closing Net Working Capital Amount, (B) (I) the applicable Estimated Interim Closing Net Working Capital Surplus, if any, or (II) the applicable Estimated Interim Closing Net Working Capital Deficit, if any, (C) the applicable Estimated Interim Closing Other Third-Party Brand Amount, (D) (I) the applicable Estimated Interim Closing Other Third-Party Brand Surplus, if any, or (II) the applicable Estimated Interim Closing Other Third-Party Brand Deficit, if any, (E) the applicable Estimated Interim Closing DP Amount, (F) (I) the applicable Estimated Interim Closing DP Surplus, if any, or (II) the applicable Estimated Interim Closing DP Deficit, if any, (G) the applicable Estimated Interim Closing Residual Transferred Assets Amount, (H) (I) the applicable Estimated Interim Closing Residual Transferred Assets Surplus, if any, or (II) the applicable Estimated Interim Closing Residual Transferred Assets Deficit, if any, (I) the applicable Estimated Interim Closing Other Assets and Liabilities Amount, (J) (I) the applicable Estimated Interim Closing Other Assets and Liabilities Surplus, if any, or (II) the applicable Estimated Interim Closing Other Assets and Liabilities Deficit, if any, (K) the applicable Estimated Interim Closing Retained Assets Amount, (L) the applicable Estimated Interim Closing Retained Liabilities Amount, and (2) the unaudited balance sheet with respect to the portion of the Business conducted in the applicable Interim Closing Territory as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs determined consistent with the Agreed Financial Methodology (an “Estimated Interim Closing Date Unaudited Balance Sheet”). All estimates set forth in the applicable Estimated Interim Closing Statement contemplated by clauses (C), (D), (E) and (F) of the preceding sentence will be based on, and be consistent with, (x) the unaudited statement of income of the Business for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing and (y) the Agreed Financial Methodology, and such estimates shall be as of the final day of such fiscal year. All other estimates set forth in the applicable Estimated Interim Closing Statement will be consistent with the Agreed Financial Methodology and financial information for such fiscal year in a form substantially similar to the 2014 Additional Financial Information, and such estimates shall be based on the Sellers’ data included in the applicable Estimated Interim Closing Date Unaudited Balance Sheet. Notwithstanding the foregoing, in the event that the data regarding the Subject Equipment that would otherwise be included in the applicable Estimated Interim Closing Date Unaudited Balance Sheet is not available to be included therein, then the estimates contemplated by clauses (G) and (H) above, to the extent related to the Subject Equipment, shall be as of the Business Day which is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the applicable Interim Closing Date. The Sellers hereby agree to conduct a physical inventory count on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs for the purpose of preparing the applicable Estimated Interim Closing Statement. The Sellers shall provide the Buyer with reasonable advance notice of any such physical inventory count, and hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify.

(ii) The Sellers hereby agree to conduct a physical inventory count on each Interim Closing Date for the purpose of preparing the applicable Interim Closing Preliminary Amounts Schedule. The Sellers hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify. No later than one hundred twenty (120) days following the applicable Interim Closing Date, the Sellers will prepare, or cause to be prepared, and will deliver to the Buyer the applicable Interim Closing Financial Information and the applicable Interim Closing Preliminary Amounts Schedule. Each Interim Closing Preliminary Amounts Schedule will be based on, and consistent with, the applicable Interim Closing Financial Information. Upon reasonable prior written notice, the Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to prepare the applicable Interim Closing Financial Information and the applicable Interim Closing Preliminary Amounts Schedule; provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Buyer or any of its Affiliates and (y) the auditors and accountants of the Buyer or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iii) The Buyer shall have one hundred twenty (120) days following receipt of the applicable Interim Closing Preliminary Amounts Schedule during which to notify the Sellers of any dispute of any item contained in the applicable Interim Closing Preliminary Amounts Schedule, which notice shall set forth in reasonable detail the basis for such dispute (an “Interim Closing Notice of Dispute”); provided, that an Interim Closing Notice of Dispute may not contain any disputes with respect to the calculation of the portion of the applicable Interim Closing Residual Transferred Assets Amount attributable to the failure of the Buyer to locate or determine the existence of any Subject Equipment, it being understood that all disputes with respect to such matters will be governed by Section 2.10. Upon reasonable prior written notice, the Sellers shall provide the Buyer and its Representatives with reasonable access, during normal business hours, to the Sellers’ Representatives and such books and records as may be reasonably requested by the Buyer and its Representatives in order to verify the information contained in the applicable Interim Closing Financial Information and the applicable Interim Closing Preliminary Amounts Schedule;

provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Sellers or their Affiliates and (y) the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iv) If the Buyer does not provide the Sellers with an Interim Closing Notice of Dispute within such one hundred twenty (120) day period, the applicable Interim Closing Preliminary Amounts Schedule prepared by the Sellers shall be deemed to be the applicable Interim Closing Final Amounts Schedule and will be conclusive and binding upon all parties hereto.

(v) If the Buyer provides the Sellers with an Interim Closing Notice of Dispute within such one hundred twenty (120) day period, the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the applicable Interim Closing Final Amounts Schedule shall be prepared in accordance with the agreement of the Buyer and the Sellers. If the Buyer and the Sellers are unable to resolve any dispute regarding the applicable Interim Closing Preliminary Amounts Schedule within thirty (30) days after the Sellers’ receipt of the applicable Interim Closing Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved in accordance with Section 2.07(d).

(vi) The applicable Interim Closing Cash Payment shall be adjusted following the applicable Interim Closing in accordance with Section 2.07(e).

(c) Final Closing.

(i) Not less than five (5) Business Days prior to the Final Closing Date, the Sellers shall prepare, or cause to be prepared, and will deliver to the Buyer (1) an estimated closing statement with respect to the portion of the Business conducted in the Final Closing Territory as of the Final Closing Date (the “Estimated Final Closing Statement”), signed by an authorized officer of the Sellers (on behalf and in the name of the Sellers), which sets forth solely with respect to the portion of the Business conducted in the Final Closing Territory, (A) the Estimated Final Closing Net Working Capital Amount, (B) (I) the Estimated Final Closing Net Working Capital Surplus, if any, or (II) the Estimated Final Closing Net Working Capital Deficit, if any, (C) the Estimated Final Closing Other Third-Party Brand Amount, (D) (I) the Estimated Final Closing Other Third-Party Brand Surplus, if any, or (II) the Estimated Final Closing Other Third-Party Brand Deficit, if any, (E) the Estimated Final Closing DP Amount, (F) (I) the Estimated Final Closing DP Surplus, if any, or (II) the Estimated Final Closing DP Deficit, if any, (G) the Estimated Final Closing Residual Transferred Assets Amount, (H) (I) the Estimated Final Closing Residual Transferred Assets Surplus, if any, or (II) the Estimated Final Closing Residual Transferred Assets Deficit, if any, (I) the Estimated Final Closing Other Assets and Liabilities Amount, (J) (I) the Estimated Final Closing Other Assets and

Liabilities Surplus, if any, or (II) the Estimated Final Closing Other Assets and Liabilities Deficit, if any, (K) the Estimated Final Closing Retained Assets Amount, (L) the Estimated Final Closing Retained Liabilities Amount, and (2) the unaudited balance sheet with respect to the portion of the Business conducted in the Final Closing Territory as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs determined consistent with the Agreed Financial Methodology (the “Estimated Final Closing Date Unaudited Balance Sheet”). All estimates set forth in the Estimated Final Closing Statement contemplated by clauses (C), (D), (E) and (F) of the preceding sentence will be based on, and be consistent with, (x) the unaudited statement of income of the Business for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing and (y) the Agreed Financial Methodology, and such estimates shall be as of the final day of such fiscal year. All other estimates set forth in the Estimated Final Closing Statement will be consistent with the Agreed Financial Methodology and financial information for such fiscal year in a form substantially similar to the 2014 Additional Financial Information, and such estimates shall be based on the Sellers’ data included in the Estimated Final Closing Date Unaudited Balance Sheet. Notwithstanding the foregoing, in the event that the data regarding the Subject Equipment that would otherwise be included in the Estimated Final Closing Date Unaudited Balance Sheet is not available to be included therein, then the estimates contemplated by clauses (G) and (H) above, to the extent related to the Subject Equipment, shall be as of the Business Day which is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the Final Closing Date. The Sellers hereby agree to conduct a physical inventory count on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs for the purpose of preparing the Estimated Final Closing Statement. The Sellers shall provide the Buyer with reasonable advance notice of any such physical inventory count, and hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify.

(ii) The Sellers hereby agree to conduct a physical inventory count on the Final Closing Date for the purpose of preparing the Final Closing Preliminary Amounts Schedule. The Sellers hereby agree that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Sellers at such time and at such places as the Sellers specify. No later than one hundred twenty (120) days following the Final Closing Date, the Sellers will prepare, or cause to be prepared, and will deliver to the Buyer the Final Closing Financial Information and the Final Closing Preliminary Amounts Schedule. The Final Closing Preliminary Amounts Schedule will be based on, and consistent with, the Final Closing Financial Information. Upon reasonable prior written notice, the Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to prepare the Final Closing Financial Information and the Final Closing Preliminary Amounts Schedule; provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Buyer or any of its Affiliates and (y) the auditors and accountants of the Buyer or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iii) The Buyer shall have one hundred twenty (120) days following receipt of the Final Closing Preliminary Amounts Schedule during which to notify the Sellers of any dispute of any item contained in the Final Closing Preliminary Amounts Schedule, which notice shall set forth in reasonable detail the basis for such dispute (a “Final Closing Notice of Dispute”); provided, that the Final Closing Notice of Dispute may not contain any disputes with respect to the calculation of the portion of the Final Closing Residual Transferred Assets Amount attributable to the failure of the Buyer to locate or determine the existence of any Subject Equipment, it being understood that all disputes with respect to such matters will be governed by Section 2.10. Upon reasonable prior written notice, the Sellers shall provide the Buyer and its Representatives with reasonable access, during normal business hours, to the Sellers’ Representatives and such books and records as may be reasonably requested by the Buyer and its Representatives in order to verify the information contained in the Final Closing Financial Information and the Final Closing Preliminary Amounts Schedule; provided, however, that (x) such access shall not unreasonably interfere with any of the businesses or operations of the Sellers or their Affiliates and (y) the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(iv) If the Buyer does not provide the Sellers with a Final Closing Notice of Dispute within such one hundred twenty (120) day period, the Final Closing Preliminary Amounts Schedule prepared by the Sellers shall be deemed to be the Final Closing Final Amounts Schedule and will be conclusive and binding upon all parties hereto.

(v) If the Buyer provides the Sellers with a Final Closing Notice of Dispute within such one hundred twenty (120) day period, the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Closing Final Amounts Schedule shall be prepared in accordance with the agreement of the Buyer and the Sellers. If the Buyer and the Sellers are unable to resolve any dispute regarding the Final Closing Preliminary Amounts Schedule within thirty (30) days after the Sellers’ receipt of the Final Closing Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved in accordance with Section 2.07(d).

(vi) The Final Closing Cash Payment shall be adjusted following the Final Closing in accordance with Section 2.07(e).

(d) Arbitration. If the Buyer and the Sellers are unable to resolve any dispute regarding the Initial Closing Preliminary Amounts Schedule, any Interim Closing Preliminary Amounts Schedule or the Final Closing Preliminary Amounts Schedule, as the case may be, within thirty (30) days after the Sellers’ receipt of the applicable Notice of Dispute, or such longer period as the Buyer and the Sellers shall mutually agree in writing, such dispute shall be resolved by a mutually agreed upon accounting firm that, unless otherwise mutually agreed by the parties, is independent of the Buyer and each Seller (meaning a firm of certified public accountants that has not provided services to any of the parties hereto or their Affiliates during the immediately preceding five (5) years) (such accounting firm, the “Arbitrator”). Such resolution shall be final and binding on the parties hereto and the applicable Final Amounts Schedule shall be prepared in accordance with the resolution of the Arbitrator. The Buyer and the Sellers shall submit to the Arbitrator for review and resolution all matters (but only such matters) that are set forth in the applicable Notice of Dispute that remain in dispute in determining the Initial Closing Net Working Capital Amount, the Initial Closing Other Third-Party Brand Amount, the Initial Closing DP Amount, the Initial Closing Residual Transferred Assets Amount, the Initial Closing Other Assets and Liabilities Amount, the Initial Closing Retained Assets Amount, the Initial Closing Retained Liabilities Amount, any Interim Closing Net Working Capital Amount, any Interim Closing Other Third-Party Brand Amount, any Interim Closing DP Amount, any Interim Closing Residual Transferred Assets Amount, any Interim Closing Other Assets and Liabilities Amount, any Interim Closing Retained Assets Amount, any Interim Closing Retained Liabilities Amount, the Final Closing Net Working Capital Amount, the Final Closing Other Third-Party Brand Amount, the Final Closing DP Amount, the Final Closing Residual Transferred Assets Amount, the Final Closing Other Assets and Liabilities Amount, the Final Closing Retained Assets Amount, or the Final Closing Retained Liabilities Amount, as the case may be, and the Arbitrator shall, except in the case of manifest error, (A) not assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Sellers, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Sellers, on the other hand, and (B) make its determination based on written submissions by the Buyer and the Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Arbitrator shall use commercially reasonable efforts to complete its work within forty-five (45) days following its engagement. The fees, costs and expenses of the Arbitrator (i) shall be borne by the Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are resolved against the Buyer (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are resolved against the Sellers (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted.

(e) Adjustment Payments. Within five (5) Business Days following the determination of the applicable Final Amounts Schedule in accordance with this Section 2.07:

(i) to the extent that there is an Initial Closing Amounts Deficit, Interim Closing Amounts Deficit or Final Closing Amounts Deficit, the Sellers shall pay to the Buyer in cash an amount equal to such Initial Closing Amounts Deficit, Interim Closing Amounts Deficit or Final Closing Amounts Deficit, as applicable, by wire transfer of immediately available funds to an account designated by the Buyer. Upon such payment, the Sellers shall be fully released and discharged of any obligation with respect to such Initial Closing Amounts Deficit, Interim Closing Amounts Deficit or Final Closing Amounts Deficit, as the case may be;

(ii) to the extent that there is an Initial Closing Amounts Surplus, Interim Closing Amounts Surplus or Final Closing Amounts Surplus, the Buyer shall pay to the Sellers in cash an amount equal to such Initial Closing Amounts Surplus, Interim Closing Amounts Surplus or Final Closing Amounts Surplus, as applicable, by wire transfer of immediately available funds to an account designated by the Sellers. Upon such payment, the Buyer shall be fully released and discharged of any obligation with respect to such Initial Closing Amounts Surplus, Interim Closing Amounts Surplus or Final Closing Amounts Surplus, as the case may be; and

(iii) any payment made pursuant to this Section 2.07(e) shall include an additional amount of interest on the amount so remitted at a rate per annum equal to the Six-Month Treasury Rate, which additional amount of interest shall accrue from and after the first calendar day after the applicable Closing Date until the date of payment.

Section 2.08. Allocation of Certain Items. With respect to certain expenses incurred with respect to the Transferred Assets in the operation of the Business, the following allocations shall be made between the Buyer on the one hand and the Sellers on the other:

(a) Taxes. Except as otherwise provided by Section 6.01, real and ad valorem property Taxes shall be apportioned at the applicable Closing based upon the amounts set forth in the current Tax bills therefor and the number of days in the taxable period prior to (and including) the applicable Closing Date and in the taxable period following the applicable Closing Date, and if necessary such Taxes shall be further apportioned after the parties hereto receive the final Tax bills relating thereto.

(b) Utilities. Utilities, water and sewer charges shall be apportioned based upon the number of days occurring prior to (and including) the applicable Closing Date and following the applicable Closing Date during the billing period for each such charge.

(c) Other. Other similar obligations paid in the ordinary course of business, including rent and lease obligations, as well as obligations owed to Business Employees in respect of reimbursable automobile-related expenses, if applicable, shall be apportioned based upon the number of days occurring prior to (and including) the applicable Closing Date and following the applicable Closing Date during the billing period for each such charge.

Appropriate cash payments by the Buyer or the Sellers, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 2.08; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Final Amounts Schedules.

Section 2.09. Allocation of Purchase Price. Within forty-five (45) days after the final resolution of the applicable Missing Equipment Notice in accordance with Section 2.10(c), the Buyer shall deliver to the Sellers a schedule (the “Allocation Schedule”) allocating the portion of the Purchase Price paid at the applicable Closing (together with the applicable Assumed Liabilities and any other items treated as consideration for the applicable Transferred Assets for Tax purposes) among the applicable Transferred Assets; provided, however, that, in any event, the Buyer will deliver a draft of the allocation schedule with respect to the Initial Closing to the Sellers no later than July 31, 2016. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Such allocation shall be deemed final unless the Sellers shall have notified the Buyer in writing of any disagreement with the Allocation Schedule within thirty (30) days after submission thereof by the Buyer. In the event of such disagreement, the Buyer and the Sellers shall use reasonable efforts to reach agreement on a reasonable allocation. In the event that the Buyer and the Sellers do not reach an agreement, the Arbitrator shall make a determination as to each disputed item, which determination shall be final and binding upon the Buyer and the Sellers. The Buyer and the Sellers agree to file their respective Internal Revenue Service Forms 8594, and all federal, state, and local Tax Returns, in accordance with the Allocation Schedule as finally determined under this Section 2.09. The Buyer and the Sellers each agree to provide the other promptly with any other information required to complete the Allocation Schedule and their Forms 8594.

Section 2.10. Vending and Cold Drink Equipment.

(a) Set forth on Section 2.01(a)(iii) of the Disclosure Schedule is a list of the Subject Equipment that the Sellers have assigned a Net Book Value greater than $20 and that has been serviced within the previous twenty-four (24) months and/or has produced revenue within the previous twelve (12) months and the location thereof (as updated pursuant to this Section 2.10, the “Key Subject Equipment”), as well as a depreciation schedule and the acquisition cost for the Key Subject Equipment, the method for computing the agreed replacement value of each item of Key Subject Equipment (the “Agreed Replacement Value”) following the applicable Closing and a “weighted average” value for each category of Key Subject Equipment (the “Weighted Average Value”). Within one hundred twenty (120) days following each applicable Closing, the Sellers will, by written notice to the Buyer in accordance with the terms of this Agreement, amend or supplement Section 2.01(a)(iii) of the Disclosure Schedule (as amended or supplemented, each a “Closing Key Subject Equipment Schedule”) to update the list of the Key Subject Equipment existing as of the applicable Closing Date included in the Transferred Assets sold at such Closing and the corresponding acquisition cost and accumulated depreciation (each such update for the accumulated depreciation shall be made to the accumulated depreciation data set forth in the corresponding update of Section 2.01(a)(iii) of the Disclosure Schedule delivered pursuant to Section 5.08) for such Key Subject Equipment and Agreed Replacement Values, as calculated as of the applicable Closing Date, and Weighted Average Values thereof. For the avoidance of doubt, the method for computing Agreed Replacement Value contemplated by Section 2.01(a)(iii) of the Disclosure Schedule will be used for all subsequent calculations of Agreed Replacement Value under this Section 2.10, including those set forth on the Closing Key Subject Equipment Schedules.

(b) Each of the parties hereto hereby agrees that, although the physical location or existence of certain pieces of the Key Subject Equipment as reflected on a Closing Key Subject Equipment Schedule may not be determinable, the failure of the Buyer to locate or determine the existence of all such Key Subject Equipment will not provide the basis of or result in a reduction of or adjustment to the Purchase Price (except as otherwise provided in this Section 2.10) or otherwise provide the basis of or result in a claim for indemnification under Article IX. Within ten (10) Business Days following the six (6) month anniversary of the delivery by the Sellers to the Buyer of a Closing Key Subject Equipment Schedule, the Buyer shall deliver written notice to the Sellers (each, a “Missing Equipment Notice”) with the following information: (i) a list of each item of Key Subject Equipment included in the Transferred Assets at such Closing which the Buyer has failed to locate or the existence of which the Buyer has failed to determine (the “Missing Equipment”), (ii) the Weighted Average Value of each item of Missing Equipment, (iii) a list of each other item of Subject Equipment present at the location specified for an item of Missing Equipment on the applicable Closing Key Subject Equipment Schedule, which list shall specify the location (outlet name and address along with outlet number), make, model and asset identification number for each such other item of Subject Equipment, the date such item was observed and the name of the individual who made such observation, and (iv) a list of any Substitute Subject Equipment that the Buyer has located during such period following such Closing; provided, that the Buyer may only provide the Sellers with one (1) Missing Equipment Notice with respect to each Closing, which Missing Equipment Notice may be adjusted pursuant to Section 2.10(c). Each Missing Equipment Notice will also include a calculation (the “Threshold Calculation”) of whether the total Weighted Average Value of all Missing Equipment included in such Missing Equipment Notice exceeds five percent (5%) (the “Subject Equipment Threshold”) of the total Weighted Average Value of (I) all Key Subject Equipment listed on the applicable Closing Key Subject Equipment Schedule plus (II) any Substitute Subject Equipment. Notwithstanding anything to the contrary set forth in this Agreement, the provision of a Missing Equipment Notice pursuant to this Section 2.10 and the rights of the Buyer with respect thereto set forth in this Section 2.10 are the sole and exclusive remedy available to the Buyer with respect to Missing Equipment. In addition, between the date that a Closing Key Subject Equipment Schedule is delivered by the Sellers to the Buyer and the date that the corresponding Missing Equipment Notice is delivered by the Buyer to the Sellers, the Buyer shall provide to the Sellers monthly written updates regarding the status of any Missing Equipment by not later than twenty (20) Business Days after the end of each month. If and to the extent that the relocation within the applicable portion of the Territory of any Substitute Subject Equipment is necessary (as determined by the Buyer in its sole discretion), the Sellers will bear any out-of-pocket costs related to such relocation. Such Substitute Subject Equipment will be free and clear of all Liens, except for Permitted Liens.

(c) The Sellers shall have ninety (90) days following receipt of a Missing Equipment Notice during which to notify the Buyer of any dispute of any Missing Equipment contained on the Missing Equipment Notice (an “Equipment Dispute Notice”). If the Sellers do not provide the Buyer with an Equipment Dispute Notice within such ninety (90) day period, the Missing Equipment Notice prepared by the Buyer shall be deemed to be final and will be conclusive and binding upon the parties hereto. If the Sellers do provide the Buyer with an Equipment Dispute Notice within such ninety (90) day period, then the Buyer and the Sellers shall cooperate in good faith to resolve any such dispute as promptly as possible. If the total Weighted Average Value of all of the Missing Equipment set forth on a Missing Equipment

Notice and described in the applicable Threshold Calculation exceeds the Subject Equipment Threshold (or if the resolution of the applicable Equipment Dispute Notice is that it exceeds the Subject Equipment Threshold), the Sellers shall pay the Buyer the dollar value (based on the Agreed Replacement Value as of the applicable Closing Date) of all of the Missing Equipment (and not just the Missing Equipment in excess of the Subject Equipment Threshold) set forth on the applicable Missing Equipment Notice. If the total Weighted Average Value of all of the Missing Equipment set forth on the applicable Missing Equipment Notice and described in the applicable Threshold Calculation does not exceed the Subject Equipment Threshold (or if the resolution of the applicable Equipment Dispute Notice is that it does not exceed the Subject Equipment Threshold), the Sellers shall not be required to make any payments under this Section 2.10.

(d) Notwithstanding anything set forth in this Section 2.10, if the parties have determined that the Sellers are required to pay the Buyer with respect to Missing Equipment in accordance with this Section 2.10, the parties agree that the Sellers shall, prior to paying any amounts under this Section 2.10, first attempt to substitute for pieces of the Missing Equipment comparable pieces of cold drink and vending equipment from the Sellers’ inventory (i) with a comparable Agreed Replacement Value and in the same equipment category as the Missing Equipment, and (ii) in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted. If the Sellers are able to make any such substitution, they will transfer such substitute piece of equipment to the Buyer free and clear of all Liens, except for Permitted Liens, and relocate such equipment to a location in the Territory designated by the Buyer at the sole cost and expense of the Sellers. If the Sellers substitute comparable pieces of cold drink and vending equipment from the Sellers’ inventory for pieces of Missing Equipment as described in this Section 2.10(d), then the amount that the Sellers are to pay to the Buyer under Section 2.10(c) will be reduced by the Agreed Replacement Value of such Missing Equipment that is so substituted.

(e) The Buyer shall provide the Sellers and their respective Representatives with reasonable access, during normal business hours, to the Buyer’s Representatives and such books and records as may be reasonably requested by the Sellers and their respective Representatives in order to verify the information contained in the Missing Equipment Notice; provided, however, that such access shall not unreasonably interfere with the business or operations of the Buyer. The Buyer shall also provide the Sellers and their respective Representatives with access to the Buyer’s sales and service records for purposes of determining whether the Buyer or any of its Affiliates has sold to or serviced any Subject Equipment. The Buyer hereby covenants and agrees that it shall maintain and track the BASIS outlet number along with maintaining and tracking the same service control numbers and CCR asset tracking number for each item of Subject Equipment as those utilized by the Sellers prior to the applicable Closing.

(f) If, prior to the expiration or termination of this Agreement, any Interim Closing or the Final Closing has not occurred, then this Section 2.10 shall be applied with respect to the Key Subject Equipment included in the Transferred Assets at the Closings that have occurred.

Section 2.11. Withholding. Neither the Sellers nor the Buyer shall deduct or withhold any amounts payable to the other hereunder without consulting with the other party prior to deducting or withholding any such amounts and each shall use reasonable best efforts to cooperate with the other party in minimizing or eliminating such amounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as provided in the Disclosure Schedule delivered by the Sellers to the Buyer on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Disclosure Schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Sellers jointly and severally represent and warrant to the Buyer as follows:

Section 3.01. Incorporation, Qualification and Authority of the Sellers. Each of the Sellers is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Companion Agreements. Each of the Sellers has the corporate or other applicable power and authority to operate its business with respect to the Transferred Assets as now conducted and is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Transferred Assets, except for jurisdictions where the failure to be so qualified or in good standing has not or would not reasonably be expected to adversely affect either the Business in any material respect or such Seller’s ability to consummate the transactions contemplated by this Agreement. The execution and delivery by the Sellers of this Agreement and the Companion Agreements and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate or other applicable action on the part of the Sellers. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Buyer and/or any Affiliate of the Buyer executing any such Companion Agreement, if applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Sellers (as applicable), enforceable against the Sellers (as applicable) in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the Buyer or its Affiliates, the execution, delivery and performance by the Sellers (as applicable) of this Agreement and the Companion Agreements and the consummation by the Sellers (as applicable) of the transactions contemplated by this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the Sellers, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or the Transferred Assets or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Transferred Assets pursuant to, any Material Contract, other than, with respect to the foregoing clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material cost or result in a material disruption to the Business.

Section 3.03. Consents and Approvals. The execution and delivery by the Sellers (as applicable) of this Agreement and the Companion Agreements do not, and the performance by the Sellers (as applicable) of, and the consummation by the Sellers (as applicable) of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not (i) prevent or delay the consummation by the Sellers (as applicable) of the transactions contemplated by, or the performance by the Sellers (as applicable) of any of their material obligations under, this Agreement and the Companion Agreements or (ii) result in any material cost to the Business, (b) for customary recording of deeds, assignments of leases or similar real property instruments in the applicable public real estate records at or promptly following the applicable Closing, (c) as may be necessary as a result of any facts or circumstances specifically relating to the Buyer or its Affiliates, or (d) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act, if applicable.

Section 3.04. Absence of Certain Changes or Events. Except as contemplated by this Agreement, from December 31, 2014 to the date of this Agreement, (a) the Sellers have conducted the Business in the ordinary course of business consistent with past practices, (b) none of the Sellers have taken any action which, if taken after the date of this Agreement, would require the consent of the Buyer pursuant to Section 5.01, and (c) there has not occurred any state of facts, event, change, condition, effect, circumstance or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect or that would materially impair or materially delay the ability of the Sellers to consummate the transactions contemplated by, or to perform their obligations under, this Agreement or the Companion Agreements.

Section 3.05. Absence of Litigation. There are no material Actions pending or, to the Knowledge of the Sellers, threatened against any of the Sellers relating to the Transferred Assets or the Business or that seek to, or would reasonably be expected to, materially impair or delay the ability of a Seller to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements. During the past three (3) years, there has been no material Action instituted or threatened in writing against any of the Sellers relating primarily to the Transferred Assets or the Business.

Section 3.06. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered solely in Section 3.11), the Business is, and since December 31, 2011 has been, conducted in compliance with all applicable Laws in all material respects, and no Seller has been charged with, and no Seller has received any written notice that it is under investigation with respect to, and, to the Knowledge of the Sellers, no Seller is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Authority with respect to the Business, the Transferred Assets or the Assumed Liabilities.

Section 3.07. Governmental Licenses and Permits.

(a) Excluding Environmental Permits (which are covered solely in Section 3.11), and except as has not had and would not reasonably be expected to result in material liability to the Business, the Sellers hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are required for the operation of the Transferred Assets or the Business as conducted by the Sellers (collectively, “Material Permits”).

(b) Excluding Environmental Permits (which are covered solely in Section 3.11), none of the Sellers is in default under or violation of any of the Material Permits in any material respect or has Knowledge of any facts, conditions or circumstances that would reasonably be expected to result in the suspension or revocation of, or prevent the renewal of, any such Material Permits.

Section 3.08. Assets.

(a) The Transferred Assets are owned by the Sellers and their Affiliates free and clear of all Liens, except for Permitted Liens. The Sellers or their Affiliates have good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets.

(b) Except for the services provided under the Companion Agreements and general centralized administrative and corporate functions, as of the date hereof the Transferred Assets collectively constitute, and as of the date immediately prior to the applicable Closing Date the applicable Transferred Assets (as may be adjusted pursuant to Section 5.08) collectively will constitute, all of the assets, properties, rights and interests necessary to operate the Business (or applicable portion thereof) in the manner operated by the Sellers from December 31, 2013 through the date of this Agreement and as of immediately prior to the applicable Closing Date, respectively.

(c) All items of Tangible Personal Property and buildings, plants, improvements and other assets included in the Transferred Assets (i) are in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted, (ii) are usable in the ordinary course of business consistent with past practice and (iii) conform in all material respects to all Laws applicable thereto. Except for the Subject Equipment and equipment or property held by the Sellers’ customers, repair and service providers or others in the ordinary course of business consistent with past practices, all of the Tangible Personal Property included in the Transferred Assets is in the possession of the Sellers or their Affiliates.

(d) (i) No individual identified in the definition of “Knowledge of the Sellers” has received written notice that any Third Party Intellectual Property, or the use of such Third Party Intellectual Property in the Business, infringes, violates or misappropriates the Intellectual Property of any other Person; and (ii) to the Knowledge of the Sellers, excluding the Third Party Intellectual Property, the other Transferred Assets do not, and their use in the Business does not, otherwise infringe, violate or misappropriate the Intellectual Property of any other Person.

Section 3.09. Inventory. The inventory of the Business, as will be reflected on the Final Amounts Schedules, (a) is of a quality and quantity presently usable and saleable in the ordinary course of business consistent with past practice and (b) is valued on the books and records of the Sellers at the lower of Cost or market on an average cost or first in, first out basis.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property. A Seller or an Affiliate of the Sellers has good and transferable title to all of the Owned Real Property free and clear of all Liens, except for Permitted Liens or Liens created by or through the Buyer or any of its Affiliates. There are no leases, licenses, or other occupancy agreements affecting the Owned Real Property, nor are there any tenants or occupants of the Owned Real Property with any rights thereto.

(b) Section 3.10(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and a list of all leases and occupancy agreements with respect to the Leased Real Property, together with a notation as to which parcels constitute “Critical Leased Property”. The Sellers have delivered to the Buyer a true, correct and complete copy of each such lease and occupancy agreement, together with all amendments thereto. A Seller or an Affiliate of the Sellers has a valid leasehold, usufruct or similar interest in the Leased Real Property, free and clear of all Liens except for Permitted Liens or Liens created by or through the Buyer or any of its Affiliates.

(c) To the Knowledge of the Sellers, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Owned Real Property or the Leased Real Property (collectively, the “Real Property”) or the improvements thereon.

(d) The Sellers have not received written notice of the actual or pending imposition of any assessment against the Real Property for public improvements.

(e) The Sellers have not received written notice from any Person within the past three (3) years of any default or breach under any covenant, condition, restriction, right of way, easement or license affecting the Real Property, or any portion thereof, that remains uncured, except where any failure to cure would not result in a material cost or disruption to the Business. Any easements and rights-of-way that serve the Real Property are valid and enforceable, in full force and effect and are not subject to any prior Liens (other than Permitted Liens) that could result in a forfeiture thereof, except where such invalidity, unenforceability, ineffectiveness or forfeiture would not result in a material cost or disruption to the Business.

(f) All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Owned Real Property have been obtained and complied with, except where the failure to so obtain or comply would not result in any material cost to the Business.

(g) The Sellers have not received written notice of any special assessments to be levied against the Real Property for which the Buyer would be responsible.

Section 3.11. Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule:

(a) The Sellers are, and have been for the past three (3) years, operating the Business and the Transferred Assets in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. No Seller has received any written notice during the past three (3) years from any Governmental Authority alleging that such Seller is not in compliance in any material respect with any Environmental Law or Environmental Permit in connection with its operation of the Business or the Transferred Assets.

(b) There are no pending or, to the Knowledge of the Sellers, threatened Actions against any of the Sellers alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances associated with the Business or the Transferred Assets. During the past three (3) years, there have been no Actions instituted or, to the Knowledge of the Sellers, threatened in writing against any of the Sellers alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances associated with the Business or the Transferred Assets.

(c) The Sellers hold all material Environmental Permits that are required for the operation of the Transferred Assets or the Business. None of the Sellers is in default under or violation of any of the Environmental Permits in any material respect or has Knowledge of any facts, conditions or circumstances that would reasonably be expected to result in the suspension of, or prevent the renewal of, any such Environmental Permits.

(d) No Seller, nor to the Knowledge of the Sellers, any other Person, has caused any Release of a Hazardous Substance at any of the Real Property in excess of a reportable quantity or which requires remediation, which Release remains unresolved.

(e) None of the Real Property is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a Release or threatened Release of a Hazardous Substance.

(f) To the Knowledge of the Sellers, none of the Real Property contains, and no Seller, nor, to the Knowledge of the Sellers, any other Person, has operated any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments or disposal areas at any of the Real Property. To the Knowledge of the Sellers, none of the Real Property contains any (x) asbestos-containing material in any friable and damaged form or condition or (y) materials or equipment containing polychlorinated biphenyls.

(g) Notwithstanding anything in this Agreement to the contrary, the only representations and warranties in this Agreement concerning environmental and human health and safety matters are set forth in this Section 3.11.

Section 3.12. Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of the following written contracts and the material terms and conditions of the following oral contracts which relate, in each case, primarily to, or were primarily entered into in connection with, the Business, to which any Seller is a party, and which are Assumed Contracts (the “Material Contracts”) (other than the insurance policies set forth on Section 3.15 of the Disclosure Schedule and the Employee Plans):

(i) all contracts (excluding work orders, purchase orders and credit applications submitted in the ordinary course of business) that individually involve annual payments to or from a Seller in excess of $25,000;

(ii) all contracts for the employment of any Business Employee or with respect to the equity compensation of any Business Employee, in each case, that is not terminable at-will;

(iii) all Collective Agreements;

(iv) all contracts imposing a Lien (other than a Permitted Lien) on any Transferred Asset;

(v) (A) all leases relating to the Leased Real Property and all other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $125,000 individually by a Seller, and any material oral leases to which any of the Sellers is a party (if any) relating to the Leased Real Property, and (B) all leases relating to rolling stock or material handling equipment (including forklifts);

(vi) all contracts that limit or restrict the Business from engaging in any business or activity in any jurisdiction;

(vii) all contracts that contain exclusivity obligations or restrictions binding on the Business such that the Business is prohibited from engaging in any business or activity whether alone or with third parties, whether before or after the applicable Closing, other than (A) any contracts or agreements with respect to Incubation Beverages (as defined in the Comprehensive Beverage Agreement) with any Seller or any of the Sellers’ Affiliates as long as such exclusivity obligations or restrictions are limited to the applicable Territory or (B) any contracts or agreements with respect to third-party licensed beverage brands that will terminate prior to the applicable Closing without survival of any such exclusivity obligation or restriction;

(viii) all contracts for capital expenditures or the acquisition or construction of fixed assets, in each case, in excess of $25,000, whether individually or in the aggregate;

(ix) all contracts granting to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Transferred Asset;

(x) all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the applicable Closing or in connection with the transactions contemplated hereby;

(xi) all joint venture or partnership contracts, cooperative agreements and all other contracts providing for the sharing of any profits;

(xii) all contracts by which a Seller licenses the Transferred Licensed Intellectual Property, other than contracts for commercially available, off-the-shelf computer software with a replacement cost or aggregate annual license and maintenance fee of less than $20,000;

(xiii) all contracts that contain any “most favored nation” (or equivalent) provision in favor of any Customer;

(xiv) all contracts with a Governmental Authority other than contracts with educational institutions administered by a Governmental Authority, including all Tax incentive agreements or similar agreements with respect to the Business with any Governmental Authority;

(xv) all contracts not made in the ordinary course of business that individually involve annual payments to or from a Seller in excess of $25,000;

(xvi) all contracts that relate to the acquisition or disposition of any business or any material amount of stock, assets or real property;

(xvii) all contracts granting a Seller rights to distribute, promote, market or sell any beverage or beverage product in the Territory, other than contracts regarding distribution, promotion, marketing and sale of the beverages and beverage products described on Section 7.01(a)(iv) of the Disclosure Schedule, Section 7.02(a)(ii) of the Disclosure Schedule or Section 7.03(a)(ii) of the Disclosure Schedule or any contract with any Seller or any of its Affiliates;

(xviii) to the Knowledge of the Sellers, all written contracts with any Seller or any Affiliate of a Seller granting a Seller rights to distribute, promote, market or sell any beverage or beverage product in the Territory, but only to the extent that such contracts will not be superseded by the Comprehensive Beverage Agreement; and

(xix) all other contracts and leases involving annual payments to or from a Seller in excess of $25,000 that are material to the Transferred Assets or to the operation of the Business.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a true, correct and complete (i) list as of the date hereof of all Shared Contracts and (ii) list or general description as of the date hereof of any other goods or services that the Business receives or provides pursuant to any national or worldwide contract or agreement that relates to both the Business and the businesses retained by the Sellers and/or their Affiliates that will not be available to the Buyer after the applicable Closing on substantially the same terms as available to the Business prior to the applicable Closing.

(c) Each Material Contract, Shared Contract and Specified Non-Transferring Contract is a legal, valid and binding obligation of a Seller and, to the Knowledge of the Sellers, of each other party to such Material Contract, Shared Contract or Specified Non-Transferring Contract, as applicable, and each is enforceable against a Seller and, to the Knowledge of the Sellers, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). None of the Sellers nor, to the Knowledge of the Sellers, any other party to a Material Contract, Shared Contract or Specified Non-Transferring Contract is in material default or material breach or has failed, or as of the applicable Closing will have failed, as applicable, to perform any material obligation under a Material Contract, Shared Contract or Specified Non-Transferring Contract, as applicable, and, to the Knowledge of the Sellers, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of the Sellers has received any written notice of a proposed termination, cancellation or non-renewal with respect to any Material Contract, Shared Contract or Specified Non-Transferring Contract. It is understood that certain of the Material Contracts, Shared Contracts or Specified Non-Transferring Contracts may expire by their terms between the date of this Agreement and the applicable Closing Date, and no such expiration will be considered a breach of any of the representations set forth in this Section 3.12(c). Each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby has been identified on Section 3.12(a) of the Disclosure Schedule with an asterisk.

(d) As of the applicable Closing, each Pre-Closing Material Contract will be a legal, valid and binding obligation of a Seller and, to the Knowledge of the Sellers, of each other party to such Pre-Closing Material Contract, and, as of the applicable Closing, each will be enforceable against a Seller and, to the Knowledge of the Sellers, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). As of the applicable Closing, none of the Sellers nor, to the Knowledge of the Sellers, any other party to a Pre-Closing Material Contract will be in material default or material breach or will have failed to perform any material obligation under a Pre-Closing Material Contract and, to the Knowledge of the Sellers, as of the applicable Closing, there will not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). As of the applicable Closing, none of the Sellers will have received any written notice of a proposed termination, cancellation or non-renewal with respect to any Pre-Closing Material Contract.

(e) The Sellers have provided the Buyer with true, correct and complete copies of all Material Contracts and all portions of any Shared Contracts and Specified Non-Transferring Contracts that relate to the Business (together with such other portions thereof as are necessary to comprehend the terms thereof that apply to the Business) and all written modifications, amendments and supplements thereto and written waivers thereof, in each case, as of the date hereof. To the extent that, between the date hereof and the applicable Closing, the Sellers locate any contracts which would have been required to be disclosed in response to Section 3.12(a)(xviii) if the Sellers had Knowledge of such contracts on the date hereof, then the Sellers will promptly provide true, correct and complete copies of any such contracts to the Buyer.

Section 3.13. Employment Matters.

(a) The Sellers have provided to the Buyer a complete and accurate list of the following information as of the date of this Agreement for each Business Employee: employer; job title; location; date of hiring; date of commencement of employment; and current compensation paid or payable. At least sixty (60) days prior to the applicable Closing, the Sellers will provide to the Buyer the following information as of immediately prior to such Closing (to the extent that such information can be generated at least sixty (60) days prior to such Closing and as early prior to such Closing as reasonably practicable to the extent such information cannot be generated at least sixty (60) days prior to such Closing) for each Business Employee whose services relate primarily to the portion of the Business being transferred at such Closing: service credit for purposes of vesting and eligibility to participate under any Employee Plan (including any vacation or other paid time off policy of the Sellers). The parties agree and acknowledge that, due to the timing of the deliveries contemplated by the preceding sentence, and as a result of ordinary course personnel turnover, certain individuals who are identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may not be Business Employees at the applicable Closing, and certain individuals who are not identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may be Business Employees at the applicable Closing, and in no event will any resulting inaccuracies in any information delivered pursuant to this Section 3.13(a) be considered a breach of any provision of this Agreement. Further, within ten (10) Business Days following the applicable Closing, the Sellers will provide to the Buyer, for each Business Employee whose services relate primarily to the portion of the Business being transferred at such Closing, data relating to the amount of sick and vacation leave that is accrued but unused as of such Closing.

(b) Except as set forth on Section 3.13(b) of the Disclosure Schedule, (i) none of the Business Employees is, or during the past two (2) years has been, represented by a union, labor organization or group (collectively, a “Union”) that was either voluntarily recognized or certified by any labor relations board; (ii) none of the Business Employees is, or during the past two (2) years has been, a signatory to or bound by a Collective Agreement with any Union; (iii) to the Knowledge of the Sellers, there are no currently filed petitions for representation with respect to the formation of a collective bargaining unit involving any of the Business Employees and no such petitions for representation have been filed or, to the Knowledge of the Sellers, threatened in the past two (2) years; (iv) there is no unfair labor practice or labor arbitration proceeding brought by or on behalf of any of the Business Employees pending or, to the Knowledge of the Sellers, threatened against the Sellers and no such proceeding has been initiated or, to the Knowledge of the Sellers, threatened in the past two (2) years; and (v) no labor dispute, walk out, strike, slowdown, hand billing, picketing, or work stoppage involving the Business Employees has occurred, is in progress or, to the Knowledge of the Sellers, has been threatened in the past two (2) years.

Section 3.14. Employee Benefits Matters.

(a) Except as required by applicable Laws, the terms of an Employee Plan or the terms of the Employee Matters Agreement, there exists no obligation to make or provide any acceleration, vesting, increase in benefits, severance or termination payment to any Business Employee as a result of the transactions contemplated by this Agreement.

(b) Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by any Seller for the Business Employees, other than plans established pursuant to statute, is listed on Section 3.14(b) of the Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, the Sellers have provided the Buyer with (i) where the Employee Plan has not been reduced to writing, a summary of all material terms of such plan and (ii) where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(c) No asset of any Seller is subject to any Lien under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate for which the Buyer could be liable as a result of the transactions contemplated by this Agreement.

(d) Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter issued by the U.S. Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to the Knowledge of the Sellers, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(e) The Sellers have complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

Section 3.15. Insurance. Section 3.15 of the Disclosure Schedule sets forth a list of all material policies of insurance (currently carried or held within the last three (3) years) owned or held by the Sellers primarily for the benefit of the Business or the Transferred Assets. The Sellers maintain insurance with reputable insurers for the Business and the Transferred Assets consistent with past practices and in types and amounts that are reasonable. No notice of cancellation or termination or disallowance of any claim thereunder has been received with respect to any such policy as of the date hereof, all insurance policies and bonds with respect to the Business and the Transferred Assets are in full force and effect and will remain in full force and effect up to and including the time of the applicable Closing (other than those that have been retired or expired in the ordinary course of business consistent with past practice) and all premiums thereon have been timely paid.

Section 3.16. Product Recalls.

(a) During the past three (3) years, there has not been, nor is there currently ongoing by any Seller or any Affiliate of a Seller, or to the Knowledge of the Sellers, any Governmental Authority, any recall or post-sale warning in respect of any product of the Business in the Territory, except for recalls that have been reported to the U.S. Food and Drug Administration (the “US FDA”) and have been completed in accordance with the US FDA’s requirements. During the past three (3) years, none of the Sellers or their Affiliates has received written notice of any material Action involving any product designed, manufactured, distributed or sold by or on behalf of the Business in the Territory resulting from an alleged defect in design or manufacture, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any Laws, other than immaterial notices or claims that have been settled or resolved by the Sellers prior to the date of this Agreement.

(b) None of the products designed, manufactured, distributed or sold by or on behalf of the Business have been adulterated or misbranded by the Sellers or their Affiliates within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), or the rules or regulations issued thereunder or any comparable state law, rule or regulation in a manner that had a Material Adverse Effect or are articles that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FDC Act. No Seller or Affiliate of any Seller has, at any time during the past three (3) years, (i) received any written notice from the US FDA or from comparable state governmental or regulatory body of any material violation of the FDC Act or of comparable state laws, rules or regulations regarding any products sold by the Business within the Territory, (ii) been the subject of any governmental or regulatory enforcement action or, to the Knowledge of the Sellers, investigation action under the FDC Act, the rules and regulations thereunder or comparable state laws, rules or regulations with respect to any products sold within the Territory or (iii) undertaken any recall of products of the Business within the Territory that may have been adulterated, misbranded or otherwise made in violation of the FDC Act or the rules and regulations thereunder or comparable state laws, rules or regulations, except for recalls that have been reported to the US FDA and have been completed in accordance with US FDA’s requirements.

Section 3.17. Transactions with Affiliates. (a) No officer or director of any Seller, nor (b) any Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such persons in the aggregate), nor (c) any Affiliate of any of the foregoing or any current or former Affiliate of any Seller has any interest in any contract, arrangement or understanding with, or relating to, the Business, the Transferred Assets or the Assumed Liabilities.

Section 3.18. Undisclosed Payments. No Seller nor the officers or directors of any Seller, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of the Business in connection with or in any way relating to or affecting the Transferred Assets or the Business.

Section 3.19. Customer and Supplier Relations. Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and the Suppliers, and the amount of sales to or purchases from each such Customer or Supplier, as applicable, during the twelve (12) month period ended on the date hereof. Except as set forth on Section 3.19 of the Disclosure Schedule, no Customer nor any Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Sellers, made any written threat to cancel or otherwise terminate any of its contracts with the Business or to materially decrease its usage or supply of the Business’ services or products. Except as set forth on Section 3.19 of the Disclosure Schedule, the Sellers have no Knowledge to the effect that any Customer or any Supplier may terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated hereby or otherwise.

Section 3.20. Financial Information.

(a) The data set forth on Section 3.20(a) of the Disclosure Schedule consists of components of (i) the unaudited balance sheet of the Business as of December 31, 2014 and (ii) the unaudited statement of income for the Business for the year then ended (collectively, the “2014 Data”). The 2014 Data: (A) was prepared from the books and records of the Sellers and their Affiliates, which books and records are complete in all material respects based on then available data and to the extent consistent with the operating models and methodologies discussed with and reviewed by the Buyer; (B) was derived from components of the audited, consolidated financial statements of TCCC for the same period (which reflect the consolidation of the subsidiaries of TCCC, including the Sellers), which were prepared in accordance with United States generally accepted accounting principles, consistently applied; (C) reflects reasonable assumptions and allocations of the Sellers’ and their Affiliates’ respective businesses in North America made by the Sellers in good faith after discussion with, and review by, the Buyer; and (D) to the Knowledge of the Sellers, accurately reflects in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that are reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the costs and activities incurred or necessary to operate the Business in a manner consistent with the Sellers’ established policies, procedures and practices, and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that are reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the financial condition and results of the operations of the Business.

(b) Section 3.20(b) of the Disclosure Schedule describes certain financial and other information used by the Sellers to derive the 2014 Data (the “2014 Additional Financial Information”). The 2014 Additional Financial Information is unaudited, has been prepared from the books and records of the Sellers’ and their Affiliates’ respective businesses in North America and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein (including the allocations of manufacturing variances), the results of the operations of the Business from a gross profit perspective.

(c) Section 5.02(d)(i) contemplates the delivery of the Interim Annual Data. The Interim Annual Data: (i) will be prepared from the books and records of the Sellers and their Affiliates, which books and records will be complete in all material respects based on then available data and to the extent consistent with operating models and methodologies discussed with and reviewed by the Buyer; (ii) will be derived from components of the audited, consolidated financial statements of TCCC for the same period (which will reflect the consolidation of the subsidiaries of TCCC, including the Sellers), which will have been prepared in accordance with United States generally accepted accounting principles, consistently applied; (iii) will be prepared consistent with the Agreed Financial Methodology; and (iv) to the Knowledge of the Sellers, will accurately reflect in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that will be reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the costs and activities incurred or necessary to operate the Business in a manner consistent with the Sellers’ established policies, procedures and practices, and will fairly and accurately present, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein, the adjustments contemplated by the Agreed Financial Methodology and any adjustments or modifications that will be reflected in the “effects schedule” described in Section A of the Disclosure Schedule, the financial condition and results of the operations of the Business.

(d) Section 5.02(d)(i) contemplates the delivery of the Interim Additional Financial Information. The Interim Additional Financial Information will be unaudited, will be prepared from the books and records of the Sellers’ and their Affiliates’ respective businesses in North America and will fairly and accurately present, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein (including the allocations of manufacturing variances), the results of the operations of the Business from a gross profit perspective.

(e) Section 5.02(d)(iii) contemplates the delivery of the Interim Quarterly Data. The Interim Quarterly Data: (i) will have been prepared from the books and records of the Sellers, which books and records will be complete in all material respects based on then available financial and operational data and to the extent consistent with operating models and methodologies discussed with and reviewed by the Buyer; and (ii) will have been prepared consistent with the Agreed Financial Methodology.

(f) To the Knowledge of the Sellers, the 2014 Data accurately reflects, and the Interim Annual Data will accurately reflect, in each case, in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein and subject to the reasonable assumptions and allocations of the Sellers’ and their Affiliates’ respective businesses in North America made by the Sellers in good faith after discussion with, and review by, the Buyer, the liabilities of the Business that are of the kind or type that would customarily be reflected or reserved against in a business entity’s balance sheet.

(g) The Sellers make no representation or warranty that the 2014 Data, the Interim Annual Data, the 2014 Additional Financial Information, the Interim Additional Financial Information or the Interim Quarterly Data have been prepared in conformity with accounting principles and practices generally accepted in the United States of America, as amended from time to time, or any other generally accepted accounting principles.

Section 3.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or their Affiliates in connection with the sale of the Transferred Assets based upon arrangements made by or on behalf of the Sellers or their Affiliates.

Section 3.22. Tax Matters. During the past three (3) years, the Sellers have timely filed, or caused to be filed, all material Tax Returns required to be filed solely with respect to the Business or the Transferred Assets. All such Tax Returns are true, correct and complete in all material respects. The Sellers have timely paid or caused to be paid all material Taxes due in connection with such Tax Returns or which are otherwise payable by the Sellers with respect to the Business or the Transferred Assets. During the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to the Business or the Transferred Assets that a material Tax is due in such jurisdiction. No material federal, state, local or foreign Tax audits or other proceedings (whether administrative or judicial) are presently in progress or pending, or to Knowledge of the Sellers, threatened, with respect to any Taxes on the Business or the Transferred Assets, or Tax Returns of the Sellers with respect to the Business or the Transferred Assets. During the past three (3) years, all Taxes that the Sellers were required by Law to withhold or collect with respect to the Business or the Transferred Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable, excluding, for the avoidance of doubt, any Taxes related to the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as provided in the disclosure schedule delivered by the Buyer to the Sellers on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Buyer represents and warrants to the Sellers as follows:

Section 4.01. Incorporation and Authority of the Buyer. The Buyer is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or other applicable power to enter into this Agreement and the Companion Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Companion Agreements. The execution and delivery of this Agreement and the Companion Agreements by the Buyer, the consummation by the Buyer of the transactions contemplated by, and the performance by the Buyer of its obligations under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate or other applicable action on the part of the Buyer. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Sellers and/or any Affiliate of the Sellers executing any such Companion Agreement, if applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Buyer. The Buyer has the corporate or other appropriate power and authority to operate its business as now conducted. The Buyer is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Sellers, the execution, delivery and performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.04. Consents and Approvals. The execution and delivery by the Buyer of this Agreement and the Companion Agreements do not, and the performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Buyer from consummating the transactions contemplated by or from performing any of its material obligations under this Agreement and the Companion Agreements, (b) customary recording of deeds, assignments of leases or similar real property instruments in the applicable public real estate records at or promptly following the applicable Closing, (c) as may be necessary as a result of any facts or circumstances specifically relating to the Sellers, or (d) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act, if applicable.

Section 4.05. Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against or by the Buyer that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements.

Section 4.06. Financial Ability. The Buyer will have at each Closing the financial ability to consummate the transactions contemplated by this Agreement, and it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Base Purchase Price.

Section 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of the Business Prior to the Closings. Except as otherwise specifically permitted or required by this Agreement or the Companion Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the applicable Closing, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers will (a) conduct the Business in the ordinary course of business consistent with past practice, including by making investments and expenditures, both operating and capital, with respect to the acquisition and maintenance of equipment and facilities that are comparable to the Sellers’ historic levels, (b) use reasonable best efforts to maintain and preserve intact their business organizations (in respect of the Business only) and (c) not do any of the following (in respect of the Business only):

(i) except in the ordinary course of business or to evidence Liens referred to in Sections 3.02 and 3.08, grant any Lien (other than granting or suffering to exist a Permitted Lien) on any Transferred Asset (whether tangible or intangible);

(ii) sell, transfer, lease, mortgage, sublease or otherwise dispose of any Real Property or any material asset included within the Transferred Assets, other than sales of finished goods inventories in the ordinary course of business; provided, however, that the Sellers shall not enter into any bulk lease or purchase of rolling stock with respect to the Territory (or applicable portion thereof) prior to the applicable Closing without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned);

(iii) make any commitments with respect to capital expenditures in excess of $500,000 with respect to any individual item or project or in excess of (A) with respect to the portion of the Business in the Initial Closing Territory, $5,280,000 in the aggregate with respect to all such capital expenditures, (B) with respect to the portion of the Business in the first Interim Closing Territory, $5,390,000 in the aggregate with respect to all such capital expenditures, (C) with respect to the portion of the Business in the second Interim Closing Territory, $5,214,000 in the aggregate with respect to all such capital expenditures, and (D) with respect to the portion of the Business in the Final Closing Territory, $6,116,000 in the aggregate with respect to all such capital expenditures, except in each case for (x) capital expenditures set forth on Section 5.01 of the Disclosure Schedule for the portion of the Business in the applicable Territory and (y) expenditures or commitments necessary to rectify matters relating to emergencies or life and safety or quality matters with respect to which the Sellers shall notify the Buyer in writing within thirty (30) days after making;

(iv) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire, provided that the parties hereto will in good faith consult and cooperate with one another in connection therewith and, if so directed by the Buyer, the Sellers will not renew any such lease for such material Leased Real Property, provided, further, that if the Buyer requests any Seller to not renew any lease with respect to material Leased Real Property, then any direct costs and expenses with respect to the failure to renew any such lease, including direct costs and expenses related to relocating any assets at such Leased Real Property to a comparable location within the Territory, will be paid by the parties hereto as specified in Section 5.01 of the Disclosure Schedule;

(v) fail to perform in all material respects all of its obligations under all Material Contracts, Shared Contracts and Specified Non-Transferring Contracts;

(vi) purchase, lease, license or otherwise acquire any real or tangible property that costs more than $50,000 individually or $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice and other than for capital expenditures which are addressed in subsection (iii) above;

(vii) settle any Action involving any payment in excess of $50,000 or enter into any settlement agreement that would be binding on the Business or Transferred Assets after the applicable Closing;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization with respect to the Business or otherwise involving the Transferred Assets;

(ix) voluntarily permit any material insurance policy insuring any Transferred Asset naming any Seller as a beneficiary or a loss payee to be canceled or terminated without giving notice to the Buyer, except policies that are replaced without diminution of or gaps in coverage;

(x) except as otherwise provided in the Employee Matters Agreement, change the duties and responsibilities of any Business Employee so that such person’s duties would no longer be related primarily to the Business;

(xi) enter into any non-compete, non-solicit or similar restrictive agreement binding on the Business;

(xii) enter into any joint venture, partnership or similar arrangement with respect to the Business;

(xiii) dispose of or disclose to any Person any trade secret, formula, process, technology, know-how or confidential information related to the Business not heretofore a matter of public knowledge;

(xiv) fail to maintain supplies and inventory related to the Business at levels in the ordinary course of business consistent with past practices;

(xv) in any material respect, and except as otherwise provided in the Employee Matters Agreement, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary course increases or annual merit increases, including any changes to pension or other benefits that are applicable to the employees of the Business and TCCC generally;

(xvi) fail to pay all Taxes of the Business when due;

(xvii) cancel any material claims or amend, terminate or waive any material rights constituting Transferred Assets;

(xviii) enter into any contract that (A) contains any exclusivity obligations or similar restrictions binding on the Business such that the Business is prohibited from engaging in any business or activity whether alone or with third parties, other than (x) any contracts or agreements with respect to Incubation Beverages (as defined in the Comprehensive Beverage Agreement) with any Seller or any of the Sellers’ Affiliates as long as such exclusivity obligations or restrictions are limited to the applicable Territory or (y) any contracts or agreements with respect to third-party licensed beverage brands, provided that the Sellers shall discuss with and obtain the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Buyer prior to entering into any contract or agreement with respect to third-party licensed beverage brands in the applicable portion of the Territory that will not terminate prior to the applicable Closing without survival of any such exclusivity obligation or restriction; (B) grants to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any Transferred Asset, other than in the ordinary course of business, or (C) contains a “most favored nation” (or equivalent) provision in favor of any Customer;

(xix) transfer any Transferred Assets to any of their respective Affiliates such that such Transferred Assets are located outside the Territory as of the applicable Closing;

(xx) fail to provide at least ten (10) Business Days’ prior written notice to the Buyer before writing up the value of any inventory, equipment, packaging materials for repacking operations or other Transferred Asset; or

(xxi) enter into any legally binding commitment with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.01, from and after the Initial Closing, the Sellers will have no further rights or obligations under this Section 5.01 with respect to the portion of the Business conducted in the Initial Closing Territory or the Initial Closing Transferred Assets, and from and after each Interim Closing, the Sellers will have no further rights or obligations under this Section 5.01 with respect to the portion of the Business conducted in the applicable Interim Closing Territory or the applicable Interim Closing Transferred Assets.

Section 5.02. Access to Information.

(a) From the date of this Agreement until the applicable Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Sellers shall use, and shall cause their Affiliates to use, reasonable best efforts to cause each of their respective Representatives to, (i) afford the Representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Buyer such additional financial and operating data and other information regarding the Business or the Transferred Assets as the Buyer may from time to time reasonably request for the purpose of preparing to operate the Business following the applicable Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Sellers or any of their Affiliates; and provided, further, that the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Sellers, the Buyer shall enter into a customary joint defense agreement with the Sellers and such of their Affiliates as they request with respect to any information to be provided to the Buyer or its Representatives pursuant to this Section 5.02(a). Without limiting the foregoing, prior to the applicable Closing, the Buyer shall not conduct, without the prior written consent of the Sellers, any environmental investigation at any property owned or leased by any Seller in the operation of the Business, and in no event may any such environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any such properties. Notwithstanding anything to the contrary contained herein, prior to the applicable Closing, without the prior consent of the Sellers, which shall not be unreasonably withheld (and which must be in writing only for contacts with suppliers or customers), neither the Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of any Seller or its Affiliates, except for contacts by the Buyer in the ordinary course of business consistent with past practices; provided that if a Seller does provide the Buyer such prior consent, the Buyer and any of its Representatives may continue to contact such employee, supplier or customer (x) unless such consent explicitly states otherwise or (y) until such Seller informs the Buyer or any of its Representatives that they may no longer contact such employee, supplier or customer. Notwithstanding anything to the contrary in this Section 5.02(a), from and after the Initial Closing, the Sellers will have no further rights or obligations under this Section 5.02(a) with respect to the portion of the Business conducted in the Initial Closing Territory or the Initial Closing Transferred Assets, and from and after each Interim Closing, the Sellers will have no further rights or obligations under this Section 5.02(a) with respect to the portion of the Business conducted in the applicable Interim Closing Territory or the applicable Interim Closing Transferred Assets.

(b) In addition to the provisions of Section 5.03, from and after the applicable Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, addressing claims related to Excluded Liabilities, preparing financial statements, U.S. Securities and Exchange Commission reporting obligations and the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under this Agreement, the Business prior to the applicable Closing or the Companion Agreements, upon reasonable prior notice and at the Sellers’ sole cost and expense, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer shall and shall cause its Affiliates and Representatives to: (i) afford the Representatives of the Sellers and their Affiliates reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to the offices, properties, books and records of the Buyer and its Affiliates and Representatives in respect of the Transferred Assets; (ii) furnish to the Representatives of the Sellers and their Affiliates such additional financial and other information regarding the Transferred Assets as is in the Buyer’s possession and control as the Sellers or their Representatives may from time to time reasonably request; and (iii) make available to the Representatives of the Sellers and their Affiliates the employees of the Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Sellers in connection with the Sellers’ inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of the Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Buyer, the Sellers shall enter into a customary joint defense agreement with the Buyer and its Affiliates with respect to any information to be provided to the Sellers pursuant to this Section 5.02(b). No information, books, records or other documents accessed by the Sellers or their respective Affiliates or Representatives pursuant to this Section 5.02(b) shall be used for any purposes other than as expressly permitted by this Section 5.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required, prior to the applicable Closing, to disclose, or cause the disclosure of, to the Buyer or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Sellers or any of their Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or relating to any product development or pricing and marketing plans to the extent counsel to the Sellers, after consultation with counsel to the Buyer, advises that doing so would likely be a violation of applicable antitrust Laws, nor shall the Sellers be required to permit or cause others to permit the Buyer or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Sellers or any of their Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(d) During the period from the date of this Agreement through the earlier of the applicable Closing Date or the termination of this Agreement pursuant to Article VIII, the Sellers shall periodically deliver to the Buyer, at intervals and in a form consistent with past practice between the Sellers and the Buyer during the negotiation of the transactions contemplated by this Agreement and which will be prepared consistent with the Agreed

Financial Methodology, the following financial information related to the Business (which shall be provided on an aggregate basis with respect to the entire Territory and on an individual basis with respect to each distribution center and/or territory within the Territory):

(i) at the end of each fiscal year, (A) components of (1) the unaudited balance sheet of the Business as of the end of such year and (2) the unaudited statement of income for the Business for such year, in each case, in the format consistent with the 2014 Data (the financial information in these subsections (A)(1) and (A)(2) is referred to collectively herein as the “Interim Annual Data”), (B) (1) the case volume information by brand for such year and (2) the financial information described on Section 5.02(d)(i) of the Disclosure Schedule as CCR Data 1) Detail “Flat File” for such year (the financial information in these subsections (B)(1) and (B)(2) is referred to collectively herein as the “Interim Additional Financial Information”) and (C) certain other financial information as described on Section 5.02(d)(i) of the Disclosure Schedule;

(ii) at the end of each month after the date hereof, monthly financial information, which shall include data with respect to volume (on a brand basis), revenue, cost of goods sold at standard, and gross margin at standard, in each case solely related to the Business;

(iii) at the end of each fiscal quarter after the date hereof, all of the data described in Section 5.02(d)(ii) above together with direct operating expense data, in each case solely related to the Business for the quarter then ended (the “Interim Quarterly Data”); and

(iv) good faith calculation of the Target Net Working Capital Amount for the portion of the Territory being transferred at the Initial Closing, any Interim Closing and the Final Closing, in each case based on the books and records of the Business that were used in preparing the 2014 Data.

The Sellers shall deliver to the Buyer the data contemplated by this Section 5.02(d) promptly upon completion, but in any event no later than, (w) one hundred twenty (120) days after the end of the applicable fiscal year with respect to deliveries made pursuant to Section 5.02(d)(i), (x) fifteen (15) Business Days after the end of the applicable month with respect to deliveries made pursuant to Section 5.02(d)(ii), (y) one hundred twenty (120) days after the end of the applicable fiscal quarter with respect to deliveries made pursuant to Section 5.02(d)(iii), and (z) prior to the applicable Closing with respect to the deliveries made pursuant to Section 5.02(d)(iv). The calculation of the Target Net Working Capital Amount will be (I) determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology and (II) subject to reasonable verification by the Buyer within thirty (30) days of delivery of such calculation. Notwithstanding anything to the contrary in this Section 5.02, from and after the Initial Closing, the Sellers will have no further obligation under this Section 5.02(d) to deliver the data contemplated by this Section 5.02(d) with respect to the portion of the Business conducted in the Initial Closing Territory or with respect to the Initial Closing Transferred Assets, and from and after each Interim Closing, the Sellers will have no further obligation under this Section 5.02(d) to deliver the data contemplated by this Section 5.02(d) with respect to the portion of the Business conducted in the applicable Interim Closing Territory or with respect to the applicable Interim Closing Transferred Assets.

(e) The Sellers will, and will cause their Affiliates to, cooperate with the Buyer’s completion of its due diligence by providing to the Buyer certain identified information described in Section 5.02(e) of the Disclosure Schedule. With regard to the continuing diligence of the Buyer under this Agreement that takes place between the signing of this Agreement and the applicable Closings, the parties agree to deal with one another in good faith consistent with historical practices for addressing economic disputes.

(f) If any Seller enters into any Pre-Closing Material Contracts between the date hereof and the applicable Closing Date, the Sellers will provide the Buyer as promptly as reasonably practicable prior to the applicable Closing with true, correct and complete copies of all such contracts or agreements. If any Seller enters into any Shared Contracts or Specified Non-Transferring Contracts between the date hereof and the applicable Closing Date, the Sellers will provide the Buyer as promptly as reasonably practicable with true, correct and complete copies of all portions of such Shared Contracts or Specified Non-Transferring Contracts, as applicable, that relate to the Business (together with such other portions thereof as are necessary to comprehend the terms thereof that apply to the Business).

Section 5.03. Preservation of Books and Records. The Sellers and their Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the applicable Closing Date, which books and records shall be deemed confidential information of the Buyer as of the applicable Closing and subject to Section 5.04. Each party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to periods ending on or prior to the applicable Closing Date in the possession of such party or its Affiliates for the longer of (a) any requirement under any applicable Law or (b) a period of six (6) years from the Final Closing Date (or, if the Final Closing does not occur, a period of six (6) years from the later of the Initial Closing Date or the final Interim Closing Date, as the case may be). During such six (6) year or longer period, Representatives of each party shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy (at the expense of the requesting party) such books and records. During such six (6) year or longer period, the Sellers, on the one hand, and the Buyer, on the other hand, shall provide each other with, or cause to be provided to each other, such original books and records of the Business as such other party shall reasonably request in connection with any Action to which such other party or its Affiliates are parties or in connection with the requirements of any Law applicable to such other party. The other party shall return such original books and records to the providing party or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six (6) year or longer period, before the Sellers, on the one hand, and the Buyer, on the other hand (or any of their respective Affiliates) shall dispose of any of such books and records, such party shall give at least sixty (60) days’ prior written notice of such intention to dispose to the other party, and the other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the other party may elect. If so requested by a party, the other party shall enter into a customary joint defense agreement with the requesting party with respect to any information to be provided to a party pursuant to this Section 5.03.

Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 shall require the Buyer or the Sellers, as the case may be, to make available any such records in connection with any indemnity claim hereunder made by any Buyer Indemnified Party or TCCC Indemnified Party, as applicable, which claim shall be subject to applicable rules of discovery.

Section 5.04. Confidentiality. From and after the date hereof, each party hereto shall, and shall cause its Affiliates and Representatives to, hold and continue to hold in strict confidence and not utilize in its or their respective business all information and documents concerning any other party hereto or any of its Affiliates (“Confidential Information”), except where disclosure may be necessary for such party (1) to enforce its rights under this Agreement or any Companion Agreement, or (2) as may be permitted under this Agreement or any Companion Agreement or as may be expressly permitted under any other written agreement among the parties hereto or their Affiliates. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as the result of a disclosure by the receiving party or any Affiliate thereof or their respective agents or employees and (b) information that the receiving party is legally obligated to disclose pursuant to a valid subpoena or a valid request from any Governmental Authority or by the rules and regulations of any securities exchange or national market system, subject to the obligation of the receiving party to give the other party reasonable advance notice of such disclosure (to the extent not prohibited by applicable Laws) and to cooperate with the other party in seeking a protective order or other appropriate means for limiting the scope of the disclosure. Notwithstanding the foregoing, (i) following the Initial Closing, the foregoing restrictions in this Section 5.04 shall not apply to the use by the Buyer of any documents or information included in the Initial Closing Transferred Assets acquired by the Buyer hereunder, (ii) following each Interim Closing, the foregoing restrictions in this Section 5.04 shall not apply to the use by the Buyer of any documents or information included in the applicable Interim Closing Transferred Assets acquired by the Buyer hereunder, and (iii) following the Final Closing, the foregoing restrictions in this Section 5.04 shall not apply to the use by the Buyer of any documents or information included in the Final Closing Transferred Assets acquired by the Buyer hereunder.

Section 5.05. Regulatory and Other Authorizations; Consents.

(a) Subject to the other provisions of this Agreement, each party hereto shall each use its reasonable best efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required under this Agreement and all regulatory approvals and to satisfy all conditions to its obligations under this Agreement and to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the End Date, in accordance with the terms of this Agreement and shall cooperate fully with each other party hereto and their Representatives in connection with any step required to be taken as a part of its obligations under this Agreement.

(b) Each party to this Agreement agrees to cooperate in obtaining any consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the Companion Agreements; provided, however, that neither the Buyer nor the Sellers shall be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such consent or approval. Neither the Sellers nor the Buyer shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required consents or approvals.

(c) Each party hereto promptly shall make all filings and submissions required of such party and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby. Each party hereto shall use its reasonable best efforts to furnish to the appropriate Governmental Authority all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. The Buyer and the Sellers shall make their respective HSR Act filings at such time as mutually agreed, if applicable. Each of the parties hereto shall cooperate with the other parties hereto in promptly filing any other necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority, including the resolution of any objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and the Companion Agreements under any applicable Law regarding antitrust matters.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of the Sellers until the applicable Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of the Sellers with respect to the operation of the Business, except as specifically contemplated or permitted by this Article V or as otherwise consented to in advance by an executive officer of a Seller.

(e) Notwithstanding anything in this Section 5.05 to the contrary, neither the Buyer nor any of its Subsidiaries shall be required to take any action, including responding to and/or defending any court or administrative proceeding, proposing or making any divestiture or other undertaking, or proposing or entering into any consent decree or taking any action which the Buyer reasonably determines could be material to the benefits expected to be derived by the Buyer as a result of the transactions contemplated hereby or be material to the business of the Buyer and its Subsidiaries or the Business as currently conducted or as contemplated to be conducted following the transactions contemplated hereby.

Section 5.06. Further Action. Each of the Sellers and the Buyer (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Companion Agreements and give effect to the transactions contemplated by this Agreement and the Companion Agreements, including (in the case of the Sellers) by reasonably cooperating with the Buyer to assist the Buyer with obtaining any permits, licenses or other governmental authorizations to replace any Material Permits, Environmental Permits or other permits, licenses or other governmental authorizations described in Section 2.01(a)(vi) to the extent such permits, licenses or authorizations are not transferable to the Buyer, provided, that in no event will the Sellers be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such permits, licenses or authorizations, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Initial Closing, any Interim Closing or the Final Closing and (c) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the End Date.

Section 5.07. Investigation. The Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Transferred Assets and the Assumed Liabilities. Except for the representations and warranties of the Sellers contained in Article III (as modified by the Disclosure Schedule), as may be set forth in the Employee Matters Agreement (if any) or in any certificate delivered pursuant hereto or thereto, no Seller nor any of its Affiliates makes any other express or implied representation or warranty with respect to the Transferred Assets, the Assumed Liabilities or the Business. The Sellers make no representation or warranty to the Buyer regarding the probable success or profitability of the Business following the applicable Closing.

Section 5.08. Supplements to Disclosure Schedule. Not more than ten (10) days prior to the applicable Closing, the Sellers will, by written notice in accordance with the terms of this Agreement, amend or supplement any one (1) or more of the Sections of the Disclosure Schedule made pursuant to Section 2.01(a) to update the description of the Initial Closing Transferred Assets, the applicable Interim Closing Transferred Assets or the Final Closing Transferred Assets, as applicable (and any such amendment or supplement shall, in the case of the list of Key Subject Equipment delivered pursuant to Section 2.01(a)(iii) of the Disclosure Schedule, include the accumulated depreciation of each item of Key Subject Equipment). The Sellers may, at any time and from time to time not less than five (5) Business Days prior to the applicable Closing, by written notice in accordance with the terms of this Agreement, amend or supplement any one (1) or more Sections of the Disclosure Schedule made pursuant to Article II (i) to update the description of the Initial Closing Transferred Assets, the applicable Interim Closing Transferred Assets and the Final Closing Transferred Assets and, with the prior written consent of the Buyer, update the description of the Initial Closing Assumed Liabilities, the applicable Interim Closing Assumed Liabilities, the Final Closing Assumed Liabilities and the Excluded Liabilities, in each case to reflect assets and properties acquired or disposed of after the date hereof in compliance with the provisions of Section 5.01, and/or (ii) to update the description of the Excluded Assets to reflect certain assets and properties (whether acquired before, on or after the date hereof) that are not primarily related to, or primarily used or primarily held for use in connection with, the Business. In addition, the Sellers may, at any time and from time to time not less than ten (10) days prior to the applicable Closing, by notice in accordance with the terms of this Agreement (which notice shall indicate if the Sellers believe that clause (a) below may apply), amend or supplement any one (1) or more Sections of the Disclosure Schedule made pursuant to Article III, to reflect any facts, circumstances or events first arising or, in the case of representations given to the Knowledge of the Sellers, first becoming known to the Sellers during the period subsequent to the date hereof, by providing the Buyer with written notice setting forth the proposed amendment or supplement and specifying the Section or Sections of the Disclosure Schedule affected thereby; provided, however, that if any Section of the Disclosure Schedule is amended or supplemented pursuant to this Section 5.08 in a manner that either individually or in the aggregate with all other such prior amendments or supplements made to the Disclosure Schedule pursuant to this Section 5.08 discloses matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.01(c)(i)(A), Section 7.01(c)(ii), Section 7.02(c)(i)(A), Section 7.02(c)(ii), Section 7.03(c)(i)(A) or Section 7.03(c)(ii) impossible and such condition has not been (x) waived in writing by the Buyer or (y) in the case of matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.01(c)(i)(A), Section 7.02(c)(i)(A) or Section 7.03(c)(i)(A) impossible, cured by the Sellers, within twenty (20) days after the Buyer’s receipt of such disclosure, then the Buyer shall have the right to terminate this Agreement pursuant to Section 8.01(e) within five (5) days following the expiration of such twenty (20) day period. Notwithstanding any other provision of this Agreement, if:

(a) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.01(c)(ii), Section 7.02(c)(ii) or Section 7.03(c)(ii) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for all purposes (including Sections 7.01(c)(i)(A), 7.01(c)(ii), 7.02(c)(i)(A), 7.02(c)(ii), 7.03(c)(i)(A), 7.03(c)(ii), 8.01(d), 8.01(e) and 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and thereafter such Section or Sections shall be treated as having read as so amended or supplemented;

(b) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.01(c)(i)(A) (but not the condition set forth in Section 7.01(c)(ii)) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for purposes of Sections 7.01(c)(i)(A), 8.01(d) and 8.01(e) (but not for purposes of Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and the Buyer will have the right to be indemnified in accordance with Article IX for all Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article IX;

(c) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.02(c)(i)(A) (but not the condition set forth in Section 7.02(c)(ii)) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for purposes of Sections 7.02(c)(i)(A), 8.01(d) and 8.01(e) (but not for purposes of Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and the Buyer will have the right to be indemnified in accordance with Article IX for all Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article IX; and

(d) following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(c)(i)(A) (but not the condition set forth in Section 7.03(c)(ii)) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for purposes of Sections 7.03(c)(i)(A), 8.01(d) and 8.01(e) (but not for purposes of Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and the Buyer will have the right to be indemnified in accordance with Article IX for all Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article IX.

Section 5.09. Notices of Certain Events. From the date hereof until the earlier of the applicable Closing or the termination of this Agreement, the Sellers shall promptly notify the Buyer in writing of:

(a) any fact, circumstance, change or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(b) any written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c) any written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d) any Action commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05 or that relates to the consummation of the transactions contemplated by this Agreement; and

(e) the damage or destruction by fire or other casualty of any material Transferred Asset or part thereof.

The Buyer’s receipt of information pursuant to this Section 5.09 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement (including Section 8.01(d), Section 8.01(e) and Section 9.02) and shall not be deemed to amend or supplement the Disclosure Schedule, subject to the Sellers’ ability to amend or supplement the Disclosure Schedule in accordance with Section 5.08. Notwithstanding anything to the contrary in this Section 5.09, from and after the Initial Closing, the Sellers will have no further rights or obligations under this Section 5.09 with respect to the portion of the Business conducted in the Initial Closing Territory or the Initial Closing Transferred Assets, and from and after each Interim Closing, the Sellers will have no further rights or obligations under this Section 5.09 with respect to the portion of the Business conducted in the applicable Interim Closing Territory or the applicable Interim Closing Transferred Assets.

Section 5.10. Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any guarantee, performance bond, bid bond or other similar agreements with respect to the Transferred Assets or the Business that is set forth on Section 5.10 of the Disclosure Schedule (the “Guarantees”). If any of the Guarantees are not released prior to or at the applicable Closing, (a) the parties hereto will continue to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any such Guarantee and (b) the Buyer will provide the Sellers at the applicable Closing with a guarantee that indemnifies and holds the party to any such Guarantee (whether a Seller or one of their Affiliates) harmless for any and all payments required to be made due to the post-Closing acts or omissions of the Buyer or its Affiliates under, and costs and expenses incurred in connection with, such Guarantee by the party to any such Guarantee (whether a Seller or one of their Affiliates) until such Guarantee is released.

Section 5.11. Refunds and Remittances. After the applicable Closing, (a) if any Seller or any of the Sellers’ Affiliates receives any refund or other amount that is a Transferred Asset, arises from operation of the Business after the applicable Closing or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, such Seller or Affiliate shall receive and hold such payment, refund or amount in trust for the Buyer and shall remit, or cause to be remitted, to the Buyer such payment, refund or amount promptly (but in any event within sixty (60) days) after it receives such amount, and (b) if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset, arises from the operation of the Business prior to the applicable Closing, or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, the Buyer shall receive and hold such payment, refund or amount in trust for the Sellers and shall remit, or cause to be remitted, to the Sellers such payment, refund or amount promptly (but in any event within sixty (60) days) after the Buyer or any of its Affiliates receives such amount.

Section 5.12. Use of Names. As soon as reasonably practicable after the applicable Closing Date, but in any event within one hundred eighty (180) days after the applicable Closing Date, the Buyer will, at its own expense, remove any and all exterior signs and other identifiers that indicate the Sellers’ ownership of the Business located on the Real Property or any structures, facilities or improvements located thereon that refer or pertain to or that include the following names (except to the extent that the Sellers have provided their prior written consent to the Buyer’s continued use thereof): “The Coca-Cola Company”, “Coca-Cola Refreshments”, “Coca-Cola Enterprises” or “Coca-Cola North America” (collectively, the “TCCC Names”). Additionally, as soon as reasonably practicable after the applicable Closing Date, but in any event within one hundred eighty (180) days after the applicable Closing Date, the Buyer will cease to use all letterhead, envelopes, invoices, supplies, labels, web site publications and other communications media of any kind included in the Transferred Assets, which make reference to the TCCC Names and that indicate the Sellers’ ownership of the Business.

Section 5.13. Cooperation in Litigation. Each party hereto will cooperate with the other parties hereto in the defense or prosecution of any Action already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the applicable Closing (other than Actions between the parties arising out of the transactions contemplated hereby); provided that such cooperation does not unreasonably interfere with the operation of the Buyer’s business or the Sellers’ retained businesses, as applicable. The party requesting such cooperation shall pay the reasonably documented out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such Action so long as such cooperation does not unreasonably interfere with the operation of the Buyer’s business or the Sellers’ retained businesses, as applicable.

Section 5.14. Product Quality Standards.

(a) In the event that within ninety (90) days following the Initial Closing any Initial Closing Pre-Closing Product is returned by a customer or removed from the marketplace by the Buyer for any reason, the Buyer shall notify the Sellers in writing of such return or removal within fifteen (15) days following the expiration of such ninety (90) day period, subject to reasonable verification by the Sellers within thirty (30) days after receipt of such notification. An amount equal to the cost that was paid for each such returned or removed product shall be paid by the Sellers to the Buyer, in cash, within thirty (30) days of the Buyer delivering written notice of any such return or removal, if such return or removal is verified by the Sellers pursuant to the preceding sentence.

(b) In the event that within ninety (90) days following any Interim Closing any Interim Closing Pre-Closing Product is returned by a customer or removed from the marketplace by the Buyer for any reason, the Buyer shall notify the Sellers in writing of such return or removal within fifteen (15) days following the expiration of such ninety (90) day period, subject to reasonable verification by the Sellers within thirty (30) days after receipt of such notification. An amount equal to the cost that was paid for each such returned or removed product shall be paid by the Sellers to the Buyer, in cash, within thirty (30) days of the Buyer delivering written notice of any such return or removal, if such return or removal is verified by the Sellers pursuant to the preceding sentence.

(c) In the event that within ninety (90) days following the Final Closing any Final Closing Pre-Closing Product is returned by a customer or removed from the marketplace by the Buyer for any reason, the Buyer shall notify the Sellers in writing of such return or removal within fifteen (15) days following the expiration of such ninety (90) day period, subject to reasonable verification by the Sellers within thirty (30) days after receipt of such notification. An amount equal to the cost that was paid for each such returned or removed product shall be paid by the Sellers to the Buyer, in cash, within thirty (30) days of the Buyer delivering written notice of any such return or removal, if such return or removal is verified by the Sellers pursuant to the preceding sentence.

(d) The parties agree that any Pre-Closing Products included in inventory as of the applicable Closing that have a remaining shelf life of less than twenty-eight (28) days from the applicable Closing (collectively referred to herein as the “Obsolete Inventory”) shall be considered obsolete and shall have a Net Book Value of $0 for purposes of calculating the Initial

Closing Net Working Capital Amount, the applicable Interim Closing Net Working Capital Amount or the Final Closing Net Working Capital Amount, as the case may be; provided, that the Buyer will be solely responsible for selling or otherwise disposing of such Obsolete Inventory and will bear all expenses relating to any such sale or disposal.

Section 5.15. Title and Survey Matters.

(a) The Sellers have delivered to the Buyer a copy of the most recent Existing Title Policy and a copy of the most recent Existing Survey of the Owned Real Property in their possession. Further and except as identified on Section 5.15(a) of the Disclosure Schedule, the Sellers have delivered to the Buyer or the Buyer has obtained, with respect to each parcel of Owned Real Property and each parcel that is a Critical Leased Property, (i) a commitment (each, a “Title Commitment”) for an ALTA title insurance policy (whether owner’s or leasehold, as applicable) issued by Chicago Title Insurance Company or another nationally recognized title insurance company and (ii) copies of the underlying exceptions reflected on the Title Commitment. The Buyer has ordered a Survey with respect to each parcel of the Owned Real Property and each parcel that is a Critical Leased Property prior to the date hereof and will use its reasonable best efforts to cause each such Survey to be completed as soon as reasonably practicable (but in any event prior to the applicable Closing).

(b) Prior to the applicable Closing, the Sellers shall release or discharge (i) any mortgages and/or deeds of trust and any Tax liens or judgment liens encumbering the Owned Real Property or any portion thereof or, if applicable, the Sellers’ leasehold estate in any Critical Leased Property, in each case other than Permitted Liens, and (ii) any other Liens (other than Permitted Liens) on the Owned Real Property or, if applicable, the Sellers’ leasehold estate in any Critical Leased Property (collectively, “Title Defects”). The Buyer may obtain updates of the Title Commitments and Surveys with respect to the Owned Real Property and the Critical Leased Property and may deliver written notice of any additional Title Defects disclosed by such updates or by the Surveys obtained pursuant to the final sentence of Section 5.15(a), as applicable, and in each case arising after the date of the applicable Title Commitment. If the Buyer gives such written notice to the Sellers, the Sellers shall at their expense cause any such Title Defects arising by, through or under any of the Sellers (but not otherwise) to be released and discharged, or otherwise cured, in full at or prior to the applicable Closing; provided, in the event the Sellers are not able to cause such Title Defects to be released and discharged in full at or prior to the applicable Closing, then the Sellers shall at the Sellers’ election, either (A) provide the Buyer a credit against the Initial Closing Cash Payment, the applicable Interim Closing Cash Payment or the Final Closing Cash Payment, as the case may be, in the amount of the applicable Title Defect, if a liquidated sum, (B) cause, at the Sellers’ expense, the Buyer’s title insurance company to “insure over” such Title Defect shown in the title insurance policy (if any) obtained by the Buyer at the applicable Closing for such Owned Real Property or Critical Leased Property, or (C) indemnify the Buyer against Losses arising out of such Title Defect.

(c) Each Seller that owns a parcel of Owned Real Property or has a leasehold estate in a Critical Leased Property agrees to cooperate with the Buyer in its efforts to obtain the Title Commitment and Survey and to execute, with respect to each parcel of Owned Real Property or Critical Leased Property, a customary title and/or gap indemnity affidavit (or certificate) as may reasonably be required by the title insurance company and other customary affidavits, provided any such affidavits (or certificates) are reasonably approved by the Sellers.

(d) The parties agree that the cost of obtaining the Title Commitments, the title insurance policies (and any endorsements thereto) and the Surveys shall be paid by the parties in the manner provided on Section 10.01 of the Disclosure Schedule. The parties also agree that the cost of obtaining any UCC searches and title searches in connection with the transactions contemplated by this Agreement shall be paid by the parties in the manner provided on Section 10.01 of the Disclosure Schedule.

Section 5.16. Additional Sellers. If, following the date hereof, the Sellers determine that any assets, properties or rights that would be Transferred Assets if owned by the Sellers as of the date hereof are in fact owned by Affiliates of the Sellers which are not parties to this Agreement as of the date hereof, the parties hereto and each such Affiliate of the Sellers shall execute a mutually agreeable joinder to this Agreement pursuant to which all such Affiliates shall be made a party to this Agreement and thereafter shall be considered “Sellers” for all purposes hereof.

Section 5.17. Shared Contracts. Prior to the applicable Closing, each of the Sellers and the Buyer shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Affiliates to, enter into with, each third party to a Shared Contract, either (a) a separate contract or agreement in a form reasonably acceptable to CCR and the Buyer (a “New Contract”) that allocates the rights and obligations of the Sellers and their Affiliates under each such Shared Contract as between the Business (or applicable portion thereof), on the one hand, and the retained business of the Sellers and their Affiliates, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract, or (b) a contract or agreement in a form reasonably acceptable to CCR and the Buyer effective as of the applicable Closing (the “Partial Assignments and Releases”) that (i) assigns the rights and obligations under such Shared Contract solely to the extent related to the Business (or applicable portion thereof) and arising after the applicable Closing to the Buyer and (ii) releases the Sellers and their Affiliates from all liabilities or obligations with respect to the Business (or applicable portion thereof) that arise after the applicable Closing. Any New Contracts that relate to the Business (or applicable portion thereof) (the “New Business Contracts”) shall be entered into by the Buyer or its Affiliates effective as of the applicable Closing and shall allocate to the Buyer all rights and obligations of the Sellers or their Affiliates (as applicable) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the Business (or applicable portion thereof) and arise after the applicable Closing. All purchase commitments under the Shared Contracts shall be allocated under the New Business Contracts or the Partial Assignments and Releases as between the Business (or applicable portion thereof), on the one hand, and the retained business of the Sellers and their Affiliates, on the other hand, in an equitable manner that is mutually and reasonably agreed to by the Buyer and the Sellers. In connection with the entering into of New Business Contracts, the parties shall use their reasonable best efforts to ensure that the Sellers and their Affiliates are released by the third party with respect to all liabilities and obligations relating to the Business (or applicable portion thereof) and arising after the applicable Closing. In the event that any third party under a Shared Contract does not agree to enter into a New Business Contract or Partial Assignment and Release

consistent with this Section 5.17, the parties shall in good faith seek mutually acceptable alternative arrangements for purposes of allocating rights and liabilities and obligations under such Shared Contract (provided, that such arrangements shall not result in a breach or violation of such Shared Contract by the Sellers). Such alternative arrangements may include a subcontracting, sublicensing or subleasing arrangement under which the Buyer would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the applicable Closing, assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to the Business (or applicable portion thereof) or under which the Sellers would, upon the Buyer’s request, enforce for the benefit (and at the expense) of the Buyer any and all of the Sellers’ rights against such third party under such Shared Contract solely to the extent related to the Business (or applicable portion thereof), and the Sellers would promptly pay to the Buyer when received all monies received by them under such Shared Contract solely to the extent related to the Business (or applicable portion thereof). The parties also confirm their present intent to continue in the ordinary course of business consistent with past practice to uphold their respective commitments and cost sharing arrangements regarding sponsored marketing properties relating to the Business, to the extent those are mutually agreed upon from time to time. The Sellers shall provide a list of all Material Contracts and Shared Contracts in which such currently existing commitments and cost sharing arrangements are documented, and, with respect to Shared Contracts, which are related to the Business, as soon as reasonably practicable after the date hereof but in any event within the earlier to occur of (x) the date that is forty-five (45) days following the date hereof and (y) the Initial Closing Date, and shall promptly notify the Buyer of any contract or agreement entered into between the date hereof and the applicable Closing Date in accordance with Section 5.01 in which any such arrangements are documented and which, had such contract or agreement been entered into prior to the date hereof, would have been a Material Contract required to be set forth on Section 3.12(a) of the Disclosure Schedule or a Shared Contract required to be set forth on Section 3.12(b) of the Disclosure Schedule.

Section 5.18. Pre-Closing Repairs; Certain Credits; Certain Payments. Prior to each Closing, the Sellers will complete certain repairs to be made to, and take such other action with respect to, the applicable Transferred Assets, which are described on Section 5.18(a) of the Disclosure Schedule or which are mutually agreed to by the Buyer and the Sellers in writing after the date hereof but prior to the applicable Closing. At each Closing, the Sellers will provide the Buyer with certain credits against the Initial Closing Cash Payment, the applicable Interim Closing Cash Payment or the Final Closing Cash Payment, as the case may be, relating to certain Transferred Assets or the Business as described in Section 5.18(b) of the Disclosure Schedule or as may be mutually agreed to by the Buyer and the Sellers in writing after the date hereof but prior to the applicable Closing. At each Closing, the Buyer will make the payment to the Sellers described on Section 5.18(c) of the Disclosure Schedule.

Section 5.19. Environmental Responsibilities.

(a) The Sellers have ordered, or as soon as reasonably practicable following the date hereof the Sellers will order, Phase II Environmental Assessments to be performed by Antea Group (“Antea”) for each piece of the Real Property with respect to which a Phase I Environmental Assessment recommended that such Phase II Environmental Assessments should be performed. The cost of such assessments shall be paid by the parties in the manner set forth in Section 10.01 of the Disclosure Schedule. If, due to the passage of time, certain portions of the Phase I Environmental Assessments for the Real Property will not meet the American Society for Testing and Materials Standard 1527-05 for timeliness as of the applicable Closing Date, then, not more than 180 days prior to the applicable Closing Date the Sellers will cause Antea (or, if Antea is unable or unwilling to take such assignment, another environmental consulting firm to be mutually agreed upon by the parties hereto) to prepare updates to such Phase I Environmental Assessments, or any portion thereof, to the extent necessary to ensure that such Phase I Environmental Assessments will be updated to meet the American Society for Testing and Materials Standard 1527-05. If Antea (or such other environmental consulting firm) is unable to complete such updates to such Phase I Environmental Assessments by the applicable Closing, the parties hereto will cause such updates to be completed as soon as reasonably practicable after the applicable Closing. The cost of such update shall be paid by the parties in the same manner as the cost of the Phase I Environmental Assessments as reflected in Section 10.01 of the Disclosure Schedule.

(b) As soon as reasonably practicable following the date hereof, the Sellers shall at their expense determine whether applicable Environmental Law requires that any REC or the Environmental Activity associated with such REC be reported to a Governmental Authority with jurisdiction over the matter (an “Agency Notification”). If an Agency Notification of a REC or Environmental Activity is required (i) prior to the applicable Closing related to the relevant Real Property, the Sellers shall make such Agency Notification and promptly provide a copy of such Agency Notification to the Buyer, or (ii) after the applicable Closing related to the relevant Real Property, the Buyer shall make such Agency Notification and promptly provide a copy of such Agency Notification to the Sellers. After such Agency Notification is made, the Sellers shall perform, or cause to be performed, the appropriate Environmental Activity and the Sellers shall obtain the written concurrence of the appropriate Governmental Authority that no further action is necessary in respect of such REC to otherwise achieve the Acceptable Regulatory Standards.

(c) In the event an Agency Notification of a REC is not required by applicable Environmental Law, then the Sellers shall at their expense perform, or cause to be performed, the related Environmental Activity until such time as the Sellers’ environmental consultant delivers a reliance letter to the Buyer which indicates that, in such consultant’s opinion, no further action is necessary to otherwise achieve the Acceptable Regulatory Standards; provided, however, in the event that a Governmental Authority subsequently determines that additional Environmental Activities relating to the REC are required to achieve Acceptable Regulatory Standards, then the Sellers shall at their expense perform, or cause to be performed, such additional Environmental Activities promptly and in accordance with applicable Environmental Laws.

(d) In the event that, as of the applicable Closing, the Sellers have not completed any Environmental Activities specified in this Section 5.19 then the parties shall enter into a mutually acceptable access agreement providing the Sellers (and their representatives) access to the applicable Real Property after the applicable Closing for purposes of completing such Environmental Activities. The Sellers shall provide copies to the Buyer of all correspondence with a Governmental Authority regarding any matters subject of an Agency Notification, as well as all work plans, notices, submissions, field work, and final reports that are related to the Environmental Activities.

Section 5.20. Vehicle Titles and Registrations. The Sellers shall use reasonable best efforts to deliver, or cause to be delivered, to the Buyer, at or prior to the applicable Closing, all title certificates and registrations (as appropriate and as applicable) for the motor vehicles, rolling stock and other certificated assets included in the Transferred Assets to be transferred at such Closing (collectively, the “Titled Vehicles”), together with, if applicable, bills of sale and other instruments of transfer which may be required under applicable law to complete the transfer of the record ownership thereof, duly executed and duly completed in favor of the Buyer or such other party as the Buyer may designate for such purpose (such duly completed title certificates and registrations, “Completed Title Documents”). As soon as reasonably practical after the applicable Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer all Completed Title Documents that the Sellers were unable to deliver to the Buyer at or prior to such Closing. To the extent that Completed Title Documents for any Titled Vehicles are not delivered to the Buyer at or prior to the applicable Closing, the Sellers shall use reasonable best efforts to ensure that such Titled Vehicles are properly titled and registered for legal operation on federal, state and local roadways until such times as Completed Title Documents for such Titled Vehicles are delivered to the Buyer.

Section 5.21. Leased Tangible Personal Property. With respect to any trucks, trailers and forklifts that are part of the Tangible Personal Property included in the Initial Closing Transferred Assets, any Interim Closing Transferred Assets or the Final Closing Transferred Assets, as the case may be, that are leased by the Sellers or their Affiliates pursuant to a capital or finance lease and are subject to a Lien in favor of the lessor thereunder, the Sellers shall take such actions prior to the applicable Closing as necessary to purchase such trucks, trailers and forklifts and to deliver good and clear title to such trucks, trailers and forklifts to the Buyer at the applicable Closing at no additional cost to the Buyer; provided, however, that if the Sellers are unable to purchase such trucks, trailers and forklifts prior to the applicable Closing or if the Sellers are otherwise unable to deliver clear title to any such trucks, trailers and forklifts at the applicable Closing, the Sellers and the Buyer will enter into a vehicle lease with respect to such trucks, trailers and forklifts, whereby the Sellers will lease such trucks, trailers and forklifts to the Buyer at no further cost to the Buyer until such time as the Sellers can purchase such trucks, trailers and forklifts and provide, at no additional cost to the Buyer, good and clear title to such trucks, trailers and forklifts to the Buyer, provided that pursuant to the terms of the vehicle lease the Buyer will fully insure such trucks, trailers and forklifts.

Section 5.22. National Food Service and Warehouse Juice Businesses; Non-DSD Businesses.

(a) The parties hereto (or their applicable Affiliates) will use their reasonable good faith efforts to reasonably mutually agree upon one (1) or more legally binding agreements with respect to the Buyer’s economic participation in TCCC’s and its applicable Affiliates’ existing U.S. national food service and warehouse juice businesses, on commercially reasonable terms and conditions to be negotiated in good faith by the parties hereto (whether one (1) or more, and together with the agreement(s) referred to in subsection (b) below, the “Economic Participation Agreement”). The parties hereto acknowledge that, while they will work towards the execution of the Economic Participation Agreement with respect to the U.S. national food service and warehouse juice businesses as soon as reasonably practicable, the execution of such Economic Participation Agreement is not a condition to any Closing.

(b) Additionally, the parties hereto (or their applicable Affiliates) will use their reasonable good faith efforts to reach alignment on the key business principles of the Buyer’s economic participation in all future non-direct store delivery products or business models of TCCC and its applicable Affiliates (including all future beverages, beverage components, and other beverage products distributed by means other than direct store delivery). The parties’ mutual intent is that their alignment on these key business principles will be the next milestone in the process of good faith negotiation and execution of the Economic Participation Agreement regarding future non-direct store delivery products or business models. The parties hereto acknowledge that, while they will work towards such alignment on key principles and the subsequent execution of the Economic Participation Agreement regarding future non-direct store delivery products or business models as soon as reasonably practicable, neither alignment on key principles nor the execution of such Economic Participation Agreement is a condition to any Closing.

Section 5.23. Product Supply Arrangements. The parties hereto will continue to discuss product supply issues in good faith, including with regard to the implementation of a national product supply system with such provisions regarding asset ownership, management provisions and System governance mechanisms as the parties hereto may mutually agree in writing.

Section 5.24. Implementation of CONA. The parties hereto will continue to discuss in good faith the implementation of the CONA information technology platform in the Distribution Territory, which the parties anticipate will be consistent with their ongoing discussions (including with respect to the schedule for such implementation) and will include the Buyer’s participation in and part ownership of a new information technology services entity, which entity the parties hereto anticipate will provide information technology services to the Buyer, CCR and its other bottler owners/members on mutually acceptable terms.

Section 5.25. Participation in System Governance Activities. The parties hereto will continue to discuss in good faith the implementation of System governance and anticipate that those discussions will be consistent with their prior discussions on this topic, and will include a detailed joint plan for transitioning from current System governance routines and mechanisms to future System governance routines and mechanisms. Such System governance will be implemented on a non-binding, commercial basis during 2016.

Section 5.26. Additional Financial Information for the Business . The Sellers shall, and shall cause their Affiliates to, and shall use reasonable best efforts to cause their Representatives to, provide to the Buyer (a) the financial statements of the Business, including any accountant’s report, and (b) such other financial information as is reasonably necessary to prepare pro forma financial statements, in each case, that the Buyer reasonably determines are required, pursuant to the applicable provisions of Regulation S-X under the Securities Act specified in Item 9.01 of Form 8-K, to be filed by the Buyer in connection with a Closing, such financial statements and other financial information to be delivered as promptly as reasonably practical, but in any event at least fifteen (15) days prior to the time that the Buyer is required to file such financial statements pursuant to applicable securities Laws in connection with such Closing.

Section 5.27. Production APA. The parties hereto (or their applicable Affiliates) will use their reasonable good faith efforts to reasonably mutually agree upon the terms and conditions of the Production APA to support a broader national product supply system.

Section 5.28. Lease of Distribution Portion of Combo Center Facility. If the Buyer does not complete the acquisition of the real estate and improvements comprising the Sellers’ “combo center” facility located at 4530 Oakley’s Lane, Henrico, Virginia (the “Combo Center”) pursuant to the Production APA prior to or simultaneously with the Interim Closing relating to the first Interim Closing Territory, then at such Interim Closing, the Sellers and the Buyer will enter into a lease agreement pursuant to which the Sellers will lease the portion of the Combo Center related to the Business conducted in the first Interim Closing Territory to the Buyer until the Buyer completes the acquisition of the Combo Center, on such terms as are reasonably mutually agreed upon by the Sellers and the Buyer.

Section 5.29. La Plata, Maryland Easement. Prior to the Interim Closing relating to the second Interim Closing Territory, the Sellers will use reasonable good faith efforts to obtain from the owner of the real property located adjacent to the Sellers’ facility at 400 E. Charles Street, La Plata, Maryland a written easement in recordable form granting to the Buyer the perpetual right of access to such facility across the driveway on such adjacent real property currently used by the Sellers for access to such facility. The Buyer will cooperate in good faith with the Sellers in their efforts to obtain such easement.

Section 5.30. Cumberland, Maryland Parking Lot Lease. Prior to the Final Closing, the Sellers will use reasonable good faith efforts to obtain from the owner of the parking lot located near the Sellers’ facility at 312 Greene Street, Cumberland, Maryland, and currently used by the Sellers in connection with the operation of such facility, a written lease granting to the Buyer the right to use such parking lot at the rental rate currently paid by the Sellers until at least the one-year anniversary of the Final Closing. The Buyer will cooperate in good faith with the Sellers in their efforts to obtain such lease.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Matters. The parties agree that the Sellers and the Buyer are equally sharing the liability for all transfer, sales, use, stamp, conveyance, recording, registration, documentary, filing and other similar Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (“Transaction Taxes”). If the Sellers have the primary responsibility to collect and/or pay the Transaction Taxes to the appropriate taxing jurisdiction, the Sellers shall provide the Buyer with the calculation of the applicable Transaction Taxes (together with reasonable supporting documentation if requested by the Buyer), and the Buyer shall reimburse the Sellers for its fifty percent (50%) share of the liability with respect to such Transaction Taxes within thirty (30) days after receiving the calculation thereof. If the Buyer has the primary responsibility to collect and/or pay the Transaction Taxes to the appropriate taxing jurisdiction, the Buyer shall provide the Sellers with the calculation of the applicable Transaction Taxes (together with reasonable supporting documentation if requested by the Sellers), and the Sellers shall reimburse the Buyer for their fifty percent (50%) share of the liability with respect to such Transaction Taxes within thirty (30) days after receiving the calculation thereof. Each party shall remit the applicable Transaction Taxes to the appropriate Tax jurisdiction on a timely basis as required under Law. Each party shall promptly deliver notice to the other parties in the event it receives a notice from a Governmental Authority regarding any such Transaction Tax. In addition, in the event a Governmental Authority commences an audit in respect of any such Transaction Taxes, the Sellers and the Buyer shall cooperate to produce documentation to support that the Transaction Tax was satisfied or arose from a transaction that is nontaxable. Each of the Buyer and the Sellers agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Transaction Taxes.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to the Initial Closing.

(a) Conditions to Each Party’s Obligations. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement to occur at the Initial Closing shall be subject to the fulfillment or written waiver, at or prior to the Initial Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Sellers, each in their sole discretion, provided that such waiver shall be effective only as to the obligations of the party waiving such condition:

(i) Injunction. There shall be in effect no Law or Governmental Order to the effect that the sale of the Transferred Assets or the other transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(ii) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

(iii) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, if applicable.

(iv) Third Party Consents. The Sellers shall have obtained and delivered to the Buyer the written consents, notices, waivers, agreements or other documents with respect to the Persons set forth on Section 7.01(a)(iv) of the Disclosure Schedule with respect to the portion of the Business conducted in the Initial Closing

Territory (all such consents, notices, waivers, agreements and other documents shall be in full force and effect on and following the Initial Closing); provided, however, that any such consent, notice, waiver, agreement or other document is in form and substance reasonably satisfactory to the Buyer. The parties acknowledge that the process of obtaining such written consents, notices, waivers, agreements or other documents may, in the case of third party brand owners, include negotiation of certain terms by the Buyer directly with such third party brand owners.

(v) Financial Methodologies. The Buyer and the Sellers shall have mutually reasonably agreed with respect to the resolution of the matters identified on Section 7.01(a)(v) of the Disclosure Schedule related to the financial methodology underlying the preparation of the 2014 Data and the preparation of the Interim Annual Data, the Initial Closing Financial Information, the Interim Closing Financial Information and the Final Closing Financial Information.

(vi) Fleet Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the trucks, trailers and forklifts included in the Initial Closing Transferred Assets are reasonably consistent with the operating condition and average age of such trucks, trailers and forklifts as of the date of this Agreement.

(vii) Vending Equipment Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the vending equipment included in the Initial Closing Transferred Assets are reasonably acceptable.

(viii) Production APA. The Buyer and/or one or more of its Affiliates, on the one hand, and the Sellers and/or one or more of their Affiliates, on the other hand, shall have executed and delivered the Production APA.

(b) Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to occur at the Initial Closing shall be subject to the fulfillment by the Buyer or written waiver by the Sellers, at or prior to the Initial Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Buyer contained in this Agreement which are qualified by “material”, “in all material respects”, “material adverse effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Initial Closing as if made on the Initial Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Buyer contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Initial Closing as if made on the Initial Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Buyer on or before the Initial Closing shall have been complied with in all material respects; and (C) the Sellers shall have received a certificate of the Buyer as to the satisfaction of Sections 7.01(b)(i)(A) and 7.01(b)(i)(B) signed by a duly authorized executive officer of the Buyer.

(ii) Comprehensive Beverage Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Comprehensive Beverage Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(iii) Employee Matters Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Employee Matters Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(iv) Finished Goods Supply Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Finished Goods Supply Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(v) Transition Services Agreement. If applicable, the Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Transition Services Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(vi) RCS Logistics and Transportation Services Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(c) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement to occur at the Initial Closing shall be subject to the fulfillment by the Sellers or written waiver by the Buyer, at or prior to the Initial Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Sellers (I) contained in this Agreement to the extent related to the portion of the Business conducted in the Initial Closing Territory and to the Initial Closing Transferred Assets and (II) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are qualified by “material”, “in all material respects”, “Material Adverse Effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Initial Closing as if made on the Initial Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Sellers (x) contained in this Agreement to the extent related to the portion of the Business conducted in the Initial Closing Territory and (y) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Initial Closing as if made on the Initial Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Sellers on or before the Initial Closing shall have been complied with in all material respects; and (C) the Buyer shall have received a certificate of the Sellers as to the satisfaction of Sections 7.01(c)(i)(A) and 7.01(c)(i)(B) signed by a duly authorized representative of each Seller.

(ii) No Material Adverse Effect. On or prior to the Initial Closing Date, there shall not have occurred any Material Adverse Effect with respect to the portion of the Business conducted in the Initial Closing Territory.

(iii) Comprehensive Beverage Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Comprehensive Beverage Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(iv) Employee Matters Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Employee Matters Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(v) Finished Goods Supply Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Finished Goods Supply Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(vi) Transition Services Agreement. If applicable, the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Transition Services Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(vii) Initial Closing Funding Letter. TCCC shall have executed and delivered to the Buyer the Initial Closing Funding Letter.

(viii) RCS Logistics and Transportation Services Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the Initial Closing Territory.

(ix) Focus Period Letter. TCCC shall have executed and delivered to the Buyer the Focus Period Letter.

Section 7.02. Conditions to each Interim Closing.

(a) Conditions to Each Party’s Obligations. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement to occur at each Interim Closing shall be subject to the fulfillment or written waiver, at or prior to the applicable Interim Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Sellers, each in their sole discretion, provided that such waiver shall be effective only as to the obligations of the party waiving such condition:

(i) Certain Conditions. The conditions set forth in subsections (i), (ii) and (iii) of Section 7.01(a) shall have been satisfied with respect to the transactions contemplated by this Agreement to occur at the applicable Interim Closing.

(ii) Third Party Consents. The Sellers shall have obtained and delivered to the Buyer the written consents, notices, waivers, agreements or other documents with respect to the Persons set forth on Section 7.02(a)(ii) of the Disclosure Schedule with respect to the portion of the Business conducted in the applicable Interim Closing Territory (all such consents, notices, waivers, agreements and other documents shall be in full force and effect on and following the applicable Interim Closing); provided, however, that any such consent, notice, waiver, agreement or other document is in form and substance reasonably satisfactory to the Buyer. The parties acknowledge that the process of obtaining such written consents, notices, waivers, agreements or other documents may, in the case of third party brand owners, include negotiation of certain terms by the Buyer directly with such third party brand owners.

(iii) Fleet Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the trucks, trailers and forklifts included in the applicable Interim Closing Transferred Assets are reasonably consistent with the operating condition and average age of such trucks, trailers and forklifts as of the date of this Agreement.

(iv) Vending Equipment Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the vending equipment included in the applicable Interim Closing Transferred Assets are reasonably acceptable.

(v) Initial Closing. The Initial Closing shall have been consummated.

(vi) Acquisition of Combo Center. Buyer shall have completed simultaneously with the Interim Closing relating to the first Interim Closing Territory the acquisition of the Combo Center pursuant to the Production APA.

(b) Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to occur at each Interim Closing shall be subject to the fulfillment by the Buyer or written waiver by the Sellers, at or prior to the applicable Interim Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Buyer contained in this Agreement which are qualified by “material”, “in all material respects”, “material adverse effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the applicable Interim Closing as if made on the applicable Interim Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Buyer contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the applicable Interim Closing as if made on the applicable Interim Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Buyer on or before the applicable Interim Closing shall have been complied with in all material respects; and (C) the Sellers shall have received a certificate of the Buyer as to the satisfaction of Sections 7.02(b)(i)(A) and 7.02(b)(i)(B) signed by a duly authorized executive officer of the Buyer.

(ii) Comprehensive Beverage Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Comprehensive Beverage Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(iii) Employee Matters Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Employee Matters Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(iv) Finished Goods Supply Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Finished Goods Supply Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(v) Transition Services Agreement. If applicable, the Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Transition Services Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(vi) RCS Logistics and Transportation Services Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(c) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement to occur at each Interim Closing shall be subject to the fulfillment by the Sellers or written waiver by the Buyer, at or prior to the applicable Interim Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Sellers (I) contained in this Agreement to the extent related to the portion of the Business conducted in the applicable Interim Closing Territory and to the applicable Interim Closing Transferred Assets and (II) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are qualified by “material”, “in all material respects”, “Material Adverse Effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the applicable Interim Closing as if made on the applicable Interim Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Sellers (x) contained in this Agreement to the extent related to the portion of the Business conducted in the applicable Interim Closing Territory and (y) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the applicable Interim Closing as if made on the applicable Interim Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Sellers on or before the applicable Interim Closing shall have been complied with in all material respects; and (C) the Buyer shall have received a certificate of the Sellers as to the satisfaction of Sections 7.02(c)(i)(A) and 7.02(c)(i)(B) signed by a duly authorized representative of each Seller.

(ii) No Material Adverse Effect. On or prior to the applicable Interim Closing Date, there shall not have occurred any Material Adverse Effect with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(iii) Comprehensive Beverage Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Comprehensive Beverage Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(iv) Employee Matters Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Employee Matters Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(v) Finished Goods Supply Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Finished Goods Supply Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(vi) Transition Services Agreement. If applicable, the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Transition Services Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(vii) Interim Closing Funding Letter. TCCC shall have executed and delivered to the Buyer an Interim Closing Funding Letter with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(viii) RCS Logistics and Transportation Services Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

Section 7.03. Conditions to the Final Closing.

(a) Conditions to Each Party’s Obligations. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement to occur at the Final Closing shall be subject to the fulfillment or waiver, at or prior to the Final Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Sellers, each in their sole discretion, provided that such waiver shall be effective only as to the obligations of the party waiving such condition:

(i) Certain Conditions. The conditions set forth in subsections (i), (ii) and (iii) of Section 7.01(a) shall have been satisfied with respect to the transactions contemplated by this Agreement to occur at the Final Closing.

(ii) Third Party Consents. The Sellers shall have obtained and delivered to the Buyer the written consents, notices, waivers, agreements or other documents with respect to the Persons set forth on Section 7.03(a)(ii) of the Disclosure Schedule with respect to the portion of the Business conducted in the Final Closing Territory (all such consents, notices, waivers, agreements and other documents shall be in full force and effect on and following the Final Closing); provided, however, that any such consent, notice, waiver, agreement or other document is in form and substance reasonably satisfactory to the Buyer. The parties acknowledge that the process of obtaining such written consents, notices, waivers, agreements or other documents may, in the case of third party brand owners, include negotiation of certain terms by the Buyer directly with such third party brand owners.

(iii) Fleet Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the trucks, trailers and forklifts included in the Final Closing Transferred Assets are reasonably consistent with the operating condition and average age of such trucks, trailers and forklifts as of the date of this Agreement.

(iv) Vending Equipment Assets. The Buyer and the Sellers shall have mutually agreed that the operating condition and average age of the vending equipment included in the Final Closing Transferred Assets are reasonably acceptable.

(v) Initial Closing and Interim Closings. The Initial Closing and each Interim Closing shall have been consummated.

(b) Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to occur at the Final Closing shall be subject to the fulfillment by the Buyer or written waiver by the Sellers, at or prior to the Final Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Buyer contained in this Agreement which are qualified by “material”, “in all material respects”, “material adverse effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Final Closing as if made on the Final Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Buyer contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Final Closing as if made on the Final Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Buyer on or before the Final Closing shall have been complied with in all material respects; and (C) the Sellers shall have received a certificate of the Buyer as to the satisfaction of Sections 7.03(b)(i)(A) and 7.03(b)(i)(B) signed by a duly authorized executive officer of the Buyer.

(ii) Comprehensive Beverage Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Comprehensive Beverage Agreement with respect to the portion of the Business conducted in the Final Closing Territory or an amendment to the then existing Comprehensive Beverage Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(iii) Employee Matters Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Employee Matters Agreement with respect to the portion of the Business conducted in the Final Closing Territory or an amendment to the then existing Employee Matters Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(iv) Finished Goods Supply Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Finished Goods Supply Agreement with respect to the portion of the Business conducted in the Final Closing Territory or an amendment to the then existing Finished Goods Supply Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(v) Transition Services Agreement. If applicable, the Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Transition Services Agreement with respect to the portion of the Business conducted in the Final Closing Territory or an amendment to the then existing Transition Services Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(vi) RCS Logistics and Transportation Services Agreement. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the Final Closing Territory.

(c) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement to occur at the Final Closing shall be subject to the fulfillment by the Sellers or written waiver by the Buyer, at or prior to the Final Closing, of each of the following conditions:

(i) Representations and Warranties; Covenants. (A) (1) The representations and warranties of the Sellers (I) contained in this Agreement to the extent related to the portion of the Business conducted in the Final Closing Territory and to the Final Closing Transferred Assets and (II) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are qualified by “material”, “in all material respects”, “Material Adverse Effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Final Closing as if made on the Final Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (2) the representations and warranties of the Sellers (x) contained in this Agreement to the extent related to the portion of the Business conducted in the Final Closing Territory and (y) made in Sections 3.01, 3.02(a) and 3.03, in each case, that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Final Closing as if made on the Final Closing Date, other than, in each case, representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (B) the covenants contained in this Agreement to be complied with by the Sellers on or before the Final Closing shall have been complied with in all material respects; and (C) the Buyer shall have received a certificate of the Sellers as to the satisfaction of Sections 7.03(c)(i)(A) and 7.03(c)(i)(B) signed by a duly authorized representative of each Seller.

(ii) No Material Adverse Effect. On or prior to the Final Closing Date, there shall not have occurred any Material Adverse Effect with respect to the portion of the Business conducted in the Final Closing Territory.

(iii) Comprehensive Beverage Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Comprehensive Beverage Agreement with respect to the Final Closing Territory or an amendment to the then existing Comprehensive Beverage Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(iv) Employee Matters Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Employee Matters Agreement with respect to the Final Closing Territory or an amendment to the then existing Employee Matters Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(v) Finished Goods Supply Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Finished Goods Supply Agreement with respect to the Final Closing Territory or an amendment to the then existing Finished Goods Supply Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(vi) Transition Services Agreement. If applicable, the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Transition Services Agreement with respect to the Final Closing Territory or an amendment to the then existing Transition Services Agreement, which amendment shall include such changes as agreed by the parties to reflect the acquisition of the portion of the Business conducted in the Final Closing Territory.

(vii) Final Closing Funding Letter. TCCC shall have executed and delivered to the Buyer the Final Closing Funding Letter.

(viii) RCS Logistics and Transportation Services Agreement. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the RCS Logistics and Transportation Services Agreement with respect to the portion of the Business conducted in the Final Closing Territory.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated prior to the Final Closing:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by either the Sellers or the Buyer, if the Final Closing shall not have occurred on or prior to December 31, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Final Closing to occur prior to such date;

(c) by the Sellers, if there has been a breach of any covenant or other agreement made by Buyer in this Agreement, or any representation or warranty of the Buyer in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate, in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.01(b)(i), Section 7.02(b)(i) or Section 7.03(b)(i) (a “Terminating Buyer Breach”) and (ii) has not been (A) waived in writing by the Sellers or (B) cured by the Buyer, within thirty (30) days after written notice from the Sellers of such Terminating Buyer Breach is received by the Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail);

(d) by the Buyer, if there has been a breach of any covenant or other agreement made by the Sellers in this Agreement, or any representation or warranty of the Sellers in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate (subject to the Sellers’ right to cure as set forth herein), in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.01(c)(i), Section 7.01(c)(ii), Section 7.02(c)(i), Section 7.02(c)(ii), Section 7.03(c)(i), or Section 7.03(c)(ii) (a “Terminating Seller Breach”) and (ii) has not been (A) waived in writing by the Buyer or (B) cured by the Sellers, within thirty (30) days after written notice from the Buyer of such Terminating Seller Breach is received by the Sellers (such notice to describe such Terminating Seller Breach in reasonable detail); and

(e) by the Buyer, pursuant to Section 5.08.

Section 8.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 8.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in this Section 8.03 (Effect of Termination), Section 5.04 (Confidentiality) and Article X (General Provisions); provided, however, that nothing in this Agreement shall relieve either the Sellers or the Buyer from liability for any willful breach of this Agreement or willful failure to perform their or its, as applicable, obligations under this Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 8.01 after the Initial Closing but before the Final Closing, the foregoing shall not affect the parties’ rights and obligations under this Agreement (including under Article IX) with respect to the transactions consummated at the Initial Closing or any Interim Closing, as applicable.

Section 8.04. Extension; Waiver. At any time after the date hereof, either the Sellers or the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. The representations and warranties of the Sellers and the Buyer contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the applicable Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 9.02(a)(i) or 9.03(a) thereafter); provided, however, that the representations and warranties made in Sections 3.01 (Incorporation, Qualification and Authority of the Sellers), 3.02(a) (No Conflict), 3.08(a) (Assets), 3.21 (Brokers), 4.01 (Incorporation and Authority of the Buyer), 4.02 (Qualification of the Buyer), 4.03(a) (No Conflict) and 4.07 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closings indefinitely, the representations and warranties made in Section 3.11 (Environmental Matters) shall survive until the date that is five (5) years after the applicable Closing Date and the representations and warranties made in Sections 3.14 (Employee Benefits Matters) and 3.22 (Tax Matters) shall survive until the date that is three (3) years after the applicable Closing Date, at which time they shall terminate; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Initial Closing Date, any Interim Closing Date or the Final Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 9.02. Indemnification by the Sellers.

(a) From and after the applicable Closing, the Sellers shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Sellers in this Agreement or in the certificates furnished by the Sellers pursuant to Sections 2.05(a)(v), 2.05(b)(v), 2.05(c)(v), 7.01(c)(i), 7.02(c)(i) and 7.03(c)(i);

(ii) any breach or failure by the Sellers to perform any of their covenants or obligations contained in this Agreement;

(iii) any Excluded Liability (including the failure of the Sellers to perform or in due course pay and discharge any Excluded Liability); or

(iv) the failure of the Sellers to obtain and deliver to the Buyer, at or prior to the Final Closing, the written consent, in form and substance reasonably satisfactory to the Buyer, of the landlord under that certain Lease Agreement, dated as of January 31, 2014 (the “Hanover Lease”), by and between Preston Bruce-PGN, LLC and CCR, relating to the premises located at 7210 Preston Gateway Drive, Hanover, Maryland, to the assignment of the Sellers’ existing rights under the Hanover Lease to the Buyer, including any Losses suffered or incurred as a result of or in connection with (A) the termination of the Hanover Lease by the landlord as a result of the failure to obtain such consent, (B) an increase by the landlord in the rental rate or other charges payable by the tenant under the Hanover Lease as of the Closing Date, or (C) the relocation of the portion of the Business located on the Leased Real Property leased under the Hanover Lease to another comparable facility on market terms, except in each case to the extent that any such failure of the Sellers to obtain and deliver any such consent of the landlord arises from the Buyer’s failure to reasonably cooperate with the Sellers in obtaining such consent or arises from the Buyer’s failure to provide any information or cooperation reasonably requested by the Sellers or the landlord.

(b) Notwithstanding any other provision of this Agreement to the contrary, (i) the Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 9.02(a)(i) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds a dollar amount equal to the Deductible Amount, after which the Sellers shall be obligated for all Losses of the Buyer Indemnified Parties pursuant to Section 9.02(a)(i) in excess of the Deductible Amount up to a dollar amount equal to the Cap Amount; provided, however, that the limitations on indemnification set forth in this Section 9.02(b)(i) shall not apply to any indemnification claim brought as a result of the inaccuracy or breach of any of the Fundamental Representations; (ii) the cumulative indemnification obligation of the Sellers under Section 9.02(a)(i) shall in no event exceed the Purchase Price; and (iii) the indemnification obligation of the Sellers under Section 9.02(a)(i) with respect to a breach of Section 3.22 (Tax Matters) shall not be subject to the Deductible Amount.

Section 9.03. Indemnification by the Buyer. From and after the applicable Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “TCCC Indemnified Parties”) against, and reimburse any TCCC Indemnified Party for, all Losses that such TCCC Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a) the inaccuracy or breach of any representations or warranties made by the Buyer in this Agreement or in the certificates furnished by the Buyer pursuant to Sections 7.01(b)(i), 7.02(b)(i) and 7.03(b)(i);

(b) any breach or failure by the Buyer to perform any of its covenants or obligations contained in this Agreement;

(c) any claim or cause of action by any Person against any TCCC Indemnified Party with respect to the ownership, operation or use of the Transferred Assets or the operations of the Business to the extent arising as a result of an event, occurrence or action occurring after the applicable Closing, except to the extent that the underlying matter giving rise to such claim or cause of action is one in which a TCCC Indemnified Party is otherwise responsible; or

(d) any Assumed Liability (including the failure of the Buyer or its Affiliates to perform or in due course pay and discharge any Assumed Liability).

Section 9.04. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification hereunder (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.01 for such representation, warranty, covenant or agreement. Within forty-five (45) days after its receipt of the Third Party Claim notice (the “Third Party Claim Response Period”), the Indemnifying Party shall give notice to the Indemnified Party, in writing, either acknowledging or denying its obligations to indemnify and defend under this Article IX.

(b) If, during the Third Party Claim Response Period, the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if such Indemnifying Party gives notice in writing of its election to do so to the Indemnified Party, together with the acknowledgement of its obligations to indemnify, within ten (10) Business Days of the receipt of notice from the Indemnified Party; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party. If the Indemnifying Party so elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, except as set forth in the following sentence. An Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake such defense, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party. Each party hereto shall, and shall cause each of its Affiliates, members, officers, agents and employees to, cooperate fully with the other parties hereto in connection with any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third

Party Claim, without the consent of any Indemnified Party, provided that (i) the settlement or judgment involves only monetary payments, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment promptly following the effectiveness of such settlement or judgment and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete release of any Indemnified Party affected by such Third Party Claim. If the Indemnifying Party does not assume, or is not entitled to assume, the defense of a Third Party Claim as provided in this Section 9.04(b), the Indemnified Party shall defend such Third Party Claim but shall not consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim if such settlement or judgment includes an unconditional release of the Indemnifying Party and its Affiliates from all liability arising out of such Third Party Claim. With respect to a Third Party Claim regarding Taxes, the Sellers only have the right to control such Third Party Claim as an Indemnifying Party hereunder if it (x) relates to Taxes attributable to the Business or the Transferred Assets with respect to a taxable period or portion thereof ending on or prior to the applicable Closing Date or (y) relates to Taxes imposed on the Sellers or their Affiliates, provided that with respect to any Third Party Claim with respect to Transaction Taxes, the Sellers and the Buyer shall jointly control such Third Party Claim and shall share equally in any direct costs and expenses incurred by the parties with respect thereto.

(c) In the event that an Indemnified Party determines that it has a claim pursuant to Section 9.04(a) that does not involve a Third Party Claim, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (if known or reasonably capable of estimation) and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records, properties, assets, personnel, agents and advisors for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims of liability. Promptly following the final determination of the amount of any disputed claims by written agreement between the Indemnifying Party and the Indemnified Party or pursuant to a final, non-appealable order or judgment regarding such disputed claims that has been entered in a court of competent jurisdiction, the Indemnifying Party promptly shall pay the amount of any such finally determined liability to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.

Section 9.05. Exclusive Remedies. The Sellers and the Buyer acknowledge and agree that, following the applicable Closing, the indemnification provisions of Sections 9.02 and 9.03 shall be the sole and exclusive remedies of any Buyer Indemnified Party and any TCCC Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Buyer or the Sellers, respectively, or any failure by the Buyer or a Seller, respectively, to perform or comply with any covenant or agreement set forth herein, except in the case of fraud or intentional misrepresentation. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.06. Additional Indemnification Provisions.

(a) The Sellers and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the indemnification obligations in this Agreement: (i) all Losses shall be net of any third-party insurance proceeds which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) unless any such damages or items are awarded to a third-party in a Third Party Claim, provided that this Section 9.06(a)(ii) shall not limit or restrict in any way the right or ability of an Indemnified Party to recover damages that are direct and reasonably foreseeable; and (iii) so long as such party has complied with its obligations under Section 2.02, no party shall have the obligation to indemnify any other Person with respect to any Losses to the extent relating to any failure by the parties to obtain the consent of any Person required in an Assumed Contract (other than in the event where such Assumed Contract is a Material Contract that the Sellers failed to identify as requiring consent or notice on Section 3.12(a) of the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereunder.

(b) In addition to, and not in limitation of, the foregoing, the Sellers and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that the Sellers shall have no liability to indemnify any Buyer Indemnified Party under this Agreement with respect to any Losses (i) to the extent such Losses are included in the Assumed Liabilities reflected on the Final Amounts Schedules or would be duplicative of amounts paid by the Sellers pursuant to Section 2.10 or Section 5.14, or (ii) to the extent such Losses are caused by or result from any action (A) that after the date hereof the Buyer requests the Sellers to take or refrain from taking in writing pursuant to Section 5.01 (other than actions the Sellers are already obligated to take or refrain from taking under this Agreement), (B) taken pursuant to a written consent from the Buyer specifically authorizing such action, but only as long as the Sellers’ request for written consent to such action was not related to curing a breach of any representation, warranty or covenant of a Seller hereunder, or (C) that the Sellers or any of their Affiliates, having sought the Buyer’s consent pursuant to Section 5.01, did not take as a result of the Buyer having unreasonably withheld, delayed or conditioned the requested consent, other than, in the case of clauses (A) and (B), any such Losses constituting costs and expenses specifically and intentionally incurred by the Sellers to take any such action requested by the Buyer and agreed to by the Sellers.

Section 9.07. Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 9.08. Third Party Recovery. If the Buyer Indemnified Parties or the TCCC Indemnified Parties recover any amounts in respect of Losses from any third party at any time after the Buyer or the Sellers, as applicable, have paid all or a portion of such Losses to the Buyer Indemnified Parties or the TCCC Indemnified Parties, as applicable, pursuant to the provisions of this Article IX, the Buyer or the Sellers, as applicable, shall, or shall cause such Buyer Indemnified Parties or TCCC Indemnified Parties, as applicable, to promptly (and in any event within two (2) Business Days of receipt) pay over to the Buyer or to the Sellers, as applicable, the amount so received (to the extent previously paid by the Buyer or the Sellers, as applicable).

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Expenses. Except as may be otherwise specified in this Agreement and the Companion Agreements or as set forth on Section 10.01 of the Disclosure Schedule, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Companion Agreements and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses, whether or not the Closings shall have occurred. The Buyer and the Sellers shall each pay one-half of any HSR Act or similar filing or reporting fees in connection with the transactions contemplated by this Agreement, if applicable.

Section 10.02. Notices. All notices, communications, consents and deliveries under this Agreement shall be delivered in writing, unless otherwise expressly permitted herein, and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing (or on the following Monday if mailed on a Friday or Saturday) if sent by a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery; or (d) upon receipt of a confirmed transmission, if sent by facsimile transmission or by email (or on the first Business Day following the date sent if the date sent is not a Business Day), in each case to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the others, provided that if notice is given by email, such notice shall also be sent at the same time by facsimile transmission:

(i)	if to the Sellers to:

Coca-Cola Refreshments USA, Inc.

c/o The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Attn: Vice President – Finance

Facsimile: (404) 598-9096

Email: dherndon@coca-cola.com

with a copy, which shall not constitute notice, to:

Coca-Cola Refreshments USA, Inc.

c/o The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Attn: General Counsel

Facsimile: (404) 598-7664

Email: bgarren@coca-cola.com

and

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention: William G. Roche

         Anne M. Cox

Facsimile: (404) 572-5133

Email: broche@kslaw.com

   acox@kslaw.com

(ii)	if to the Buyer to:

Coca-Cola Bottling Co. Consolidated

4100 Coca Cola Plaza

Charlotte, North Carolina 28211

Attention:           Lawrence K. Workman, Jr., Vice President

Facsimile:          (704) 285-6915

Email: kent.workman@ccbcc.com

with a copy, which shall not constitute notice, to:

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, North Carolina 28202

Attention:            John V. McIntosh

                              E. Beauregarde Fisher III

Facsimile:            (704) 331-1159

Email:                  johnmcintosh@mvalaw.com

                              beaufisher@mvalaw.com

Notwithstanding anything to the contrary in this Agreement, (v) any information required to be delivered pursuant to Section 5.02(d), (w) any amendments of or supplements to the Disclosure Schedule delivered by the Sellers pursuant to the first two (2) sentences of Section 5.08, (x) the Initial Closing Financial Information, (y) the Interim Closing Financial Information and (z) the Final Closing Financial Information may be delivered by email (or other electronic means) only, and such delivery by email (or other electronic means) will be deemed to satisfy the requirements of this Section 10.02, without the requirement that notice also be provided by facsimile transmission or in any other format or medium; provided, that the delivery of such information by email (or other electronic means) only shall not be deemed effective until the Buyer has confirmed its receipt of the same; and provided, further, that, upon such receipt, the Buyer will be obligated to provide, and shall provide, such confirmation promptly.

Section 10.03. Public Announcements. No party or Affiliate of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Companion Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Sellers and the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.05. Entire Agreement. Except as otherwise expressly provided herein and therein, this Agreement (together with the exhibits and schedules hereto) and the Companion Agreements constitute the entire agreement of the Sellers and the Buyer with respect to the acquisition of the Business by the Buyer and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Sellers and the Buyer or its Affiliates with respect to the acquisition of the Business by the Buyer.

Section 10.06. Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Sellers may assign any or all of their rights and obligations under this Agreement to any of their Affiliates, but only to the extent that such assignment would not result in an impairment of the Buyer’s rights under this Agreement; and provided, further, that the Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights and obligations under this Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07. No Third-Party Beneficiaries. Except as provided in Article IX with respect to TCCC Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, whether express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 10.09. Disclosure Schedule. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or Schedules would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 10.10. Governing Law and Dispute Resolution.

(a) This Agreement and the Companion Agreements (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto agrees that, except to the extent set forth otherwise in the Companion Agreements, any claims, causes of action or disputes that may be based upon, arise out of or relate to this Agreement or the Companion Agreements, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement and the Companion Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02; and

(iv) agrees that nothing in this Agreement or the Companion Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 10.11. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMPANION AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Bulk Sales Laws. The Buyer and the Sellers each hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction within or outside the United States.

Section 10.13. Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto would have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Transferred Assets to the Buyer, and the obligations of the Buyer under this Agreement, including the Buyer’s obligation to purchase and acquire the Transferred Assets from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.14. Rules of Construction. Interpretation of this Agreement and the Companion Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of or to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule, Annexes and Exhibits hereto; (d) references to “dollars” or “$” mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement means including without limitation, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) each of the parties hereto has participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to days means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.15. Counterparts. This Agreement and the Companion Agreements may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or the Companion Agreements by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature page follows]

IN WITNESS WHEREOF, CCR and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COCA-COLA REFRESHMENTS USA, INC.

By:	/s/ J. Alexander M. Douglas, Jr.
Name:	J. Alexander M. Douglas, Jr.
Title:	President of Coca-Cola North America and Authorized Signatory

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Umesh Kasbekar
Name:	Umesh Kasbekar
Title:	Senior Vice President, Planning and Administration

Signature Page to Asset Purchase Agreement

EXHIBIT A

DEFINITIONS

“2014 Additional Financial Information” has the meaning set forth in Section 3.20(b).

“2014 Data” has the meaning set forth in Section 3.20(a).

“Acceptable Regulatory Standards” means those standards in effect as of the applicable Closing with respect to the presence of a Hazardous Substance on a real property which (a) if achieved in a cleanup, would be sufficient to satisfy the minimum and lowest cost requirements of the regulatory authorities having jurisdiction with respect to the real property so that such regulatory authorities would issue a letter or other document confirming that no further action is required with respect to the investigation, cleanup, remediation and monitoring of the real property with respect to such Hazardous Substance for the continued use of the real property for industrial or commercial purposes only, including the possible application of restrictive covenants, engineering controls, other types of use restrictions or monitored natural attenuation, for Hazardous Substances for which promulgated remediation standards exist; or (b) where the regulatory authorities do not issue such letters or other documents, would be sufficient to satisfy the promulgated remediation standards of the jurisdiction for the continued use of the real property for industrial or commercial purposes only, including the possible application of restrictive covenants, engineering controls, other types of use restrictions or monitored natural attenuation for the minimum and lowest cost.

“Action” means any claim, action, demand, audit, citation, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agency Notification” has the meaning set forth in Section 5.19(b).

“Agreed Financial Methodology” means the accounting policies, methodologies, assumptions and allocations used by the Sellers in preparing the 2014 Data with such changes or adjustments to such policies, methodologies, assumptions and allocations as are set forth on Section A of the Disclosure Schedule or as the Buyer and the Sellers may mutually agree to in writing subsequent to the date hereof, including as a result of the mutually agreed upon resolution of any of the items described on Section 7.01(a)(v) of the Disclosure Schedule.

“Agreed Replacement Value” has the meaning set forth in Section 2.10(a).

“Agreement” means this Asset Purchase Agreement, dated as of September 23, 2015, by and between the Sellers and the Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to this Asset Purchase Agreement made in accordance with Section 10.08.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Antea” has the meaning set forth in Section 5.19(a).

“Arbitrator” has the meaning set forth in Section 2.07(d).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.05(a)(iv).

“Assumed Contracts” has the meaning set forth in Section 2.01(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.01(c).

“Base Purchase Price” has the meaning set forth in Section 2.04.

“Business” means the business that the Sellers are engaged in related to the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the Territory, but specifically excluding the manufacture or production of Coca-Cola and other beverage products.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Atlanta, Georgia are required or authorized by Law to be closed.

“Business Employees” means all employees of the Sellers and their Affiliates who are engaged primarily in the Business, together with any individuals hired by the Sellers or their Affiliates after the date hereof and prior to the applicable Closing who are engaged primarily in the Business who are employed by the Buyer or its Affiliates with respect to the Business as of or immediately after the applicable Closing as further described in the Employee Matters Agreement, but excluding the employees of the Sellers or their Affiliates who are identified as employees being retained by the Sellers or their Affiliates in the Employee Matters Agreement.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer MEC Consent Agreement” means that certain Consent Agreement, dated May 26, 2015, by and between TCCC, acting by and through its Coca-Cola North America division, and the Buyer.

“Cap Amount” means a dollar amount equal to $9,968,190.71; provided, however, that such amount shall automatically be reduced (a) to an amount equal to ten percent (10%) of the aggregate amount of the Base Purchase Price allocable to the Initial Closing in the event this Agreement is terminated or expires after the Initial Closing and before any Interim Closing, or (b) to an amount equal to ten percent (10%) of the aggregate amount of the Base Purchase Price allocable to the Initial Closing and any Interim Closings that have occurred in the event this Agreement is terminated or expires after at least one (1) Interim Closing has occurred and before the Final Closing.

“CBA Rights” has the meaning set forth in the recitals to this Agreement.

“CCR” has the meaning set forth in the preamble to this Agreement.

“Closing” means either the Initial Closing, an Interim Closing or the Final Closing.

“Closing Date” means either the Initial Closing Date, an Interim Closing Date or the Final Closing Date.

“Closing Key Subject Equipment Schedule” has the meaning set forth in Section 2.10(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective bargaining agreement, labor contract, letter of understanding or letter of intent with a labor organization certified as the collective bargaining representative of the Business Employees.

“Combo Center” has the meaning set forth in Section 5.28.

“Companion Agreements” means the Deeds, the Assignments and Assumptions of Lease, the Initial Closing Bill of Sale, Assignment and Assumption Agreement, each Interim Closing Bill of Sale, Assignment and Assumption Agreement, the Final Closing Bill of Sale, Assignment and Assumption Agreement, the Comprehensive Beverage Agreement, the Employee Matters Agreement, the Finished Goods Supply Agreement, the Transition Services Agreement, the Initial Closing Funding Letter, each Interim Closing Funding Letter and the Final Closing Funding Letter.

“Completed Title Documents” has the meaning set forth in Section 5.20.

“Comprehensive Beverage Agreement” means the Comprehensive Beverage Agreement(s) among TCCC, CCR and the Buyer, in a form to be mutually agreed by the Sellers and the Buyer, certain material terms of which are attached hereto as Exhibit D.

“Confidential Information” has the meaning set forth in Section 5.04.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Cost” means, with respect to any particular item of inventory included in the Transferred Assets, the Business’ fully-loaded production cost with respect to such item of inventory, plus (without duplication) the freight cost of transporting such item of inventory from the applicable production center to the applicable distribution center.

“Critical Leased Property” has the meaning set forth in Section 3.10(b).

“Customer” means each of the twenty (20) largest customers of the Business in the portion of the Territory being transferred at the Initial Closing, any Interim Closing and the Final Closing, in each case as measured by the dollar amount of purchases made from the Sellers and their Affiliates solely in connection with the Business during the twelve (12) month period ended on the date hereof.

“Debt” means any (a) indebtedness for borrowed money or in respect of loans or advances from third party lending sources, (b) obligation evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) indebtedness or obligation for the deferred purchase price of property or services with respect to which any Seller is liable as obligor (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) capital lease obligations, (e) obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Sellers, (f) amounts owed by the Business to a Seller (or Affiliate of a Seller) other than intercompany trade accounts payables for goods and services incurred in the ordinary course of business consistent with past practice and included on the Final Amounts Schedules, (g) all obligations under conditional sale or other title retention agreements relating to the property or assets purchased by a Seller, (h) guarantees and (i) obligations under hedging arrangements.

“Deductible Amount” means a dollar amount equal to $996,819.07; provided, however, that such amount shall automatically be reduced (a) to an amount equal to one percent (1%) of the aggregate amount of the Base Purchase Price allocable to the Initial Closing in the event this Agreement is terminated or expires after the Initial Closing and before any Interim Closing, or (b) to an amount equal to one percent (1%) of the aggregate amount of the Base Purchase Price allocable to the Initial Closing and any Interim Closings that have occurred in the event this Agreement is terminated or expires after at least one (1) Interim Closing has occurred and before the Final Closing.

“Deed” has the meaning set forth in Section 2.05(a)(iii).

“Delaware Courts” has the meaning set forth in Section 10.10(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer and which forms a part of this Agreement.

“Distribution Territory” means the Legacy Territory and the Sub-Bottling Territory.

“DP Brand Business” means the portion of the Business relating to the exclusively licensed distribution, promotion, marketing and sale of shelf-stable, ready to drink Dr Pepper brand beverages in the Territory by the Sellers pursuant to CCR’s agreement with Dr Pepper Snapple Group, Inc., including any assets and liabilities (including Retained Assets and Retained Liabilities) allocated to such portion of the Business consistent with the Agreed Financial Methodology.

“EBITDA” means gross profit less operating expenses before interest, income taxes, depreciation and amortization.

“Economic Participation Agreement” has the meaning set forth in Section 5.22(a).

“Employee Matters Agreement” means the Employee Matters Agreement(s) between CCR and the Buyer in a form to be mutually agreed among the Sellers and the Buyer, certain material terms of which are attached hereto as Exhibit E.

“Employee Plans” has the meaning set forth in Section 3.14(b).

“End Date” has the meaning set forth in Section 8.01(b).

“Environmental Activity” with respect to any Recognized Environmental Condition means any activity required to establish a remediation plan necessary to satisfy Acceptable Regulatory Standards, for any Hazardous Substances associated with such Recognized Environmental Condition for the continued use of the applicable real property for industrial or commercial purposes only.

“Environmental Laws” means any Laws applicable to the Business, the Owned Real Property, the Leased Real Property or any of the other Transferred Assets and in effect as of the applicable Closing that regulate (a) the protection of or prevention of harm to human health and the environment or damage to natural resources or (b) the use, management, transportation, treatment, storage, disposal or remediation of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or governmental qualification, registration, filing, privilege, franchise or other authorization that is issued under or pursuant to any Environmental Law.

“Equipment Dispute Notice” has the meaning set forth in Section 2.10(c).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Final Closing Date Unaudited Balance Sheet” has the meaning set forth in Section 2.07(c)(i).

“Estimated Final Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the Final Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the Final Closing DP Purchase Price Component.

“Estimated Final Closing DP Deficit” means the amount, if any, by which the Final Closing DP Purchase Price Component is greater than the Estimated Final Closing DP Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing DP Surplus” means the amount, if any, by which the Final Closing DP Purchase Price Component is less than the Estimated Final Closing DP Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Final Closing Volume Percentage.

“Estimated Final Closing Net Working Capital Deficit” means the amount, if any, by which the Final Closing NWC Purchase Price Component is greater than the Estimated Final Closing Net Working Capital Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Net Working Capital Surplus” means the amount, if any, by which the Final Closing NWC Purchase Price Component is less than the Estimated Final Closing Net Working Capital Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Other Assets and Liabilities Amount” means the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs and determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Final Closing Volume Percentage.

“Estimated Final Closing Other Assets and Liabilities Deficit” means the amount, if any, by which the Final Closing Other Assets and Liabilities Purchase Price Component is greater than the Estimated Final Closing Other Assets and Liabilities Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Other Assets and Liabilities Surplus” means the amount, if any, by which the Final Closing Other Assets and Liabilities Purchase Price Component is less than the Estimated Final Closing Other Assets and Liabilities Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Other Third-Party Brand Amount” means the amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Final Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the Final Closing Other Third-Party Brand Purchase Price Component.

“Estimated Final Closing Other Third-Party Brand Deficit” means the amount, if any, by which the Final Closing Other Third-Party Brand Purchase Price Component is greater than the Estimated Final Closing Other Third-Party Brand Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Other Third-Party Brand Surplus” means the amount, if any, by which the Final Closing Other Third-Party Brand Purchase Price Component is less than the Estimated Final Closing Other Third-Party Brand Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the Final Closing Transferred Assets as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs (except that with respect to such Residual Transferred Assets that are Subject Equipment, such Net Book Value shall be as of the Business Day that is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the Final Closing Date if the data regarding the Subject Equipment that would otherwise be included in the Estimated Final Closing Date Unaudited Balance Sheet is not available to be included therein), determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Final Closing Volume Percentage.

“Estimated Final Closing Residual Transferred Assets Deficit” means the amount, if any, by which the Final Closing Residual Transferred Assets Purchase Price Component is greater than the Estimated Final Closing Residual Transferred Assets Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Residual Transferred Assets Surplus” means the amount, if any, by which the Final Closing Residual Transferred Assets Purchase Price Component is less than the Estimated Final Closing Residual Transferred Assets Amount as set forth on the Estimated Final Closing Statement.

“Estimated Final Closing Retained Assets Amount” means an amount equal to the Net Book Value of the Final Closing Retained Assets on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Final Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the Final Closing Retained Liabilities on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Final Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Final Closing Statement” has the meaning set forth in Section 2.07(c)(i).

“Estimated Final Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the Final Closing Territory during the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the case volume information by brand of the Business for such fiscal year.

“Estimated Initial Closing Date Unaudited Balance Sheet” has the meaning set forth in Section 2.07(a)(i).

“Estimated Initial Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the Initial Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the Initial Closing DP Purchase Price Component.

“Estimated Initial Closing DP Deficit” means the amount, if any, by which the Initial Closing DP Purchase Price Component is greater than the Estimated Initial Closing DP Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing DP Surplus” means the amount, if any, by which the Initial Closing DP Purchase Price Component is less than the Estimated Initial Closing DP Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Initial Closing Volume Percentage.

“Estimated Initial Closing Net Working Capital Deficit” means the amount, if any, by which the Initial Closing NWC Purchase Price Component is greater than the Estimated Initial Closing Net Working Capital Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Net Working Capital Surplus” means the amount, if any, by which the Initial Closing NWC Purchase Price Component is less than the Estimated Initial Closing Net Working Capital Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Other Assets and Liabilities Amount” means the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs and determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Initial Closing Volume Percentage.

“Estimated Initial Closing Other Assets and Liabilities Deficit” means the amount, if any, by which the Initial Closing Other Assets and Liabilities Purchase Price Component is greater than the Estimated Initial Closing Other Assets and Liabilities Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Other Assets and Liabilities Surplus” means the amount, if any, by which the Initial Closing Other Assets and Liabilities Purchase Price Component is less than the Estimated Initial Closing Other Assets and Liabilities Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Other Third-Party Brand Amount” means the amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Initial Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the Initial Closing Other Third-Party Brand Purchase Price Component.

“Estimated Initial Closing Other Third-Party Brand Deficit” means the amount, if any, by which the Initial Closing Other Third-Party Brand Purchase Price Component is greater than the Estimated Initial Closing Other Third-Party Brand Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Other Third-Party Brand Surplus” means the amount, if any, by which the Initial Closing Other Third-Party Brand Purchase Price Component is less than the Estimated Initial Closing Other Third-Party Brand Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the Initial Closing Transferred Assets as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs (except that with respect to such Residual Transferred Assets that are Subject Equipment, such Net Book Value shall be as of the Business Day that is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the Initial Closing Date if the data regarding the Subject Equipment that would otherwise be included in the Estimated Initial Closing Date Unaudited Balance Sheet is not available to be included therein), determined in accordance with the Agreed Financial Methodology, multiplied by (b) the Estimated Initial Closing Volume Percentage.

“Estimated Initial Closing Residual Transferred Assets Deficit” means the amount, if any, by which the Initial Closing Residual Transferred Assets Purchase Price Component is greater than the Estimated Initial Closing Residual Transferred Assets Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Residual Transferred Assets Surplus” means the amount, if any, by which the Initial Closing Residual Transferred Assets Purchase Price Component is less than the Estimated Initial Closing Residual Transferred Assets Amount as set forth on the Estimated Initial Closing Statement.

“Estimated Initial Closing Retained Assets Amount” means an amount equal to the Net Book Value of the Initial Closing Retained Assets on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Initial Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the Initial Closing Retained Liabilities on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the Initial Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Initial Closing Statement” has the meaning set forth in Section 2.07(a)(i).

“Estimated Initial Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the Initial Closing Territory during the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the case volume information by brand of the Business for such fiscal year.

“Estimated Interim Closing Date Unaudited Balance Sheet” has the meaning set forth in Section 2.07(b)(i).

“Estimated Interim Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the applicable Interim Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the applicable Interim Closing DP Purchase Price Component.

“Estimated Interim Closing DP Deficit” means the amount, if any, by which the applicable Interim Closing DP Purchase Price Component is greater than the applicable Estimated Interim Closing DP Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing DP Surplus” means the amount, if any, by which the applicable Interim Closing DP Purchase Price Component is less than the applicable Estimated Interim Closing DP Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology, multiplied by (b) the applicable Estimated Interim Closing Volume Percentage.

“Estimated Interim Closing Net Working Capital Deficit” means the amount, if any, by which the applicable Interim Closing NWC Purchase Price Component is greater than the applicable Estimated Interim Closing Net Working Capital Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Net Working Capital Surplus” means the amount, if any, by which the applicable Interim Closing NWC Purchase Price Component is less than the applicable Estimated Interim Closing Net Working Capital Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Other Assets and Liabilities Amount” means the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs and determined in accordance with the Agreed Financial Methodology, multiplied by (b) the applicable Estimated Interim Closing Volume Percentage.

“Estimated Interim Closing Other Assets and Liabilities Deficit” means the amount, if any, by which the applicable Interim Closing Other Assets and Liabilities Purchase Price Component is greater than the applicable Estimated Interim Closing Other Assets and Liabilities Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Other Assets and Liabilities Surplus” means the amount, if any, by which the applicable Interim Closing Other Assets and Liabilities Purchase Price Component is less than the applicable Estimated Interim Closing Other Assets and Liabilities Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Other Third-Party Brand Amount” means the amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the applicable Interim Closing Territory for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing, determined in accordance with such year-end financial statements and the Agreed Financial Methodology, as compared to such EBITDA for the Business’ 2014 fiscal year as reflected in the 2014 Data, as adjusted for certain mutually agreed upon items, plus (ii) 1, multiplied by (b) the applicable Interim Closing Other Third-Party Brand Purchase Price Component.

“Estimated Interim Closing Other Third-Party Brand Deficit” means the amount, if any, by which the applicable Interim Closing Other Third-Party Brand Purchase Price Component is greater than the applicable Estimated Interim Closing Other Third-Party Brand Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Other Third-Party Brand Surplus” means the amount, if any, by which the applicable Interim Closing Other Third-Party Brand Purchase Price Component is less than the applicable Estimated Interim Closing Other Third-Party Brand Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the applicable Interim Closing Transferred Assets as of the Business Day that is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs (except that with respect to such Residual Transferred Assets that are Subject Equipment, such Net Book Value shall be as of the Business Day that is the Sellers’ last accounting day in the most recent fiscal quarter ended not less than sixty (60) days prior to the applicable Interim Closing Date if the data regarding the Subject Equipment that would otherwise be included in the applicable Estimated Interim Closing Date Unaudited Balance Sheet is not available to be included therein), determined in accordance with the Agreed Financial Methodology, multiplied by (b) the applicable Estimated Interim Closing Volume Percentage.

“Estimated Interim Closing Residual Transferred Assets Deficit” means the amount, if any, by which the applicable Interim Closing Residual Transferred Assets Purchase Price Component is greater than the applicable Estimated Interim Closing Residual Transferred Assets Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Residual Transferred Assets Surplus” means the amount, if any, by which the applicable Interim Closing Residual Transferred Assets Purchase Price Component is less than the applicable Estimated Interim Closing Residual Transferred Assets Amount as set forth on the applicable Estimated Interim Closing Statement.

“Estimated Interim Closing Retained Assets Amount” means an amount equal to the Net Book Value of the applicable Interim Closing Retained Assets on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Interim Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the applicable Interim Closing Retained Liabilities on the Business Day which is the Sellers’ last accounting day in the fiscal month prior to the fiscal month in which the applicable Interim Closing occurs, determined in accordance with the Agreed Financial Methodology.

“Estimated Interim Closing Statement” has the meaning set forth in Section 2.07(b)(i).

“Estimated Interim Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the applicable Interim Closing Territory during the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the case volume information by brand of the Business for such fiscal year.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Contracts” means any contracts of the Sellers with respect to Debt of the Sellers or their Affiliates or any Tax sharing agreements to which any Seller or any of the Sellers’ Affiliates is a party.

“Excluded Fountain Equipment” means all fountain equipment (including pre-mix and post-mix) other than the Transferred Fountain Equipment (including, for example, fountain equipment situated on the property of any chain restaurant or other retail establishment with which any Seller does business that is owned by TCCC or by the customer, and including any fountain equipment pertaining to customers managed by CCR National Retail Sales (NRS), CCR National Foodservice or CCR Region managed fountain outlets).

“Excluded Liabilities” has the meaning set forth in Section 2.01(d).

“Existing Survey” means a copy of the existing survey, if any, for each parcel of the Real Property that the Sellers have provided to the Buyer.

“Existing Title Policy” means a copy of the existing owner’s or lessee’s title insurance policy for each parcel of the Real Property that the Sellers have provided to the Buyer.

“FDC Act” has the meaning set forth in Section 3.16(b).

“Final Amounts Schedules” means, as applicable, the Initial Closing Final Amounts Schedule, each Interim Closing Final Amounts Schedule and the Final Closing Final Amounts Schedule, in each case as finally determined pursuant to Section 2.07.

“Final Closing” has the meaning set forth in Section 2.03(c).

“Final Closing Amounts Deficit” means the amount, if any, by which the sum of (a) (i) the Estimated Final Closing Net Working Capital Amount, plus (ii) the Estimated Final Closing Other Third-Party Brand Amount, plus (iii) the Estimated Final Closing DP Amount, plus (iv) the Estimated Final Closing Residual Transferred Assets Amount, plus (v) the Estimated Final Closing Other Assets and Liabilities Amount, minus (vi) the Estimated Final Closing Retained Assets Amount, plus (vii) the Estimated Final Closing Retained Liabilities Amount, is greater than the sum of (b) (i) the Final Closing Net Working Capital Amount, plus (ii) the Final Closing Other Third-Party Brand Amount, plus (iii) the Final Closing DP Amount, plus (iv) the Final Closing Residual Transferred Assets Amount, plus (v) the Final Closing Other Assets and Liabilities Amount, minus (vi) the Final Closing Retained Assets Amount, plus (vii) the Final Closing Retained Liabilities Amount, as reflected on the Final Closing Final Amounts Schedule.

“Final Closing Amounts Surplus” means the amount, if any, by which the sum of (a) (i) the Estimated Final Closing Net Working Capital Amount, plus (ii) the Estimated Final Closing Other Third-Party Brand Amount, plus (iii) the Estimated Final Closing DP Amount, plus (iv) the Estimated Final Closing Residual Transferred Assets Amount, plus (v) the Estimated Final Closing Other Assets and Liabilities Amount, minus (vi) the Estimated Final Closing Retained Assets Amount, plus (vii) the Estimated Final Closing Retained Liabilities Amount, is less than the sum of (b) (i) the Final Closing Net Working Capital Amount, plus (ii) the Final Closing Other Third-Party Brand Amount, plus (iii) the Final Closing DP Amount, plus (iv) the Final Closing Residual Transferred Assets Amount, plus (v) the Final Closing Other Assets and Liabilities Amount, minus (vi) the Final Closing Retained Assets Amount, plus (vii) the Final Closing Retained Liabilities Amount, as reflected on the Final Closing Final Amounts Schedule.

“Final Closing Assumed Liabilities” means those Assumed Liabilities arising from or related to the portion of the Business conducted in the Final Closing Territory.

“Final Closing Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Final Closing by the Sellers and the Buyer in the form attached hereto as Exhibit F.

“Final Closing Cash Payment” has the meaning set forth in Section 2.06(c)(i).

“Final Closing Date” has the meaning set forth in Section 2.03(c).

“Final Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the Final Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Final Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing as reflected in such financial statements, determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated Final Closing DP Amount.

“Final Closing DP Purchase Price Component” means an amount equal to the portion of the Final Closing Purchase Price as of the date hereof allocated to the portion of the DP Brand Business conducted in the Final Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Final Closing Final Amounts Schedule” means the schedule of the Final Closing Net Working Capital Amount, the Final Closing Other Third-Party Brand Amount, the Final Closing DP Amount, the Final Closing Residual Transferred Assets Amount, the Final Closing Other Assets and Liabilities Amount, the Final Closing Retained Assets Amount and the Final Closing Retained Liabilities Amount, which shall include a calculation of each of the Final Closing Amounts Surplus, if any, and the Final Closing Amounts Deficit, if any, as finally determined pursuant to Section 2.07.

“Final Closing Financial Information” means: (a) components of (i) the unaudited balance sheet with respect to the portion of the Business conducted in the Final Closing Territory as of the Final Closing Date, and (ii) the unaudited statement of income with respect to the portion of the Business conducted in the Final Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Final Closing, in each case, in a format consistent with the 2014 Data and determined in accordance with the Agreed Financial Methodology; (b) case volume information by brand for the most recent four (4) fiscal quarters completed on or prior to the Final Closing; and (c) updates of Sections 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv)-1 and 2.01(a)(iv)-2 of the Disclosure Schedule (but only with respect to the Final Closing Transferred Assets listed thereon) to update the description of the Final Closing Transferred Assets as of the Final Closing to be consistent with the unaudited balance sheet of the portion of the Business conducted in the Final Closing Territory as of the Final Closing Date.

“Final Closing Funding Letter” means a letter specifying the funding to be provided by the Sellers or their Affiliates with respect to the Final Closing Territory for the remainder of the calendar year in which the Final Closing occurs and the following calendar year.

“Final Closing Net Working Capital” means (a) the current assets of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the current liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule.

“Final Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the Final Closing Date and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Final Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Final Closing Volume Percentage.

“Final Closing Notice of Dispute” has the meaning set forth in Section 2.07(c)(iii).

“Final Closing NWC Purchase Price Component” means an amount equal to the portion of the Final Closing Purchase Price as of the date hereof allocated to the Net Working Capital for the portion of the Business conducted in the Final Closing Territory (other than the portion of the Net Working Capital allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Final Closing Other Assets and Liabilities” means, collectively, the assets of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule and the liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule.

“Final Closing Other Assets and Liabilities Amount” means an amount equal to the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the Final Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the Final Closing Date and determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Final Closing Volume Percentage.

“Final Closing Other Assets and Liabilities Purchase Price Component” means an amount equal to the portion of the Final Closing Purchase Price as of the date hereof allocated to the Other Assets and Liabilities in the Final Closing Territory (other than the portion of the such Other Assets and Liabilities allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Final Closing Other Third-Party Brand Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Final Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Final Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Final Closing as reflected in such financial statements, determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated Final Closing Other Third-Party Brand Amount.

“Final Closing Other Third-Party Brand Purchase Price Component” means an amount equal to the portion of the Final Closing Purchase Price as of the date hereof allocated to the Other Third-Party Brand Business conducted in the Final Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Final Closing Pre-Closing Products” means (a) any products included in the Final Closing Transferred Assets and (b) any products at any time manufactured or sold by the Sellers in the conduct of the portion of the Business in the Final Closing Territory prior to the Final Closing.

“Final Closing Preliminary Amounts Schedule” means the draft schedule of the Final Closing Net Working Capital Amount, the Final Closing Other Third-Party Brand Amount, the Final Closing DP Amount, the Final Closing Residual Transferred Assets Amount, the Final Closing Other Assets and Liabilities Amount, the Final Closing Retained Assets Amount and the Final Closing Retained Liabilities Amount, which shall include the Final Closing Amounts Surplus, if any, and the Final Closing Amounts Deficit, if any.

“Final Closing Purchase Price” means the portion of the Purchase Price allocated to the Final Closing.

“Final Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the Final Closing Transferred Assets as of the Final Closing Date, determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Final Closing Volume Percentage.

“Final Closing Residual Transferred Assets Purchase Price Component” means an amount equal to the portion of the Final Closing Purchase Price as of the date hereof allocated to Residual Transferred Assets in the Final Closing Territory (other than the portion of the Residual Transferred Assets allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Final Closing Retained Assets” means, collectively, (a) the assets included within the Final Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Final Closing Transferred Assets and (b) the assets included within the Final Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Final Closing Transferred Assets.

“Final Closing Retained Assets Amount” means an amount equal to the Net Book Value of the Final Closing Retained Assets on the Final Closing Date, determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology.

“Final Closing Retained Liabilities” means, collectively, (a) the liabilities included within the Final Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Assumed Liabilities and (b) the liabilities included within the Final Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Assumed Liabilities.

“Final Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the Final Closing Retained Liabilities on the Final Closing Date, determined in accordance with the Final Closing Financial Information and the Agreed Financial Methodology.

“Final Closing Territory” means the geographic area described as the “Final Closing Territory” in Exhibit G attached to this Agreement.

“Final Closing Transferred Assets” means those Transferred Assets primarily related to, or primarily used or primarily held for use in connection with, the portion of the Business conducted in the Final Closing Territory.

“Final Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the Final Closing Territory during the most recent four (4) fiscal quarters completed on or prior to the Final Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the Final Closing Financial Information.

“Finished Goods Supply Agreement” means the Finished Goods Supply Agreement between CCR and the Buyer (or its Affiliate) in a form to be mutually agreed by the Sellers and the Buyer, certain material terms of which are attached hereto as Exhibit H, and with such other changes as are mutually agreed by the Sellers and the Buyer, together with the Service Level Agreement (in a form to be mutually agreed by the Buyer and the Sellers) with respect thereto.

“Focus Period Letter” means the letter between TCCC and the Buyer regarding the Buyer’s acquisition or development of certain other lines of business involving beverage activities otherwise prohibited under the Comprehensive Beverage Agreement(s), and providing for certain other agreements between the Buyer and TCCC regarding the acquisition or development of other lines of business by the Buyer prior to an agreed date, in the form attached hereto as Exhibit I.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” has the meaning set forth in Section 5.10.

“Hanover Lease” has the meaning set forth in Section 9.02(a)(iv).

“Hazardous Substances” means any pollutant, contaminant, material, substance, or waste that is regulated under Environmental Laws, including asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, and petroleum or hydrocarbon substance, fraction, distillate or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” has the meaning set forth in Section 9.04(a).

“Initial Closing” has the meaning set forth in Section 2.03(a).

“Initial Closing Amounts Deficit” means the amount, if any, by which the sum of (a) (i) the Estimated Initial Closing Net Working Capital Amount, plus (ii) the Estimated Initial Closing Other Third-Party Brand Amount, plus (iii) the Estimated Initial Closing DP Amount, plus (iv) the Estimated Initial Closing Residual Transferred Assets Amount, plus (v) the Estimated Initial Closing Other Assets and Liabilities Amount, minus (vi) the Estimated Initial Closing Retained Assets Amount, plus (vii) the Estimated Initial Closing Retained Liabilities Amount, is greater than the sum of (b) (i) the Initial Closing Net Working Capital Amount, plus (ii) the Initial Closing Other Third-Party Brand Amount, plus (iii) the Initial Closing DP Amount, plus (iv) the Initial Closing Residual Transferred Assets Amount, plus (v) the Initial Closing Other Assets and Liabilities Amount, minus (vi) the Initial Closing Retained Assets Amount, plus (vii) the Initial Closing Retained Liabilities Amount, as reflected on the Initial Closing Final Amounts Schedule.

“Initial Closing Amounts Surplus” means the amount, if any, by which the sum of (a) (i) the Estimated Initial Closing Net Working Capital Amount, plus (ii) the Estimated Initial Closing Other Third-Party Brand Amount, plus (iii) the Estimated Initial Closing DP Amount, plus (iv) the Estimated Initial Closing Residual Transferred Assets Amount, plus (v) the Estimated Initial Closing Other Assets and Liabilities Amount, minus (vi) the Estimated Initial Closing Retained Assets Amount, plus (vii) the Estimated Initial Closing Retained Liabilities Amount, is less than the sum of (b) (i) the Initial Closing Net Working Capital Amount, plus (ii) the Initial Closing Other Third-Party Brand Amount, plus (iii) the Initial Closing DP Amount, plus (iv) the Initial Closing Residual Transferred Assets Amount, plus (v) the Initial Closing Other Assets and Liabilities Amount, minus (vi) the Initial Closing Retained Assets Amount, plus (vii) the Initial Closing Retained Liabilities Amount, as reflected on the Initial Closing Final Amounts Schedule.

“Initial Closing Assumed Liabilities” means those Assumed Liabilities arising from or related to the portion of the Business conducted in the Initial Closing Territory.

“Initial Closing Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Initial Closing by the Sellers and the Buyer in the form attached hereto as Exhibit F.

“Initial Closing Cash Payment” has the meaning set forth in Section 2.06(a)(i).

“Initial Closing Date” has the meaning set forth in Section 2.03(a).

“Initial Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the Initial Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Initial Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing as reflected in such financial statements, determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated Initial Closing DP Amount.

“Initial Closing DP Purchase Price Component” means an amount equal to the portion of the Initial Closing Purchase Price as of the date hereof allocated to the portion of the DP Brand Business conducted in the Initial Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Initial Closing Final Amounts Schedule” means the schedule of the Initial Closing Net Working Capital Amount, the Initial Closing Other Third-Party Brand Amount, the Initial Closing DP Amount, the Initial Closing Residual Transferred Assets Amount, the Initial Closing Other Assets and Liabilities Amount, the Initial Closing Retained Assets Amount and the Initial Closing Retained Liabilities Amount, which shall include a calculation of each of the Initial Closing Amounts Surplus, if any, and the Initial Closing Amounts Deficit, if any, as finally determined pursuant to Section 2.07.

“Initial Closing Financial Information” means: (a) components of (i) the unaudited balance sheet with respect to the portion of the Business conducted in the Initial Closing Territory as of the Initial Closing Date, and (ii) the unaudited statement of income with respect to the portion of the Business conducted in the Initial Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Initial Closing, in each case, in a format consistent with the 2014 Data and determined in accordance with the Agreed Financial Methodology; (b) case volume information by brand for the most recent four (4) fiscal quarters completed on or prior to the Initial Closing; and (c) updates of Sections 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv)-1 and 2.01(a)(iv)-2 of the Disclosure Schedule (but only with respect to the Initial Closing Transferred Assets listed thereon) to update the description of the Initial Closing Transferred Assets as of the Initial Closing to be consistent with the unaudited balance sheet of the portion of the Business conducted in the Initial Closing Territory as of the Initial Closing Date.

“Initial Closing Funding Letter” means a letter specifying the funding to be provided by the Sellers or their Affiliates with respect to the Initial Closing Territory for the remainder of the calendar year in which the Initial Closing occurs and the following calendar year.

“Initial Closing Net Working Capital” means (a) the current assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the current liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule.

“Initial Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the Initial Closing Date and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Initial Closing Volume Percentage.

“Initial Closing Notice of Dispute” has the meaning set forth in Section 2.07(a)(iii).

“Initial Closing NWC Purchase Price Component” means an amount equal to the portion of the Initial Closing Purchase Price as of the date hereof allocated to the Net Working Capital for the portion of the Business conducted in the Initial Closing Territory (other than the portion of the Net Working Capital allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Initial Closing Other Assets and Liabilities” means, collectively, the assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule and the liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule.

“Initial Closing Other Assets and Liabilities Amount” means an amount equal to the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the Initial Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the Initial Closing Date and determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Initial Closing Volume Percentage.

“Initial Closing Other Assets and Liabilities Purchase Price Component” means an amount equal to the portion of the Initial Closing Purchase Price as of the date hereof allocated to the Other Assets and Liabilities in the Initial Closing Territory (other than the portion of the such Other Assets and Liabilities allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Initial Closing Other Third-Party Brand Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the Initial Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the Initial Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the Initial Closing as reflected in such financial statements, determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the Estimated Initial Closing Other Third-Party Brand Amount.

“Initial Closing Other Third-Party Brand Purchase Price Component” means an amount equal to the portion of the Initial Closing Purchase Price as of the date hereof allocated to the Other Third-Party Brand Business conducted in the Initial Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Initial Closing Pre-Closing Products” means (a) any products included in the Initial Closing Transferred Assets and (b) any products at any time manufactured or sold by the Sellers in the conduct of the portion of the Business in the Initial Closing Territory prior to the Initial Closing.

“Initial Closing Preliminary Amounts Schedule” means the draft schedule of the Initial Closing Net Working Capital Amount, the Initial Closing Other Third-Party Brand Amount, the Initial Closing DP Amount, the Initial Closing Residual Transferred Assets Amount, the Initial Closing Other Assets and Liabilities Amount, the Initial Closing Retained Assets Amount and the Initial Closing Retained Liabilities Amount, which shall include the Initial Closing Amounts Surplus, if any, and the Initial Closing Amounts Deficit, if any.

“Initial Closing Purchase Price” means the portion of the Purchase Price allocated to the Initial Closing.

“Initial Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the Initial Closing Transferred Assets as of the Initial Closing Date, determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the Initial Closing Volume Percentage.

“Initial Closing Residual Transferred Assets Purchase Price Component” means an amount equal to the portion of the Initial Closing Purchase Price as of the date hereof allocated to Residual Transferred Assets in the Initial Closing Territory (other than the portion of the Residual Transferred Assets allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Initial Closing Retained Assets” means, collectively, (a) the assets included within the Initial Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Initial Closing Transferred Assets and (b) the assets included within the Initial Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Initial Closing Transferred Assets.

“Initial Closing Retained Assets Amount” means an amount equal to the Net Book Value of the Initial Closing Retained Assets on the Initial Closing Date, determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology.

“Initial Closing Retained Liabilities” means, collectively, (a) the liabilities included within the Initial Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Assumed Liabilities and (b) the liabilities included within the Initial Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Assumed Liabilities.

“Initial Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the Initial Closing Retained Liabilities on the Initial Closing Date, determined in accordance with the Initial Closing Financial Information and the Agreed Financial Methodology.

“Initial Closing Territory” means the geographic area described as the “Initial Closing Territory” in Exhibit G attached to this Agreement.

“Initial Closing Transferred Assets” means those Transferred Assets primarily related to, or primarily used or primarily held for use in connection with, the portion of the Business conducted in the Initial Closing Territory.

“Initial Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the Initial Closing Territory during the most recent four (4) fiscal quarters completed on or prior to the Initial Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the Initial Closing Financial Information.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including utility model, non-provisional, provisional, reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade names, business names, corporate names, service names, trade dress, logos, and other identifiers of the same, together with all adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) internet domain names and social media identifiers, names and profiles; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (e) confidential and proprietary information, including inventions, trade secrets, processes, know-how, techniques, protocols, methods, processes, formulae, compositions, architectures, layouts, designs, research and development confidential or proprietary information, customer and supplier lists, technical information, data, specifications, plans, drawings, and blue prints; (f) computer software, including source code, object, executable or binary code, objects, middleware, firmware, embedded code, comments, display screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith; (g) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Additional Financial Information” has the meaning set forth in Section 5.02(d)(i).

“Interim Annual Data” has the meaning set forth in Section 5.02(d)(i).

“Interim Closing” has the meaning set forth in Section 2.03(b).

“Interim Closing Amounts Deficit” means the amount, if any, by which the sum of (a) (i) the applicable Estimated Interim Closing Net Working Capital Amount, plus (ii) the applicable Estimated Interim Closing Other Third-Party Brand Amount, plus (iii) the applicable Estimated Interim Closing DP Amount, plus (iv) the applicable Estimated Interim Closing Residual Transferred Assets Amount, plus (v) the applicable Estimated Interim Closing Other Assets and Liabilities Amount, minus (vi) the applicable Estimated Interim Closing Retained Assets Amount, plus (vii) the applicable Estimated Interim Closing Retained Liabilities Amount, is greater than the sum of (b) (i) the applicable Interim Closing Net Working Capital Amount, plus (ii) the applicable Interim Closing Other Third-Party Brand Amount, plus (iii) the applicable Interim Closing DP Amount, plus (iv) the applicable Interim Closing Residual Transferred Assets Amount, plus (v) the applicable Interim Closing Other Assets and Liabilities Amount, minus (vi) the applicable Interim Closing Retained Assets Amount, plus (vii) the applicable Interim Closing Retained Liabilities Amount, as reflected on the applicable Interim Closing Final Amounts Schedule.

“Interim Closing Amounts Surplus” means the amount, if any, by which the sum of (a) (i) the applicable Estimated Interim Closing Net Working Capital Amount, plus (ii) the applicable Estimated Interim Closing Other Third-Party Brand Amount, plus (iii) the applicable Estimated Interim Closing DP Amount, plus (iv) the applicable Estimated Interim Closing Residual Transferred Assets Amount, plus (v) the applicable Estimated Interim Closing Other Assets and Liabilities Amount, minus (vi) the applicable

Estimated Interim Closing Retained Assets Amount, plus (vii) the applicable Estimated Interim Closing Retained Liabilities Amount, is less than the sum of (b) (i) the applicable Interim Closing Net Working Capital Amount, plus (ii) the applicable Interim Closing Other Third-Party Brand Amount, plus (iii) the applicable Interim Closing DP Amount, plus (iv) the applicable Interim Closing Residual Transferred Assets Amount, plus (v) the applicable Interim Closing Other Assets and Liabilities Amount, minus (vi) the applicable Interim Closing Retained Assets Amount, plus (vii) the applicable Interim Closing Retained Liabilities Amount, as reflected on the applicable Interim Closing Final Amounts Schedule.

“Interim Closing Assumed Liabilities” means those Assumed Liabilities arising from or related to the portion of the Business conducted in the applicable Interim Closing Territory.

“Interim Closing Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the applicable Interim Closing by the Sellers and the Buyer in the form attached hereto as Exhibit F.

“Interim Closing Cash Payment” has the meaning set forth in Section 2.06(b)(i).

“Interim Closing Date” has the meaning set forth in Section 2.03(b).

“Interim Closing DP Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the DP Brand Business in the applicable Interim Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the applicable Interim Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing as reflected in such financial statements, determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the applicable Estimated Interim Closing DP Amount.

“Interim Closing DP Purchase Price Component” means an amount equal to the portion of the applicable Interim Closing Purchase Price as of the date hereof allocated to the portion of the DP Brand Business conducted in the applicable Interim Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Interim Closing Final Amounts Schedule” means the schedule of the applicable Interim Closing Net Working Capital Amount, the applicable Interim Closing Other Third-Party Brand Amount, the applicable Interim Closing DP Amount, the applicable Interim Closing Residual Transferred Assets Amount, the applicable Interim Closing Other Assets and Liabilities Amount, the applicable Interim Closing Retained Assets Amount and the applicable Interim Closing Retained Liabilities Amount, which shall include a calculation of each of the applicable Interim Closing Amounts Surplus, if any, and the applicable Interim Closing Amounts Deficit, if any, as finally determined pursuant to Section 2.07.

“Interim Closing Financial Information” means: (a) components of (i) the unaudited balance sheet with respect to the portion of the Business conducted in the applicable Interim Closing Territory as of the applicable Interim Closing Date, and (ii) the unaudited statement of income with respect to the portion of the Business conducted in the applicable Interim Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the applicable Interim Closing, in each case, in a format consistent with the 2014 Data and determined in accordance with the Agreed Financial Methodology; (b) case volume information by brand for the most recent four (4) fiscal quarters completed on or prior to the applicable Interim Closing; and (c) updates of Sections 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv)-1 and 2.01(a)(iv)-2 of the Disclosure Schedule (but only with respect to the applicable Interim Closing Transferred Assets listed thereon) to update the description of the applicable Interim Closing Transferred Assets as of the applicable Interim Closing to be consistent with the unaudited balance sheet of the portion of the Business conducted in the applicable Interim Closing Territory as of the applicable Interim Closing Date.

“Interim Closing Funding Letter” means a letter specifying the funding to be provided by the Sellers or their Affiliates with respect to the applicable Interim Closing Territory for the remainder of the calendar year in which the applicable Interim Closing occurs and the following calendar year.

“Interim Closing Net Working Capital” means (a) the current assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the current liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule.

“Interim Closing Net Working Capital Amount” means an amount equal to the product of (a) (i) the Net Book Value of the current assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (ii) the Net Book Value of the current liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section B-2 of the Disclosure Schedule, in each case, as of the applicable Interim Closing Date and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the applicable Interim Closing Volume Percentage.

“Interim Closing Notice of Dispute” has the meaning set forth in Section 2.07(b)(iii).

“Interim Closing NWC Purchase Price Component” means an amount equal to the portion of the applicable Interim Closing Purchase Price as of the date hereof allocated to the Net Working Capital for the portion of the Business conducted in the applicable Interim Closing Territory (other than the portion of the Net Working Capital allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Interim Closing Other Assets and Liabilities” means, collectively, the assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule and the liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule.

“Interim Closing Other Assets and Liabilities Amount” means an amount equal to the product of (a) (i) the Net Book Value of the assets of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule, less (ii) the Net Book Value of the liabilities of the portion of the Business conducted in the applicable Interim Closing Territory and listed on Section C of the Disclosure Schedule, in each case, as of the applicable Interim Closing Date and determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the applicable Interim Closing Volume Percentage.

“Interim Closing Other Assets and Liabilities Purchase Price Component” means an amount equal to the portion of the applicable Interim Closing Purchase Price as of the date hereof allocated to the Other Assets and Liabilities in the applicable Interim Closing Territory (other than the portion of the such Other Assets and Liabilities allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Interim Closing Other Third-Party Brand Amount” means an amount equal to the product of (a) the sum of (i) any percentage change (whether positive or negative) in EBITDA generated by the Business solely with respect to the Other Third-Party Brand Business in the applicable Interim Closing Territory for the most recent four (4) fiscal quarters completed on or prior to the applicable Interim Closing as compared to such EBITDA for the Sellers’ most recently completed fiscal year for which year-end financial statements are available as of the applicable Interim Closing as reflected in such financial statements, determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology, plus (ii) 1, multiplied by (b) the applicable Estimated Interim Closing Other Third-Party Brand Amount.

“Interim Closing Other Third-Party Brand Purchase Price Component” means an amount equal to the portion of the applicable Interim Closing Purchase Price as of the date hereof allocated to the Other Third-Party Brand Business conducted in the applicable Interim Closing Territory, determined in accordance with the Agreed Financial Methodology.

“Interim Closing Pre-Closing Products” means (a) any products included in the applicable Interim Closing Transferred Assets and (b) any products at any time manufactured or sold by the Sellers in the conduct of the portion of the Business in the applicable Interim Closing Territory prior to the applicable Interim Closing.

“Interim Closing Preliminary Amounts Schedule” means the draft schedule of the applicable Interim Closing Net Working Capital Amount, the applicable Interim Closing Other Third-Party Brand Amount, the applicable Interim Closing DP Amount, the applicable Interim Closing Residual Transferred Assets Amount, the applicable Interim Closing Other Assets and Liabilities Amount, the applicable Interim Closing Retained Assets Amount and the applicable Interim Closing Retained Liabilities Amount, which shall include the applicable Interim Closing Amounts Surplus, if any, and the applicable Interim Closing Amounts Deficit, if any.

“Interim Closing Purchase Price” means the portion of the Purchase Price allocated to each Interim Closing.

“Interim Closing Residual Transferred Assets Amount” means an amount equal to the product of (a) the Net Book Value of all Residual Transferred Assets included in the applicable Interim Closing Transferred Assets as of the applicable Interim Closing Date, determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology, multiplied by (b) the applicable Interim Closing Volume Percentage.

“Interim Closing Residual Transferred Assets Purchase Price Component” means an amount equal to the portion of the applicable Interim Closing Purchase Price as of the date hereof allocated to Residual Transferred Assets in the applicable Interim Closing Territory (other than the portion of the Residual Transferred Assets allocable to the DP Brand Business and the Other Third-Party Brand Business), determined in accordance with the Agreed Financial Methodology.

“Interim Closing Retained Assets” means, collectively, (a) the assets included within the applicable Interim Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the applicable Interim Closing Transferred Assets and (b) the assets included within the applicable Interim Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the applicable Interim Closing Transferred Assets.

“Interim Closing Retained Assets Amount” means an amount equal to the Net Book Value of the applicable Interim Closing Retained Assets on the applicable Interim Closing Date, determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology.

“Interim Closing Retained Liabilities” means, collectively, (a) the liabilities included within the applicable Interim Closing Net Working Capital that are designated on Section B-2 of the Disclosure Schedule as not being included within the Assumed Liabilities and (b) the liabilities included within the applicable Interim Closing Other Assets and Liabilities that are designated on Section C of the Disclosure Schedule as not being included within the Assumed Liabilities.

“Interim Closing Retained Liabilities Amount” means an amount equal to the Net Book Value of the applicable Interim Closing Retained Liabilities on the applicable Interim Closing Date, determined in accordance with the applicable Interim Closing Financial Information and the Agreed Financial Methodology.

“Interim Closing Territory” means the geographic area described as the “first Interim Closing Territory” or the “second Interim Closing Territory”, as applicable, in Exhibit G attached to this Agreement.

“Interim Closing Transferred Assets” means those Transferred Assets primarily related to, or primarily used or primarily held for use in connection with, the portion of the Business conducted in the applicable Interim Closing Territory.

“Interim Closing Volume Percentage” means an amount, expressed as a percentage, equal to the percentage of the standard physical bottle, can and pre-mix case volume sold by the Business in the applicable Interim Closing Territory during the most recent four (4) fiscal quarters completed on or prior to the applicable Interim Closing that is not allocable to the DP Brand Business or the Other Third-Party Brand Business, as reflected by the information contained in the applicable Interim Closing Financial Information.

“Interim Quarterly Data” has the meaning set forth in Section 5.02(d)(iii).

“Key Subject Equipment” has the meaning set forth in Section 2.10(a).

“Knowledge of the Sellers” means (1) the actual knowledge, or knowledge that would be obtained after a reasonable inquiry, of (a) J. Alexander M. Douglas, Jr., Louis Martin, Doug Herndon, Steven F. Hauser, Daniel Steidle, William F. Lummus, Richard A. Kruse, Jeff Turney and Darin Rice, (b) only with respect to the representations set forth in Sections 3.13 (Employment Matters) and 3.14 (Employee Benefits Matters), Michael Van Aken, (c) only with respect to the representations set forth in Section 3.10 (Real Property), Matthew Fanoe, (d) only with respect to the representations set forth in Section 3.22 (Tax Matters), Stephen Kremer, and (e) only with respect to the representations set forth in Section 3.11 (Environmental Matters), Bruce Karas, together in each case with any individuals who succeed to the positions held by the foregoing individuals between the date of this Agreement and the applicable Closing Date, and (2) the actual knowledge (without any inquiry) of Sunil Ghatnekar as of July 1, 2015.

“Law” means any applicable U.S. federal, state, local or non-U.S. statute, law (including common law), ordinance, regulation, rule, code, order or other requirement or rule of law.

“Leased Real Property” has the meaning set forth in Section 2.01(a)(i).

“Legacy Territory” means all geographic territory (other than the Sub-Bottling Territory) in which the Buyer and its Affiliates are authorized by TCCC to market, promote, distribute, and sell Coca-Cola products under bottle contracts and distribution agreements, including those that are or will be described in Exhibit D to the Comprehensive Beverage Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, option, easement, encroachment, right of way, right of first refusal, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, deficiencies, judgments, expenses, interest, awards, liabilities, fines, penalties, obligations and claims of any kind (including reasonable attorneys’ fees and expenses incurred in connection therewith).

“Material Adverse Effect” means any state of facts, event, change, condition, effect, circumstance or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the business condition (financial or otherwise), assets, liabilities, operations or the results of the operations of the Business or the Transferred Assets, or (y) the ability of the Sellers to perform their obligations under this Agreement or the Companion Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that for purposes of clause (x) of this definition, none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (except with respect to clauses (a), (c) or (f) below, to the extent such state of facts, event, change, condition, effect, circumstance or occurrence has had a disproportionate effect on the Business taken as a whole compared to other participants in the soft drink distribution industry): (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which a Seller operates or (iii) the soft drink distribution industry generally (including demand and the availability and pricing of raw materials, marketing and transportation); (b) the negotiation, execution or the announcement of the transactions contemplated by this Agreement or the Companion Agreements; (c) any changes in applicable Law; (d) actions required to be taken or prohibited pursuant to this Agreement or taken with the Buyer’s consent or at the Buyer’s request; (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby; (f) any hostilities, acts of war, sabotage, terrorism or military actions, or any earthquakes, hurricanes, pandemics or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, or any escalation or worsening of any of the foregoing events; or (g) the failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect exists).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Permits” has the meaning set forth in Section 3.07(a).

“Missing Equipment” has the meaning set forth in Section 2.10(b).

“Missing Equipment Notice” has the meaning set forth in Section 2.10(b).

“Net Book Value” means net book value as reflected on the books and records of the Sellers as of the applicable Closing Date or as of another specified date if expressly provided for herein.

“Net Working Capital” means the Final Closing Net Working Capital, the applicable Interim Closing Net Working Capital and/or the Initial Closing Net Working Capital, as the case may be.

“New Business Contract” has the meaning set forth in Section 5.17.

“New Contract” has the meaning set forth in Section 5.17.

“Notice of Dispute” means the Initial Closing Notice of Dispute, an Interim Closing Notice of Dispute or the Final Closing Notice of Dispute, as applicable.

“Obsolete Inventory” has the meaning set forth in Section 5.14(d).

“Other Assets and Liabilities” means the Final Closing Other Assets and Liabilities, the applicable Interim Closing Other Assets and Liabilities and/or the Initial Closing Other Assets and Liabilities, as the case may be.

“Other Third-Party Brand Business” means the portion of the Business relating to the exclusively licensed distribution, promotion, marketing and sale of shelf-stable, ready to drink third party beverage brands listed on Section D of the Disclosure Schedule (and any other third party beverage brands as may be mutually agreed by the parties hereto) in the Territory by the Sellers under license by the applicable brand owner to the Sellers, including any assets and liabilities (including Retained Assets and Retained Liabilities) allocated to such portion of the Business consistent with the Agreed Financial Methodology.

“Owned Real Property” has the meaning set forth in Section 2.01(a)(i).

“Partial Assignments and Releases” has the meaning set forth in Section 5.17.

“Permitted Liens” means the following Liens: (a) Liens for property Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords; (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens resulting from any facts or circumstances relating to the Buyer or its Affiliates; (f) zoning, building, development and land use restrictions; (g) Liens described on Section 3.10(a) or Section 3.10(b) to the Disclosure Schedule as of the date hereof; (h) with respect to the Surveyed Properties, matters that would be shown by an accurate up-to-date survey as of the date hereof; and (i) any matters that would be shown by an accurate up-to-date survey and any other covenants, conditions, restrictions, rights of way, easements, licenses and other non-monetary Liens and irregularities in title to the extent that such additional matters described in this clause (i) do not materially interfere with the present use or occupancy of the relevant Owned Real Property or Leased Real Property or impose a material obligation on the owner of an Owned Real Property or the lessee of a Leased Real Property.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Phase I Environmental Assessments” means the Phase I Environmental Assessments prepared by Antea for the purposes of the transactions contemplated by this Agreement pursuant to the proposal of Antea to the Sellers.

“Pre-Closing Material Contract” has the meaning set forth in Section 2.01(a)(v).

“Pre-Closing Products” means the Initial Closing Pre-Closing Products, any Interim Closing Pre-Closing Products, and the Final Closing Pre-Closing Products, as applicable.

“Production APA” means a binding, definitive acquisition agreement to be entered into between the Buyer and/or one or more of its Affiliates, on the one hand, and the Sellers and/or one or more of their Affiliates, on the other hand, with respect to the sale by the Sellers to the Buyer of the assets primarily used in the Production Business at (a) the Combo Center, (b) the Sellers’ plant located at 1710 Elton Rd, Silver Spring, MD and (c) the Sellers’ plant located at 701 N. Kresson St., Baltimore, MD, on terms mutually reasonably agreeable to the Buyer and the Sellers, which shall include the obligation of the Buyer and the Sellers (or their applicable Affiliates) to enter into, at each closing contemplated by such acquisition agreement, a Regional Manufacturing Agreement to support a broader national product supply system.

“Production Business” means the business that the Sellers are engaged in related to the manufacturing or production of Coca-Cola and other beverage products, but specifically excluding the marketing, promotion, distribution and sale of Coca-Cola and other beverage products.

“Purchase Price” has the meaning set forth in Section 2.04.

“RCS Logistics and Transportation Services Agreement” means documentation that reflects the agreed operating arrangement among the Sellers (as applicable) and Red Classic Services LLC (or one of its Affiliates) relating to the provision of logistics and transportation services to the Sellers by Red Classic Services LLC (or one of its Affiliates), on terms and conditions and in a form mutually agreed between the Sellers and the Buyer.

“Real Property” has the meaning set forth in Section 3.10(c).

“Recognized Environmental Condition” or “REC” means (a) any condition identified as a recognized environmental condition, or any asbestos identified as friable or damaged and requiring abatement to comply with applicable legal requirements, in any Phase I Environmental Assessment (or any updates thereto made in accordance with Section 5.19(a)) or (b) any condition, discovered or identified in the course of performance of Environmental Activities hereunder in connection with any Phase I Environmental Assessment (or any updates thereto made in accordance with Section 5.19(a)), that falls within the definition of “recognized environmental condition” set forth in the American Society for Testing and Materials Standard E1527 05 as of the applicable Closing Date for which investigation or remediation is required by applicable Environmental Law for the continued use of the real property for industrial or commercial purposes only.

“Regional Manufacturing Agreement” means a regional manufacturing agreement in a form to be mutually agreed to by the Buyer and the Sellers to support a broader national product supply system.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of Hazardous Substances into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Representative” of a Person means a director, manager, officer, employee, advisor, agent, stockholder, member, partner, consultant, accountant, investment banker or other representative of such Person.

“Residual Transferred Assets” means all Transferred Assets, except (a) the intangible rights included within the DP Brand Business and the intangible rights included within the Other Third-Party Brand Business, (b) the Transferred Assets included in the Net Working Capital and (c) the Transferred Assets included in the Other Assets and Liabilities.

“Retained Assets” means, collectively, the Initial Closing Retained Assets, the Interim Closing Retained Assets and the Final Closing Retained Assets.

“Retained Liabilities” means, collectively, the Initial Closing Retained Liabilities, the Interim Closing Retained Liabilities and the Final Closing Retained Liabilities.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Shared Contract” means any contract or agreement that relates to both the Business and the businesses retained by the Sellers and/or their Affiliates, provided in no event shall a national or worldwide contract (for example, global commodities procurement agreements) of the Sellers or their Affiliates be deemed to be a “Shared Contract”. For the avoidance of doubt, all Shared Contracts are expressly excluded from the respective definitions of, and should not be considered, “Material Contracts” or “Specified Non-Transferring Contracts”.

“Six-Month Treasury Rate” means the rate set forth for the applicable Closing Date (determined on the first Business Day after the applicable Closing Date) at http://www.federalreserve.gov/releases/h15/update/ in the row titled “Treasury constant maturities, Nominal, 6-months”.

“Specified Non-Transferring Contracts” means (a) the license or distribution agreements currently in effect between CCR and the parties listed on Section 7.01(a)(iv) of the Disclosure Schedule, Section 7.02(a)(ii) of the Disclosure Schedule or Section 7.03(a)(ii) of the Disclosure Schedule and (b) those other agreements expressly identified in Section 3.12(a)(xvii) of the Disclosure Schedule or Section 3.12(a)(xviii) of the Disclosure Schedule as “Specified Non-Transferring Contracts”.

“Sub-Bottling Territory” means (a) the Territory and (b) the geographic territory described in Exhibit C to (i) that certain Comprehensive Beverage Agreement, dated as of May 23, 2014, by and among CCR, TCCC and the Buyer, (ii) that certain Comprehensive Beverage Agreement, dated as of October 24, 2014, by and among CCR, TCCC and the Buyer, (iii) that certain Comprehensive Beverage Agreement, dated as of January 30, 2015, by and among CCR, TCCC and the Buyer, (iv) that certain Comprehensive Beverage Agreement, dated as of February 27, 2015, by and among CCR, TCCC and the Buyer and (v) that certain Comprehensive Beverage Agreement, dated as of May 1, 2015, by and among CCR, TCCC and the Buyer, in each case as amended.

“Subject Equipment” has the meaning set forth in Section 2.01(a)(iii).

“Subject Equipment Threshold” has the meaning set forth in Section 2.10(b).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Substitute Subject Equipment” means any cold drink and vending equipment included in the Subject Equipment at a Closing (other than the Key Subject Equipment) that (a) the Buyer or the Sellers are able, in the ordinary course of business, to locate prior to delivery of the applicable Missing Equipment Notice, (b) has an Agreed

Replacement Value (which, for Subject Equipment that the Sellers do not possess the records to determine the Agreed Replacement Value, shall be calculated consistent with “Remaining Value” as set forth in Section E of the Disclosure Schedule) comparable to, is in the same equipment category as, and has a Weighted Average Value identical to, the Key Subject Equipment that the Buyer has failed to locate or the existence of which the Buyer has failed to determine during the six (6) months following the delivery by the Sellers to the Buyer of the applicable Closing Key Subject Equipment Schedule, (c) (i) the Sellers have assigned a Net Book Value greater than $20 as of the applicable Closing Date or (ii) for Subject Equipment that the Sellers do not possess the records to determine the actual Net Book Value, would have a deemed Net Book Value greater than $20 (calculated by dividing (A) the “Average Cost” of the category of equipment set forth in Section E of the Disclosure Schedule into which the applicable item of equipment falls by (B) the “UEL” (or “Useful Estimated Life”) of such equipment set forth in Section E of the Disclosure Schedule, and multiplying that number by the difference of (x) the Useful Estimated Life of such equipment minus (y) the difference of (i) the year in which the applicable Closing occurs, minus (ii) the year in which such equipment was manufactured (such difference described in subclause (y) being referred to herein as the “Equipment Age”); if the Equipment Age of such item of equipment exceeds its “Useful Estimated Life”, its Net Book Value will be deemed to be zero), (d) has neither been serviced within the twenty-four (24) months prior to the applicable Closing Date nor produced revenue within the twelve (12) months prior to the applicable Closing Date, and (e) is in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted.

“Supplier” means each of the twenty (20) largest suppliers to the Business in the portion of the Territory being transferred at the Initial Closing, any Interim Closing and the Final Closing, in each case as measured by the dollar amount of purchases made by the Sellers and their Affiliates solely in connection with the Business during the twelve (12) month period ended on the date hereof.

“Survey” means either a new survey obtained by the Buyer with respect to any of the Real Property or any update of an Existing Survey obtained by the Buyer.

“Surveyed Properties” means the Owned Real Property and the Critical Leased Property identified on Section F of the Disclosure Schedule for which as of the date hereof Surveys exist.

“Tangible Personal Property” has the meaning set forth in Section 2.01(a)(iv).

“Target Net Working Capital Amount” means an amount equal to the four (4) quarter average “NWC” (as defined in this paragraph) for 2014 in each of the Initial Closing Territory, each Interim Closing Territory and the Final Closing Territory, as applicable. As used herein, “NWC” means (a) the Net Book Value of the current assets of the Business listed on Section B-2 of the Disclosure Schedule, including all cash located in the Subject Equipment as reflected in the full service change fund, less (b) the Net Book Value of the current liabilities of the Business listed on Section B-2 of the Disclosure Schedule, in each case, as of the Sellers’ last accounting day of each fiscal quarter in 2014 and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Agreed Financial Methodology and the Initial Closing Financial Information, Interim Closing Financial Information, or Final Closing Financial Information, as applicable.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Assets” means all Tax refunds, credits, losses or rebates attributable to a taxable period (or portion thereof) beginning on or prior to the applicable Closing Date and prepayments of Taxes made on or prior to the applicable Closing Date.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refunds, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“TCCC” means The Coca-Cola Company, a Delaware corporation.

“TCCC Indemnified Parties” has the meaning set forth in Section 9.03.

“TCCC Names” has the meaning set forth in Section 5.12.

“Terminating Buyer Breach” has the meaning set forth in Section 8.01(c).

“Terminating Seller Breach” has the meaning set forth in Section 8.01(d).

“Territory” means, collectively, the Initial Closing Territory, each Interim Closing Territory and the Final Closing Territory.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party Claim Response Period” has the meaning set forth in Section 9.04(a).

“Third Party Intellectual Property” means any Intellectual Property owned by a third party that is incorporated into or otherwise used in the Transferred Assets, other than the Transferred Licensed Intellectual Property.

“Threshold Calculation” has the meaning set forth in Section 2.10(b).

“Title Commitment” has the meaning set forth in Section 5.15(a).

“Title Defects” has the meaning set forth in Section 5.15(b).

“Titled Vehicles” has the meaning set forth in Section 5.20.

“Transaction Taxes” has the meaning set forth in Section 6.01.

“Transferred Assets” has the meaning set forth in Section 2.01(a).

“Transferred Fountain Equipment” means all fountain equipment owned by CCR (including, for example, fountain equipment owned by CCR situated on the property of local fountain customers) that (a) is primarily related to, or primarily used or primarily held for use in connection with, the Business and (b) primarily supports the sale of post-mix products to LMP customers in the Territory.

“Transferred Licensed Intellectual Property” has the meaning set forth in Section 2.01(a)(ix).

“Transition Services Agreement” means the Transition Services Agreement(s) among the Sellers (or their Affiliates) and the Buyer in a form to be mutually agreed among the Sellers and the Buyer.

“Union” has the meaning set forth in Section 3.13(b).

“US FDA” has the meaning set forth in Section 3.16(a).

“Weighted Average Value” has the meaning set forth in Section 2.10(a).

EXHIBIT B

FORM OF DEED1

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[Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, North Carolina 28202

Attention:	John V. McIntosh

E. Beauregarde Fisher III]

SPECIAL WARRANTY DEED

STATE OF [●] )
) SS:
COUNTY OF [●]	)

THIS INDENTURE, made as of the      day of             , 2015, between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“Grantor”), and COCA-COLA BOTTLING CO. CONSOLIDATED,2 a Delaware corporation (“Grantee”), whose mailing address is [4100 Coca-Cola Plaza, Charlotte, North Carolina 28211].

W I T N E S S E T H:

That Grantor, for the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee, all of those tracts or parcels of land described on Exhibit A attached hereto and made a part hereof (herein called the “Land”), together with the buildings and improvements thereon (collectively, the “Property”).

[1]	NTD: To include such modifications as to form (but not the scope of warranty) as are necessary to conform to applicable local requirements.
[2]	NTD: Prior to Closing, CCBCC may assign its rights to acquire the real estate to one of its wholly owned subsidiaries as contemplated by Section 10.06 of the Purchase Agreement.

TO HAVE AND TO HOLD the said Property, together with all and singular the rights, members, easements and appurtenances thereof, and all interest of Grantor (if any) in and to alleys, streets, and rights of way adjacent to or abutting the Land to the same being, belonging or in any wise appertaining to the Land, to the only proper use, benefit and behoof of Grantee, forever, IN FEE SIMPLE.

This Deed and the warranty of title contained herein are made expressly subject to each of the matters set forth in Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Permitted Liens”).

Except as to any claims arising from or with respect to the Permitted Liens, Grantor will warrant and forever defend the right and title to the Property unto Grantee against the lawful claims of all persons owning, holding or claiming by, through or under Grantor, but not otherwise.

(The words “Grantor” and “Grantee” include all genders, plural and singular, and their respective heirs, successors and assigns where the context requires or permits.)

[signature appears on following page]

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IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day and year first above written.

GRANTOR:

COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation

By:
Name:
Title:

Signed, sealed and delivered
in the presence of:

Unofficial Witness

Notary Public

(NOTARY SEAL)

My Commission Expires:

EXHIBIT A - LEGAL DESCRIPTION
EXHIBIT B - PERMITTED EXCEPTIONS

Signature Page to Special Warranty Deed

EXHIBIT A

to Special Warranty Deed

Legal Description

[to be inserted]

EXHIBIT B

to Special Warranty Deed

Permitted Liens

All easements, covenants, conditions, restrictions and other encumbrances of record or that would be disclosed by an accurate survey or inspection of the Property, but without limitation on any representations and warranties of Grantor set forth in the Asset Purchase Agreement, dated as of September 23, 2015, by and between Grantor and Grantee.

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into effective as of             , 2015 (the “Effective Date”), by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“Assignor”), and COCA-COLA BOTTLING CO. CONSOLIDATED,1 a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the tenant under that certain [DESCRIBE LEASE] (the “Lease”), for the demised premises described therein as set forth on Exhibit A attached hereto (the “Premises”); and

WHEREAS, in connection with that certain Asset Purchase Agreement, dated as of September 23, 2015 (the “Purchase Agreement”), by and among Assignor and Assignee, Assignor has agreed to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee has agreed to accept such assignment and assume and perform Assignor’s liabilities and obligations arising under the Lease from and after the Closing, all in accordance with this Assignment and the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Assignment. Assignor hereby assigns, transfers, and delivers to Assignee all of Assignor’s right, title and interest as lessee or tenant in and to the Lease and all of the rights, benefits and privileges of the lessee or tenant thereunder, together with all security and other deposits and advance rent, if any, paid by Assignor under the Lease, to the extent provided under the Purchase Agreement.

2. Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Lease (arising on and after the Closing) and agrees to perform all obligations of Assignor under the Lease, to the extent provided under the Purchase Agreement.

3. Governing Law. This Assignment will be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

4. Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

1	NTD: Prior to Closing, CCBCC may assign its rights to acquire the real estate leases to one of its wholly owned subsidiaries as contemplated by Section 10.06 of the Purchase Agreement.

5. Counterparts. This Assignment may be executed by the parties in counterparts (including by means of facsimile or PDF signature pages delivered electronically), in which event the signature pages thereof shall be combined in order to constitute a single original document.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

7. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement will govern.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

ASSIGNOR:

COCA-COLA REFRESHMENTS USA, INC.

By:
Name:
Title:

ASSIGNEE:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

Signature Page to Assignment and Assumption of Lease

EXHIBIT A

Description of Premises

[INCLUDE LEGAL DESCRIPTION FROM LEASE]

EXHIBIT D

Comprehensive Beverage Agreement

THIS AGREEMENT, made and entered into with effect from [Insert Date], by and among THE COCA-COLA COMPANY, a Delaware corporation (“Company”); COCA-COLA REFRESHMENTS USA, INC. (“CCR”), a wholly owned subsidiary of Company; and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (“Bottler”).

I	RECITALS

A.	Company has authorized CCR to, among other things, distribute, promote, market, and sell in defined geographic territories certain shelf-stable, ready-to-drink beverages and related products identified on Exhibit A, as may be updated from time to time, and has granted to CCR the right to use the Trademarks listed on Exhibit B, as may be updated from time to time, to identify and distinguish such beverages and related products.

B.	CCR desires to grant to Bottler, subject to the terms and conditions set forth in this Agreement, the rights and obligations that CCR has received from Company to distribute, promote, market, and sell such beverages and related products in the Territory identified on Exhibit C, as may be updated from time to time, and an exclusive sub-license to use the Trademarks solely in connection with the distribution, promotion, marketing, and sale of such beverages and related products in the Territory.

C.	Company desires to consent to such grant, subject to agreement by CCR and Bottler to the terms and conditions of this Agreement.

D.	Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of Company’s production, distribution and sales system, in general, and of the performance of CCR and Bottler under this Agreement, in particular, and thus desires to be a party to this Agreement and to fulfill certain obligations and benefit from certain covenants as specified herein.

E.	Company and Bottler are parties to certain preexisting contracts identified on Exhibit D under which Bottler is, among other things, authorized to manufacture in certain authorized containers, and distribute, promote, market, and sell, Coca-Cola and other beverages marketed under trademarks owned by or licensed to Company, including through Direct Store Delivery (DSD), in the territories identified in such contracts. The execution and delivery of this Agreement will not affect any of the rights or obligations of the parties to such contracts, each of which will remain in force and effect in accordance with their respective terms.

F.	Although Bottler is not authorized under this Agreement to produce Company’s beverage products for sale and distribution in the Territory, Bottler will continue to be identified as “Bottler” in this Agreement, because the parties believe that use of the term “Bottler” is important to historical and continuing commercial relationships between Bottler and customers, consumers, and communities in Bottler’s territory.

Company, CCR and Bottler agree as follows:

II.	DEFINITIONS

“Affiliate” means, as to any Person, another Person that Controls, is Controlled by, or is under common Control with the first Person.

“Agreement” means this Comprehensive Beverage Agreement among Company, CCR, and Bottler, as hereafter amended by the parties in accordance with the provisions hereof.

“Alternate Route to Market Beverage” means any Covered Beverage or Related Product that is identified through the Governance Process as an “Alternate Route to Market Beverage.”

“Alternate Route to Market Channel” means any sales channel that is identified through the Governance Process as an “Alternate Route to Market Channel.”

“Alternate Route to Market Customer” means any customer that is identified through the Governance Process as an “Alternate Route to Market Customer.”

“Beneficial Owner” means a Person having Beneficial Ownership of any securities.

“Beneficial Ownership” means (i) voting power which includes the power to vote, or to direct the voting of, any securities, or (ii) investment power which includes the power to dispose, or to direct the Disposition of, any securities; provided further Beneficial Ownership will include any such voting power or investment power which any person has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise; provided, however, that the following persons will not be deemed to have acquired Beneficial Ownership under the circumstances described: (a) a person engaged in business as an underwriter of securities who acquires securities through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 will not be deemed to be the Beneficial Owner of such securities until such time as such underwriter completes its participation in the underwriting and will not thereupon or thereafter be deemed to be the Beneficial Owner of the securities acquired by other members of any underwriting syndicate or selected dealers in connection with such underwriting solely by reason of customary underwriting or selected dealer arrangements; (b) a member of a national securities exchange will not be deemed to be a Beneficial Owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such securities, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, but is otherwise precluded by the rules of such exchange from voting without instruction; (c) the holder of a proxy solicited by the Board of Directors of Bottler for the voting of securities of such Bottler at any annual or special meeting and any adjournment or adjournments thereof of the stockholders of such Bottler will not be deemed to be a Beneficial Owner of the securities that are the subject of the proxy solely for such reason; and (d) a Person who in the ordinary course of his business is a pledgee of securities under a written pledge agreement will not be a Beneficial Owner until the pledgee has taken all formal steps which are required to declare a default and determines that the power to vote or to direct the vote or to dispose or to direct the disposition of such pledged securities will be exercised.

“Beverage” means a non-alcoholic, shelf-stable beverage in pre-packaged, ready-to-drink form in bottles, cans or other factory-sealed containers, but does not include any Beverage Components.

“Beverage Component” means a beverage syrup, beverage concentrate, beverage base, beverage flavor, beverage sweetener, beverage mix, beverage powder, grounds (such as for coffee), herbs (such as for tea), liquid flavor enhancers, liquid water enhancers, or other beverage component that is not ready to drink but is intended to be mixed with other ingredients before being consumed.

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“Company Authorized Supplier” means any Person expressly authorized by Company under a “Comprehensive Beverage Term Processing Appointment” to supply Bottler with Covered Beverages and Related Products for distribution and sale by Bottler in the Territory in accordance with the terms of this Agreement.

“Company Owned Distributor” means any Affiliate or operating unit of Company that distributes, promotes, markets, and sells any of the Covered Beverages or Related Products under the Trademarks through Direct Store Delivery in a geographic territory in the United States.

“Confidential Business Information” means any valuable, secret business information, other than Trade Secrets, that is designated or identified as confidential at the time of the disclosure or is by its nature clearly recognizable as confidential information to a reasonably prudent person with knowledge of the Disclosing Party’s business and industry. Confidential Business Information includes any confidential business information provided to Disclosing Party by any third party which Disclosing Party is obligated to hold in confidence as confidential business information.

“Consumer Beverage Component” means a Beverage Component intended for sale to consumers directly or through retail outlets as a shelf stable, factory sealed product to be mixed by consumers with other ingredients, or dispensed from equipment owned by or leased to consumers, outside the premises of any such retail outlets before being consumed. Consumer Beverage Component will not include any Beverage Component that is intended to be used to produce a beverage dispensed from equipment on the premises of any food service customers or other chain or fountain accounts.

“Control” means the possession, directly or indirectly, of more than 50% of the outstanding voting power of a Person.

“Covered Beverage” means a Beverage identified on Exhibit A (as updated from time to time under Paragraphs 5(a) and 5(b)), the formulas for all of which constitute trade secrets owned by or licensed to Company or any of its Affiliates, and will include all Line Extensions of the Beverages identified on Exhibit A and all SKUs or packages for the Beverages identified on Exhibit A.

“Direct Store Delivery” or “DSD” means the distribution method whereby product is delivered from suppliers directly to retail outlet shelves for selection by consumers and does not arrive at the retail outlet via a retailer’s own warehouse or warehouses operated by other wholesalers or by agents of the retailer.

“Disclosing Party” means the party disclosing any Proprietary Information under this Agreement, whether such party is Bottler or Company and whether such disclosure is directly from the Disclosing Party or through the Disclosing Party’s employees or agents.

“Disposition” means any sale, merger, issuance of securities, exchange, transfer, power of attorney, proxy, redemption or any other contract, arrangement, understanding, or transaction in which, or as a result of which, any Person acquires, or obtains any contract, option, conversion privilege or other right to acquire Beneficial Ownership of any securities.

“Effective Date” means [Insert Date].

“Expanding Participating Bottler” means (a) Bottler; (b) a Person that distributes Beverages under the Coca-Cola Trademark and other Trademarks through Direct Store Delivery in a territory in the United

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States of America as of December 31, 2013, and that on or after such date first acquired or acquires through a grant or series of related grants from Company (or a Company Affiliate) the right to distribute all or substantially all of the Covered Beverages and Related Products in one or more geographic territories within the U. S. for which such Person did not have such distribution rights prior to such date, which acquisition(s) result in a net increase (net of any geographic territory in the United States where such Person had the right to distribute Beverages under the Coca-Cola Trademark and other Trademarks through Direct Store Delivery prior to such acquisition(s), and in connection with such acquisition(s) such rights were swapped, relinquished, or terminated) of 30% or more in the aggregate number of physical cases of Covered Beverages and Related Products sold in all of such Person’s U.S. territories, determined based on the 12 month period immediately preceding the consummation of such acquisitions; and (c) a Person that does not distribute Beverages under the Coca-Cola Trademark and other Trademarks through Direct Store Delivery in a territory in the United States of America as of December 31, 2013, and that on or after such date, first acquired or acquires through a grant or series of related grants from Company (or a Company Affiliate) the right to distribute all or substantially all of the Covered Beverages and Related Products in one or more geographic territories within the U. S. (for which such Person did not have such distribution rights prior to such date). For purposes of this Agreement, “Expanding Participating Bottler” does not include any Company Owned Distributor, provided that if, after December 31, 2013, Company grants to any Person (other than a Company Owned Distributor) the distribution rights for all or substantially all of the Covered Beverages and Related Products in one or more geographic territories in the United States previously operated by a Company Owned Distributor, such Person will be deemed an “Expanding Participating Bottler” if it otherwise meets the requirements of this definition.

“Finished Goods Supply Agreement” means the agreement between Bottler and Company (directly or through Coca-Cola Refreshments, Inc. (“CCR”) or another Company Affiliate) or a Company Authorized Supplier, in the form attached as Exhibit E, as amended from time to time.

“Finished Product” means Covered Beverages and Related Products in bottles, cans or other factory-sealed containers supplied by Company (directly or through CCR or another Company Affiliate) or a Company Authorized Supplier pursuant to the Finished Goods Supply Agreement for distribution and sale by Bottler in the Territory in accordance with the terms of this Agreement.

“Full Line Operator” means a Person that provides vending or foodservice management services to business, industry, educational, healthcare and public locations and sells a wide range of products which can include candy, cookies, chips, fresh fruit, milk, cold food, coffee and other hot drinks, sparkling beverages, and often frozen products like ice cream.

“Governance Process” means the applicable Coca-Cola System customer governance process as established and in effect from time to time during the Term.

“Governmental Authority” means any government or subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional, any agency or instrumentality of any such government or subdivision thereof, any other governmental entity, or a court.

“Incubation Beverage” means (a) an existing Beverage distinguished by trademarks owned by Company or one of its Affiliates as of the Effective Date that has not achieved sales volume nationally of at least twelve (12) million physical cases and annual sales revenue of at least $100 million USD in the immediately preceding 12 month period; and (b) a Beverage that would otherwise constitute a New Beverage Product but has not achieved sales volume nationally of at least twelve (12) million physical cases and annual sales revenue of at least $100 million USD in the immediately preceding 12 month period. “Incubation Beverage” will not include a Line Extension of a then existing Covered Beverage. Upon achieving the above

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volume and revenue thresholds, an Incubation Beverage will be deemed to be a New Beverage Product subject to Paragraph 5 (and if it becomes a Covered Beverage, it will thereafter continue to be a Covered Beverage regardless of whether it continues to meet the volume and revenue thresholds specified above). A discontinued Covered Beverage cannot thereafter become an Incubation Beverage.

“Line Extension” means (i) with respect to a Covered Beverage, a flavor, calorie or other variation of the Covered Beverage, introduced by Company after the Effective Date that is identified by the primary Trademark that also identifies the Covered Beverage (or any modification of such Trademark (i.e., the addition of a prefix, suffix or other modifier used in conjunction with any such Trademark)), and (ii) with respect to a Related Product, a flavor, calorie or other variation of the Related Product, introduced by Company after the Effective Date, that is identified by the Trademark that also identifies the Related Product (or any modification of such Trademark).

“Multiple Route to Market Beverage” means (i) a Covered Beverage or Related Product that is distributed by Bottler on the Effective Date and is identified on Exhibit A or Exhibit F as a “Multiple Route to Market Beverage”, or (ii) a New Beverage Product that Company determines, in its sole discretion, will be distributed in the Territory through both Direct Store Delivery and other means, and gives written notice of such determination in accordance with Paragraph 5(a). “Multiple Route to Market Beverage” will not include a Line Extension of an existing Covered Beverage or Related Product (other than a Line Extension of a Covered Beverage or Related Product that is a Multiple Route to Market Beverage on the Effective Date), or an SKU or package of an existing Covered Beverage or Related Product (other than a Line Extension of a Covered Beverage or Related Product that is a Multiple Route to Market Beverage on the Effective Date).

“New Beverage Product” means a Beverage or Consumer Beverage Component that (i) Company or any of its Affiliates hereafter develops, acquires, creates, licenses, or otherwise obtains sufficient rights to market, distribute and sell in the Territory, or that Company or any of its Affiliates either does not distribute or distributes via a method other than Direct Store Delivery as of the Effective Date, and (ii) does not appear on Exhibit A or Exhibit F as of the Effective Date, and (iii) Company determines, in its sole discretion, will be distributed in the Territory through Direct Store Delivery after the Effective Date. “New Beverage Product” will not include an Incubation Beverage, Line Extensions of Covered Beverages or Related Products, or new SKUs or packages for Covered Beverages or Related Products.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a Governmental Authority, or any other entity.

“Proprietary Information” means Trade Secrets, Confidential Business Information, and any other information or materials that in whole or in part include or are developed or based on any Trade Secrets or Confidential Business Information. Proprietary Information does not include any information that: (i) was in the Receiving Party’s possession without restriction as to confidentiality, before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no breach of agreement or other fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on the third party; (v) is independently developed by the Receiving Party without regard to the Proprietary Information of the Disclosing Party; or (vi) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval.

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“Receiving Party” means the party receiving any Proprietary Information under this Agreement, whether such party is Bottler or Company and whether such disclosure is received directly or through the Receiving Party’s employees or agents.

“Related Agreement” means any agreement between Company and any of Company’s Affiliates and Bottler and any of Bottler’s Affiliates relating to the marketing, promotion, distribution and sale of Covered Beverages and Related Products in the Territory (e.g., the Finished Goods Supply Agreement).

“Related Product” means a product listed on Exhibit F, as may be updated by the parties from time to time, that does not fall within the definition of “Beverage,” and will include (i) any Consumer Beverage Component that becomes a Related Product under the terms of Paragraph 5, (ii) all Line Extensions of the Related Products identified on Exhibit F, and (iii) all SKUs or packages for the Related Products identified on Exhibit F.

“SKU” means a stock-keeping unit or other uniquely identifiable type of Beverage or other product configuration, distinguished by the use of a different primary or secondary packaging and/or different flavoring or other characteristics from other Beverage or product configurations, such that such configuration requires the use of a separate UPC code to distinguish it from other forms of Beverage or product configurations.

“Term” means the Initial Term and any Additional Term(s).

“Territory” means the territory in which Bottler is authorized to distribute, promote, market, and sell the Covered Beverages and Related Products under this Agreement, as set forth on Exhibit C, as may be updated by the parties from time to time.

“Trade Secrets” mean trade secrets of Disclosing Party as defined under applicable law, as amended from time to time, including, without regard to form, technical or non-technical data, a formula, a pattern, a compilation, a program, a software program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, non-public forecasts, studies, projections, analyses, all customer data of any kind, or a list of actual or potential customers or suppliers, business and contractual relationships, or any information similar to the foregoing that: (i) derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets include any trade secret information provided to Disclosing Party by any third party which Disclosing Party is obligated to hold in confidence as a trade secret.

“Trademarks” means the trademarks owned or licensed by Company identified on Exhibit B, as may be updated by the parties from time to time.

III.	GRANT BY CCR OF RIGHTS, AND OBLIGATIONS OF BOTTLER TO DISTRIBUTE, PROMOTE, MARKET, AND SELL

1.	In consideration of payment by Bottler to CCR on a quarterly basis of the Sub-Bottling Payment calculated in accordance with Schedule 1, upon the terms and conditions set forth in this Agreement, (a) CCR hereby appoints Bottler as the sole and exclusive distributor of Covered Beverages and Related Products under the Trademarks for sale in and throughout the Territory (except as may be provided in this Agreement), and (b) in furtherance of such appointment, CCR hereby authorizes Bottler, and Bottler undertakes, upon the terms and conditions set forth in this Agreement, to purchase from Company (directly or through CCR or another Company Affiliate) or a Company Authorized Supplier, the Covered Beverages and Related Products, and to distribute, promote, market, and sell such Covered Beverages and Related Products under the Trademarks in and throughout, but only in and throughout, the Territory.

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2.	Except as may be provided in this Agreement or as provided by the other party’s prior written consent, neither Company, CCR, nor any other of Company’s Affiliates will sell or distribute, or authorize any other party to sell or distribute, Covered Beverages or Related Products in the Territory; and Bottler will not authorize any wholesalers or other distributors to sell or distribute, within or outside the Territory, Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement; provided, however, that Bottler may sell Covered Beverages and Related Products supplied to Bottler under the Finished Goods Supply Agreement to Full Line Operators in the Territory for further distribution of such Covered Beverages and Related Products by such Full Line Operators in the Territory.

a.	Company reserves the right to market, promote, distribute and sell, or authorize others to market, promote, distribute and sell, in the Territory (i) any Covered Beverage, Related Product, or other product that is identified through the Governance Process as an “Alternate Route to Market Beverage,” and (ii) any Covered Beverage, Related Product or other product in any sales channel or to any customer that is identified by the Governance Process as an “Alternate Route to Market Channel” or “Alternate Route to Market Customer.” The exception to Paragraph 2 for an Alternate Route to Market Beverage, Alternate Route to Market Channel or Alternate Route to Market Customer will apply only to the extent and for the time period determined and specified by Governance Process.

b.	Company and Bottler acknowledge that the sale of certain Covered Beverages or Related Products to certain customers or distributors in the Territory may be required under pre-existing contractual commitments as identified on Schedule 2, and Company and Bottler agree that such sale or distribution may continue until the expiration of such contractual commitments (but neither Company nor any of its Affiliates will exercise any voluntary rights to extend or renew the term of any such contractual commitments, and, if an agreement provides for automatic renewal, Company will use good faith efforts to provide a notice of termination rather than allow the agreement to automatically renew, if Company may do so without breaching the agreement or incurring any penalties).

c.	Notwithstanding the foregoing provisions of this Paragraph 2, Company and Bottler agree that once an Incubation Beverage ceases to meet the criteria for Incubation Beverage (i.e., by achieving sales volume nationally of at least twelve (12) million physical cases and annual sales revenue of at least $100 million USD in the immediately preceding 12 month period), such beverage will be treated as a New Beverage Product subject to the provisions of Paragraph 5 of this Agreement. To facilitate this transition, Company and Bottler will, as applicable (i) terminate (without compensation or liability to one another) any agreement relating to the distribution, promotion, marketing, or sale of such beverage binding only Company (or one of its Affiliates) and Bottler; or (ii) negotiate in good faith, on terms mutually agreeable to Company and Bottler, the termination of any such agreement binding on any party other than Company (or one of its Affiliates) and Bottler.

3.	If Bottler identifies any Beverage offered by a third party in a beverage category for which there is likely substantial demand in the Territory and in which category Company does not have a current or proposed entry, Company will, at Bottler’s request, evaluate such Beverage, and may, in Company’s sole discretion, negotiate a licensing or other business arrangement with such third party that would facilitate distribution and sale of such Beverage in the Territory on terms acceptable to Company and Bottler.

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4.	Company has the sole and exclusive right and discretion to reformulate any of the Covered Beverages or Related Products.

5.	If Company or any Affiliate of Company proposes to sell or distribute, or authorize the sale or distribution of, any New Beverage Product in the Territory:

a.	Any such New Beverage Product will be offered by Company in writing to Bottler (which notice must specify if such New Beverage Product is a Multiple Route to Market Beverage), and Bottler will have the option to market, promote, distribute and sell such New Beverage Product in the Territory pursuant to the terms and conditions of this Agreement. Bottler’s option under this Paragraph 5(a) must be exercised by Bottler, if at all, by giving Company written notice of such election within sixty (60) days following the date on which Company notifies Bottler in writing that Company intends to introduce the New Beverage Product in the Territory and provides Bottler with an operating plan for, and samples of, the New Beverage Product. If Bottler gives Company timely notice of Bottler’s exercise of such option with respect to a New Beverage Product within such sixty (60) day period, then, in the case of a new Beverage, Exhibit A will be deemed automatically amended by adding such new Beverage to the list of Covered Beverages set forth on Exhibit A, and, in the case of a new Related Product, Exhibit F will be deemed automatically amended by adding such new Related Product to the list of Related Products set forth on Exhibit F. If the new Beverage or new Related Product is a Multiple Route to Market Beverage, then that will be indicated on Exhibit A or Exhibit F, as the case may be. If Bottler does not give Company timely notice of Bottler’s exercise of such option within such period, then Company will have the right to market, promote, distribute and sell or authorize others to market, promote, distribute and sell, in the Territory and otherwise undertake any activity with respect to that New Beverage Product, including use of the Trademarks in connection with the distribution, promotion, marketing, and sale of the New Beverage Product in the Territory. If a New Beverage Product is not owned by Company, then the parties may enter into a separate agreement with respect to the distribution and sale of that New Beverage Product in the Territory. If the Company’s written notice of the New Beverage Product failed to specify that such New Beverage Product is a Multiple Route to Market Beverage and such New Beverage Product becomes a Covered Beverage or Related Product, then the Company may not thereafter elect to designate the Covered Beverage or Related Product as a Multiple Route to Market Beverage.

b.	If Company or one of its Affiliates acquires or licenses a New Beverage Product that becomes a Covered Beverage or Related Product under this Paragraph 5, then Bottler’s rights to market, promote, distribute and sell such new Covered Beverage or Related Product will be subject to the terms of any agreements with third parties (including distribution agreements) that may be in effect as of the time that Company (or Company’s Affiliate) acquires or licenses the new Covered Beverage or the new Related Product. Company and Bottler will, as applicable, (i) terminate (without compensation or liability to one another) any agreement relating to the distribution, promotion, marketing or sale of such New Beverage Product binding only Company (or one of its Affiliates) and Bottler (or one of its Affiliates), or (ii) negotiate in good faith, on terms mutually agreeable to Company and Bottler, the termination of any such agreement binding on any party other than Company (or one of its Affiliates) and Bottler (or one of its Affiliates).

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c.	Bottler and Company acknowledge that a New Beverage Product may constitute a Multiple Route to Market Beverage if Company provides timely written notice of such designation as contemplated under Paragraph 5(a). Bottler will be the sole and exclusive distributor of the Multiple Route to Market Beverage via Direct Store Delivery in the Territory. However, Company may also distribute the Multiple Route to Market Beverage in the Territory via means other than Direct Store Delivery if it has given timely notice under Paragraph 5(a) that such New Beverage Product is a Multiple Route to Market Beverage, and Company may authorize third parties to distribute the Multiple Route to Market Beverage in the Territory via means other than Direct Store Delivery.

6.	Company has the sole and exclusive right and discretion to discontinue, on a temporary or permanent basis, any of the Covered Beverages or Related Products under this Agreement provided (i) any such Covered Beverage is discontinued for all Expanding Participating Bottlers in the United States, and (ii) Company does not discontinue all Covered Beverages under this Agreement. If Company discontinues all SKUs and packages of any Covered Beverage, Exhibit A will be deemed automatically amended by deleting the discontinued Covered Beverage from the list of Covered Beverages. If Company discontinues all SKUs and packages of any Related Product, Exhibit F will be deemed automatically amended by deleting the discontinued Related Product from the list of Related Products. This right must be exercised by Company, if at all, by giving ninety (90) days’ prior written notice to Bottler of such discontinuation. If Company discontinues a Covered Beverage or Related Product as contemplated under this Paragraph 6, then Bottler will have the right to continue to market, promote, distribute and sell unused inventories of the discontinued Covered Beverage or Related Product in the Territory in accordance with the provisions of this Agreement for a period not to exceed the earlier of the expiration date of such Covered Beverage or Related Product or six (6) months following Bottler’s receipt of written notice of the discontinuation of such Covered Beverage or Related Product. If Company proposes to reintroduce any such discontinued Covered Beverage or Related Product (or reintroduce a Line Extension of a Covered Beverage that is a discontinued Covered Beverage) through any channel of retail distribution and sale in the United States of America, such product shall first be offered to the Bottler under Paragraph 5 (except that such Beverage may not be designated by Company as a Multiple Route to Market Beverage under Paragraph 5(c)). If Company discontinues any Covered Beverage or Related Product and Company or one of its Affiliates subsequently wishes to transfer, assign or sell its rights in and to such discontinued Covered Beverage or Related Product (a “Transfer”) to a third party (a “Transferee”) within twelve (12) months following the date which is the later of (x) the date on which Company (through a Company Owned Distributor or otherwise) ceases distribution of a Covered Beverage or Related Product in all SKUs and packages and through all means of distribution, or (y) the expiration of the six (6) month period Bottler has to sell unused inventories of the discontinued Covered Beverage or Related Product, then Company (or its Affiliate) must first offer such discontinued Covered Beverage or Related Product to Bottler under Paragraph 5, and if Bottler elects to continue distributing such discontinued Covered Beverage or Related Product, then Company (or its Affiliate) must Transfer such discontinued Covered Beverage or Related Product to the Transferee subject to Bottler’s distribution rights under this Agreement with respect to such discontinued Covered Beverage or Related Product (as if the Covered Beverage or Related Product had not been discontinued), and Bottler’s distribution rights with respect to the discontinued Covered Beverage or Related Product will be binding upon the Transferee.

7.

Bottler has the right to discontinue the distribution and sale, on a temporary or permanent basis, in all of the Territory, of any Covered Beverage or Related Product (or any Line Extension, SKU or package for a Covered Beverage or Related Product). This right must be exercised by Bottler, if at

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all, by giving ninety (90) days’ prior written notice to Company of such discontinuation, specifying that the notice of discontinuation applies to all of the Territory. Upon expiration of such ninety (90) day period, Bottler may cease the distribution, promotion, marketing, and sale of the discontinued Covered Beverage or Related Product (or Line Extension, SKU or package for a Covered Beverage or Related Product) in all of the Territory, and, if Bottler is discontinuing distribution of all Line Extensions, SKUs and packages of a Covered Beverage or Related Product, Exhibit A or Exhibit F will be deemed automatically amended by deleting the discontinued Covered Beverage or Related Product from the list of Covered Beverages or Related Products, as applicable, set forth on Exhibit A or Exhibit F. If (and only if) Bottler discontinues all Line Extensions, SKUs and packages of a Covered Beverage or Related Product, Company may distribute and sell the discontinued Covered Beverage or Related Product in the Territory or authorize any of its Affiliates or others to do so. Further, Bottler has the right to discontinue the distribution and sale of any Line Extension, SKU or package in any portion of the Territory without providing prior written notice to Company, and Company may not distribute or sell the discontinued Line Extension, SKU or package in the Territory or authorize any of its Affiliates or others to do so unless Bottler has discontinued all Line Extensions, SKUs and packages of the Covered Beverage or Related Product. If Bottler discontinues some (but not all) Line Extensions, SKUs or packages for a Covered Beverage or Related Product, then Bottler may thereafter reinstate the discontinued Line Extension, SKU or package.

8.	Bottler recognizes that Company has entered into or may enter into agreements relating to the Covered Beverages and Related Products with other parties outside the Territory, and Bottler accepts the territorial limitations in this Agreement imposed on Bottler in the conduct of its business under this Agreement. Bottler further agrees to make every reasonable effort to amicably settle any disputes that arise with such other parties.

9.	Bottler must not distribute or sell any Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement outside of the Territory. Bottler must not sell any of such Covered Beverages or Related Products to any Person if Bottler knows or should know that such Person will redistribute the Covered Beverages or Related Products for ultimate sale outside the Territory.

a.

If any of such Covered Beverages or Related Products distributed or sold by Bottler are found in the territory of another authorized bottler, including a Company Owned Distributor (the “Injured Bottler”), then Bottler shall be deemed to have transshipped such Covered Beverage or Related Product and shall be deemed to be a “Transshipping Bottler” for purposes of this Agreement; provided, however, that if the Injured Bottler (other than a Company Owned Distributor) has not agreed to terms substantially similar to this Paragraph 9 with respect to the transshipment of Covered Beverages or Related Products, Bottler shall only be deemed to be a “Transshipping Bottler” if Bottler knew or should have known that the purchaser would redistribute the Covered Beverage or Related Product outside of the Territory prior to ultimate sale. If any Covered Beverages or Related Products (or any other products identified by the primary Trademark that also identifies any of the Covered Beverages or Related Products or any modification of such Trademark (i.e., the addition of a prefix, suffix or other modifier used in conjunction with any such Trademark)) distributed or sold by another authorized bottler (including a Company Owned Distributor) are found in Bottler’s Territory, then Bottler shall be referred to herein as the “Injured Bottler” and such other authorized bottler shall be referred to herein as the “Transshipping Bottler”; provided, however, that if the bottler that distributed or sold such products (other than a Company Owned Distributor) has not agreed to terms substantially similar to this Paragraph 9 with respect to the

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transshipment of Company’s products, Bottler will only be deemed to be an “Injured Bottler” if such bottler knew or should have known that the purchaser would redistribute the products outside of such bottler’s territory prior to ultimate sale. If Company does not have sufficient contractual rights to fully implement the transshipping remedies provided for in this Paragraph 9, Company will nevertheless use reasonable efforts to enforce its transshipping policy against the transshipping bottler to (i) prevent future transshipments, and (ii) cause the transshipping bottler to compensate Bottler to the extent possible. Bottler will only be an Injured Bottler if the product transshipped into Bottler’s Territory is a Covered Beverage or Related Product (or any other product that is identified by the primary Trademark that also identifies any of the Covered Beverages or Related Products or any modification of such trademark (i.e., the addition of a prefix, suffix or other modifier used in conjunction with any such trademark)).

b.	In addition to all other remedies Company may have against Transshipping Bottler for violation of this Paragraph 9, Company, in the case where both the Transshipping Bottler and the Injured Bottler are Expanding Participating Bottlers (or an Expanding Participating Bottler and a Company Owned Distributor), will use commercially reasonable good faith efforts, and in all other cases, may determine, in its sole discretion, to:

i.	(A) charge any Transshipping Bottler an amount equal to three times the Injured Bottler’s most current average gross profit margin per case for all cases sold across all channels of the Covered Beverage or Related Product transshipped, as reasonably estimated by Company. Injured Bottler shall provide Company with any supporting documentation as reasonably requested by Company; or (B) purchase any of the Covered Beverages or Related Products distributed or sold by Transshipping Bottler found in the Injured Bottler’s territory, and Transshipping Bottler will, in addition to any other obligation it may have under this Agreement, reimburse Company for Company’s cost of purchasing, transporting and/or destroying such Covered Beverages or Related Products; and

ii.	require Transshipping Bottler and/or Injured Bottler, as the case may be, to make available to representatives of Company all sales agreements and other records relating to the Covered Beverages or Related Products and assist Company in all investigations relating to the sale and distribution of Covered Beverages or Related Products outside Transshipping Bottler’s Territory or to the transshipment of products by another bottler into Injured Bottler’s Territory.

c.	Bottler, CCR, and Company acknowledge and agree that the amounts provided for under Paragraph 9(b) reasonably reflect the damages to Company, the Injured Bottler, and the Coca-Cola system. Transshipping Bottler must promptly pay to Company all amounts charged pursuant to this Paragraph 9. The Injured Bottler will be paid when Company has received payment from Transshipping Bottler and will be paid an amount not less than seventy percent (70%) of the amount recovered by Company from the Transshipping Bottler under Paragraph 9(b)(i). Company has the right to collect any amounts payable by Transshipping Bottler under this Paragraph 9 by offset against any undisputed amounts otherwise payable to Transshipping Bottler by Company.

d.	Bottler must create, implement and monitor an internal anti-transshipment compliance policy and will provide such policy to Company for review and approval. Company will have the right to audit Bottler’s compliance with the policy.

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e.	If Company determines that a customer of Bottler has repeatedly transshipped Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement outside of the Territory, Company may require that Bottler develop and implement a remediation plan that will address and resolve the issue. Bottler will submit the remediation plan to Company for review and approval, and, once approved by Company, Bottler will implement the plan.

10.	Company has the unrestricted right, in its sole discretion, to use the Trademarks on the Covered Beverages and Related Products and on all other products and merchandise, to determine which Trademarks will be used on which Covered Beverages and Related Products, and to determine how the Trademarks will be displayed and used on and in connection with the Covered Beverages and Related Products.

11.	Company reserves all rights not expressly granted to Bottler under this Agreement or Related Agreements.

12.	If Company or a Company Affiliate on or after December 31, 2013 (a) enters into a new authorization agreement with respect to territories in the United States of America with another Expanding Participating Bottler that is more favorable to such other Expanding Participating Bottler than the terms and conditions of this Agreement in any material respect, or (b) agrees to an amendment of the terms of an existing authorization agreement with respect to territories in the United States with another Expanding Participating Bottler that is more favorable to such other Expanding Participating Bottler than the terms and conditions of this Agreement in any material respect, then Company will offer such other new agreement or amended agreement, as the case may be, in its entirety, to Bottler. The parties agree to cooperate in taking such other actions as may reasonably be required to further document any amendments and modifications resulting from the foregoing. The foregoing obligation shall not apply to any consent, waiver or approval provided under this Agreement or under any agreement held by another Expanding Participating Bottler. If CCR grants to Bottler after the Effective Date the rights to distribute, promote, market, and sell Covered Beverages and Related Products under the Trademarks in additional geographic territories under the terms of a different form of agreement, this Agreement shall be amended and restated in the form of the agreement reflecting such additional grant.

IV.	GRANT BY CCR OF SUBLICENSE TO USE THE TRADEMARKS AND OBLIGATIONS OF BOTTLER RELATIVE TO THE TRADEMARKS AND OTHER MATTERS

13.	Bottler acknowledges and agrees that Company is the sole and exclusive owner of all rights, title and interest in and to the Trademarks. Bottler agrees not to dispute the validity of the Trademarks or their exclusive ownership by Company either during the Term or thereafter, notwithstanding any applicable doctrines of licensee estoppel. CCR grants to Bottler only an exclusive, royalty-free license to use the Trademarks, solely in connection with the distribution, promotion, marketing, and sale of the Covered Beverages and Related Products in the Territory, and in accordance with standards adopted and issued by Company from time to time, and made available to Bottler through written, electronic, on-line or other form or media, subject to the rights reserved to Company under this Agreement. Nothing in this Agreement, nor any act or failure to act by Bottler, CCR or Company, will give Bottler any proprietary or ownership interest of any kind in the Trademarks or in the goodwill associated therewith. CCR and Bottler acknowledge and agree that all use by Bottler of the Trademarks will inure to the benefit of Company.

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14.	Bottler covenants and agrees (subject to any requirements imposed upon Bottler under applicable law):

a.	Not to produce, manufacture, prepare, package, distribute, sell, deal in or otherwise use or handle:

i.	any Beverage, Beverage Component or other beverage product which is likely to be confused with or passed off for any of the Covered Beverages or Related Products or for any Beverage Component for any Covered Beverage or Related Product;

ii.	during the Term and for an additional period of two years following expiration or termination of this Agreement, (A) any Beverage, Beverage Component or other beverage product the name of which includes the word “cola” (whether alone or in conjunction with any other word or words) or any phonetic equivalent thereof, or (B) any Beverage, Beverage Component or other beverage product that is an imitation of any of the Covered Beverages or Related Products (or of any Beverage Component for any Covered Beverage or Related Product) as of the expiration or termination of this Agreement or is likely to be substituted for any of such Covered Beverages or Related Products (or for any such Beverage Component) in the Territory;

iii.	any product that uses any trade dress or any container that (A) is an imitation, infringement or dilution of, or (B) is likely to be confused with, be perceived by consumers as confusingly similar to, be passed off as, or cause dilution of, any trade dress or container in which Company claims a proprietary right or interest;

iv.	any product that (A) uses any trademark or other designation that is an imitation, counterfeit, copy, infringement or dilution of, or confusingly similar to any of the Trademarks, or (B) is likely to be passed off in the Territory as a product of Company because of Bottler’s association with the business of distributing and selling the Covered Beverages and Related Products; or

v.	any Beverage, Beverage Component, or other beverage product in the Territory;

provided, however, that Bottler and its Affiliates may produce, manufacture, prepare, package, distribute, sell, deal in or otherwise use or handle (as applicable):

(1)	Covered Beverages and Related Products, subject to the terms and conditions of this Agreement and any Related Agreement,

(2)	Beverages (including Incubation Beverages), Beverage Components and other beverage products, if and to the extent (i) required in order for Bottler or any of its Affiliates to comply with its obligations under any separate written agreement with Company or any of its Affiliates, , or (ii) otherwise authorized by Company or any of its Affiliates,

(3)

Beverages, Beverage Components and other beverage products identified on Schedule 14(a) (“Permitted Beverage Products”), including (A) any Beverages, Beverage Components and other beverage products as to which Company hereafter provides prior

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written consent (which consent will result in the amendment of Schedule 14(a) to include such approved Beverages, Beverage Components and other beverage products), and (B) any line extension of a Permitted Beverage Product, which, solely for purposes of this Paragraph 14(a)(3), means a beverage product introduced by the licensor of the Permitted Beverage Product after the Effective Date, that is identified by the primary trademark that also identifies the Permitted Beverage Product, together with a modification of such trademark (i.e., the addition of a prefix, suffix or other modifier used in conjunction with any such trademark), including a flavor, calorie or other variation of such Permitted Beverage Product that in the reasonable judgment of Company is marketed in the same beverage category as the Permitted Beverage Product, and/or

(4)	Beverages, Beverage Components and other beverage products handled, distributed or sold by Bottler in connection with an ancillary business identified on Schedule 14(a), including any ancillary business as to which Company hereafter provides prior written consent (which consent will result in the amendment of Schedule 14(a) to include such approved ancillary business). For this purpose, Company will not unreasonably withhold its consent to a proposed ancillary business that (i) is not directly and primarily involved in the manufacture, marketing, promotion, distribution or sale of Beverages, Beverage Components and other beverage products (e.g., sale, lease or servicing of equipment used in the distribution of beverages to third parties), or (ii) provides office coffee service to offices or facilities.

b.	Not to acquire or hold directly or indirectly through any Affiliate any ownership interest in any person or entity that engages in the Territory in any of the activities prohibited under Paragraphs 14(a)(i) – 14(a)(v) (as subject to the exceptions in Paragraph 14(a)), and not enter into any contract or arrangement with respect to the management or control of any person or legal entity that would enable Bottler or any Affiliate of Bottler acting collectively with such person or legal entity to indirectly engage in the Territory in any of the activities prohibited under Paragraphs 14(a)(i) – 14(a)(v) (as subject to the exceptions in Paragraph 14(a)); provided, that Bottler and its Affiliates will be permitted to acquire and own securities registered pursuant to the Securities Exchange Act of 1934, as amended, or registered for public sale under similar laws of a foreign country, of a company that engages in any of the activities prohibited under Paragraphs 14(a)(i) – 14(a)(v) (as subject to the exceptions in Paragraph 14(a)), in pension, retirement, annuity, life insurance, and estate planning accounts, plans and funds administered by Bottler or any of its Affiliates for the benefit of employees, officers, shareholders or directors of Bottler or any of its Affiliates, where investment decisions involving such securities are made by independent outside investment or fund managers that are not Affiliates of Bottler, so long as such ownership represents a passive investment and that neither Bottler nor any Affiliate of Bottler in any way, either directly or indirectly, manages or exercises control of such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business (other than exercising rights as a shareholder), or seeks to do any of the foregoing; or

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c.	Not to use in the Territory any delivery vehicles, cases, cartons, coolers, vending machines or other equipment bearing Company’s Trademarks in connection with any line of business in the Territory other than the distribution and sale of Covered Beverages and Related Products or assign personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products in the Territory (other than executive officers of Bottler) to any line of business in the Territory other than the distribution, promotion, marketing, and sale of Covered Beverages and Related Products; provided, however, that:

i.	any of Bottler’s assets and personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products within the Territory may be used in (A) a permitted line of business listed on Schedule 14(c), including any line of business as to which Company hereafter provides prior written consent, which consent will not be unreasonably withheld by Company and will result in the amendment of Schedule 14(c) to include such approved line of business, or (B) a business that is otherwise expressly permitted under Paragraph 14(a)(1) - (4) (collectively, “Approved Lines of Business”), and Bottler may engage in Approved Lines of Business anywhere within (or, as applicable, outside of) Bottler’s Territory without further approvals from Company; and

ii.	Company and Bottler acknowledge that to meet competition Bottler may from time to time be required to agree to deliver a de minimis volume of non-alcoholic beverage products and/or other consumable products in the Territory that would otherwise be prohibited by Paragraph 14(a) or Paragraph 14(c) to certain local, on-premise vending, cafeteria and workplace customers that offer a contract for the supply of all such beverage and consumable products that are delivered to a particular location (e.g., a vending machine, office location, arena, or on premise employee store). In such circumstances, Bottler agrees to use best efforts to comply with Paragraph 14(a) and Paragraph 14(c); provided, however, that Company consents to delivery by Bottler of a de minimis volume of such products to such customers in the Territory to the extent that, despite Bottler’s best efforts to satisfy customer demand for Covered Beverages and Related Products consistent with Paragraphs 14(a) and Paragraph 14(c), such customers nonetheless require such delivery by Bottler to meet competition. For each such instance, if requested by Company, Bottler agrees to provide to Company such information as may reasonably be requested by Company so that Company can assess Bottler’s compliance with this Paragraph 14(c)(ii) (including information regarding the nature of the competitive threat and the volumes of product involved).

15.	Except as set forth on Schedule 15 or as otherwise permitted under separate written agreement between Bottler and Company or a Company Affiliate, Bottler must not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation or logo that includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them, or any word, name or designation that is confusingly similar to any of them, or any graphic or visual representation of the Trademarks or any other Trademark or intellectual property owned by Company, without the prior written consent of Company, which consent shall not be unreasonably withheld and will be contingent on Bottler’s compliance with this Agreement.

16.

Bottler, recognizing the important benefit to the Trademarks, to the successful marketing of the Covered Beverages, Related Products, and to the Coca-Cola system of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to the extent such Trademarks are utilized by Bottler in the Territory to accept and within a

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reasonable period of time apply any new or modified standards adopted and issued from time to time by Company that are generally applicable, and made available to Bottler through written, electronic, on-line or other form or media for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines and other materials and equipment that bear such Trademarks and are used in the distribution, promotion, marketing, and sale of Covered Beverages and Related Products in the Territory. If Company changes such standards, the new standards will apply to any such assets acquired by Bottler following notice of the change in standards to the extent Bottler uses the trademark on such assets in the Territory, and will be applied to such existing assets in the normal course of Bottler’s business (e.g., trucks would be repainted consistent with normal maintenance cycles).

V.	OBLIGATIONS OF BOTTLER RELATIVE TO DISTRIBUTION, SALES, MARKETING, COMMERCIAL, MANAGEMENT, REPORTING AND PLANNING ACTIVITIES

17.	Bottler will:

a.	make capital expenditures in Bottler’s business of distributing, promoting, marketing and selling Covered Beverages and Related Products in the Territory as reasonably required for Bottler to comply with its obligations under this Agreement, for the organization, installation, operation, maintenance and replacement within the Territory of such warehousing, distribution, delivery, transportation, vending equipment, merchandising equipment, and other facilities, infrastructure, assets, and equipment;

b.	buy exclusively from Company (directly or through CCR or another Company Affiliate) or a Company Authorized Supplier, in accordance with the terms and conditions of the Finished Goods Supply Agreement, Covered Beverages and Related Products in the quantities required to satisfy fully the demand for the Covered Beverages and Related Products in the Territory;

c.	budget and expend such funds for its own account for marketing and promoting the Covered Beverages and Related Products as reasonably required to create, stimulate and sustain the demand for the Covered Beverages and Related Products in the Territory, provided that Bottler must use, publish, maintain or distribute within the Territory only such advertising, marketing, promotional or other materials relating to the Covered Beverages or the Related Products that are in accordance with standards adopted and issued by Company from time to time or that Company has otherwise approved or authorized. Company may agree from time to time and subject to such terms and conditions as Company stipulates in each case to contribute financially to Bottler’s marketing programs. Company may also undertake, at its own expense and independently from Bottler, any additional advertising, marketing or promotional activities in the Territory that Company deems useful or appropriate;

d.	use all approved means as may be reasonably necessary to meet the continuing responsibility of Bottler to develop and stimulate and satisfy fully the demand for Covered Beverages and Related Products within the Territory and maintain the consolidated financial capacity reasonably necessary to assure that the Bottler and all Bottler Affiliates will be financially able to perform their respective duties and obligations under this Agreement;

e.

provide to Company each year and review with Company an annual and long range operating plan and budget for the distribution and sale of Covered Beverages and Related Products in the Territory, including financials and capital investment budgets, and, if requested by

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Company, discuss changes in general management and senior management of Bottler whose primary duties relate to the distribution and sale of Covered Beverages and Related Products in the Territory, except to the extent otherwise prohibited by applicable law;

f.	maintain accurate books, accounts and records relating to the purchasing, distribution, promotion, marketing, and sale of Covered Beverages and Related Products in the Territory; and

g.	provide to Company such operational, financial, accounting, forecasting, planning and other information, including audited and unaudited financial statements, income statements, balance sheets, statements of cash flow, operating metrics, and total and outlet level volume performance for each and all Covered Beverages and Related Products in the Territory, to the extent, in the form and manner, and at such times as reasonably required by Company to determine whether Bottler is performing its obligations under this Agreement, including Paragraphs 17(a) – 17(d) (the “Financial Information”). The parties recognize that the Financial Information is critical to the ability of CCR and Company to maintain, promote, and safeguard the overall performance, efficiency, and integrity of the customer management, distribution and sales system. Company will hold the Financial Information provided by Bottler in accordance with the confidentiality provisions of Paragraph 50 and shall not use such information for any purpose other than determining compliance with this Agreement or any Related Agreement.

VI.	OBLIGATIONS OF BOTTLER RELATIVE TO THE STORAGE AND HANDLING OF THE COVERED BEVERAGES AND RELATED PRODUCTS

18.	Bottler’s handling, storage, delivery and merchandising of the Covered Beverages and Related Products supplied to Bottler under the Finished Goods Supply Agreement must at all times conform to the quality and safety standards and instructions, including quality, hygienic, environmental and otherwise, established in writing, including through electronic systems and media, from time to time by Company and must, in all events, conform with all applicable food, health, environmental, safety, sanitation and other relevant laws, regulations and other legal requirements applicable in the Territory.

19.	If Company or CCR determines or becomes aware of the existence of any quality or technical problems relating to Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement, CCR or Company will immediately notify Bottler by telephone, fax, e-mail or any other form of immediate communication. CCR or Company may require Bottler to take all necessary action to recall all of the Covered Beverages or Related Products in the Territory, or withdraw immediately any such Covered Beverages or Related Products from the market or the trade, as the case may be. CCR or Company will notify Bottler by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt, of the decision by CCR or Company to require Bottler to recall Covered Beverages or Related Products in the Territory or withdraw such Covered Beverages or Related Products from the market or trade, and Bottler must, upon receipt of such notice, immediately cease distribution of such Covered Beverages or Related Products in the Territory and take such other actions as may be required by Company or CCR in connection with the recall of Covered Beverages or Related Products in the Territory or withdrawal of such Covered Beverages or Related Products in the Territory from the market or trade.

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20.	If Bottler determines or becomes aware of the existence of quality or technical problems relating to Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement, then Bottler must immediately notify CCR and Company by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt. This notification must include: (1) the identity and quantities of Covered Beverages or Related Products involved, including the specific packages, (2) coding data, and (3) all other relevant data that will assist in tracing such Covered Beverages or Related Products.

21.	If any withdrawal or recall is caused by quality or technical defects arising from the manufacture, packaging, storage or shipment of the Covered Beverages or Related Products or other packaging or materials supplied by Company (directly or through CCR or another Company Affiliate) or a Company Authorized Supplier prior to delivery to Bottler, Company, CCR, other Company Affiliate or the other Company Authorized Supplier, as the case may be, will reimburse Bottler for all reasonable expenses incurred by Bottler in connection with such withdrawal or recall. If any withdrawal or recall of any Covered Beverage or Related Product supplied to Bottler under the Finished Goods Supply Agreement is caused by Bottler’s failure to handle the Covered Beverage or Related Product properly after delivery to Bottler, then Bottler will bear the reasonable expenses of such withdrawal or recall and reimburse Company (or CCR or another Company Affiliate) or the Company Authorized Supplier, as the case may be, for all reasonable expenses incurred in connection with such withdrawal or recall.

22.	Bottler will permit Company, its officers, agents or designees, at all times upon reasonable request by Company, to enter and inspect the facilities, equipment and methods used by Bottler, whether directly or incidentally, in or for the storage and handling of the Covered Beverages and Related Products to be distributed in the Territory to ascertain whether Bottler is complying with the terms of this Agreement, including Paragraphs 18 and 19. Bottler will also provide Company with all the information regarding Bottler’s compliance with the terms of this Agreement, including Paragraphs 18 and 19, as Company may reasonably request from time to time.

VII.	CONDITIONS OF PURCHASE AND SALE

23.	Company (directly or through CCR or another Company Affiliate) will furnish the Covered Beverages and Related Products for sale and distribution in the Territory in accordance with the pricing terms and other terms and conditions set forth in the Finished Goods Supply Agreement. Bottler acknowledges and agrees that Company (directly or through CCR or another Company Affiliate) reserves the right to establish and revise at any time, in its sole discretion, the price of the Covered Beverages and Related Products, subject to the provisions of the Finished Goods Supply Agreement. Bottler further acknowledges that Company reserves the right to establish and revise at any time, in its sole discretion, the price of concentrate, beverage base, or any other constituent part sold by Company to CCR, another Company Affiliate, or any other Company Authorized Supplier for the manufacture of the Covered Beverages and Related Products. If Bottler rejects a change in price or the other terms and conditions contained in any such notice, then Bottler shall so notify CCR and Company within thirty (30) days of receipt of such notice, and this Agreement will terminate ninety (90) days after the date of such notification of rejection of the change by Bottler. The change in price so rejected by Bottler shall not apply to purchases of Covered Beverages and Related Products by Bottler during such ninety (90) day period preceding termination. Failure by Bottler to notify Company and CCR of its rejection of the changes in price or such other terms and conditions shall be deemed acceptance thereof by Bottler.

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24.	Additional terms and conditions of purchase and sale, including warranties, quantities, shipment, risk of loss and delivery of Covered Beverages and Related Products are as set forth in the Finished Goods Supply Agreement.

VIII.	OWNERSHIP AND CONTROL OF BOTTLER

25.	Bottler hereby acknowledges the personal nature of Bottler’s obligations under this Agreement, including with respect to the performance standards applicable to Bottler, the dependence of the Trademarks on proper quality control, the level of marketing effort required of Bottler to stimulate and maintain demand for the Covered Beverages and Related Products in the Territory, and the confidentiality required for protection of Company’s trade secrets and confidential information. Bottler represents and warrants to Company that, prior to execution of this Agreement, Bottler has made available to Company a complete and accurate list of any of Bottler’s owners that own more than five percent (5%) of the outstanding securities of Bottler, and/or of any third parties having a right to, or effective power of, control or management of Bottler. Bottler covenants and agrees:

a.	to inform Company without delay of any changes in the record ownership (or, if known to Bottler, any change in the Beneficial Ownership) of more than 10% of the shares of Bottler’s outstanding equity interests in a transaction or series of related transactions, provided, that if Bottler is subject to the disclosure and reporting requirements of the Securities Exchange Act of 1934, as amended, this provision shall not apply; and

b.	not to change its legal form of organization without first obtaining the written consent of Company, which consent will not be unreasonably withheld, conditioned or delayed. It is understood and agreed that Company will not withhold its consent unless the change in legal form could reasonably be expected to affect Bottler’s obligations under this Agreement. For this purpose, (i) the making of an election to be taxed as a Subchapter S corporation for federal income tax purposes, or termination of such an election, and/or (ii) reincorporation in another state within the United States of America, will not be considered a change in Bottler’s legal form of organization and will not require Company’s consent.

26.	Bottler acknowledges that Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of Company’s bottling, distribution and sales system. Bottler therefore covenants and agrees:

a.	Not to assign, transfer or pledge this Agreement or any interest herein, in whole or in part, whether voluntarily, involuntarily, or by operation of law (including by merger or liquidation), or sublicense its rights under this Agreement, in whole or in part, to any third party or parties, without the prior written consent of Company; and

b.	Not to delegate any material element of Bottler’s performance under this Agreement, in whole or in part, to any third party or parties without the prior written consent of Company.

c.	Any attempt to take such actions prohibited by this Paragraph 26 without such consent shall be void and shall be deemed to be a material breach of this Agreement.

d.	Notwithstanding the foregoing, the following shall be expressly permitted hereunder:

i.	Bottler may, after written notice to Company, assign, transfer or pledge this Agreement or any interest herein, in whole or in part, or delegate any material element of Bottler’s

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performance of this Agreement, in whole or in part, to any wholly-owned Affiliates of Bottler; provided that (a) any such Affiliate must agree in writing to be bound by and comply with the terms and conditions of this Agreement, and (b) any such assignment, transfer, pledge or delegation will not relieve Bottler of any of its obligations under this Agreement; and

ii.	Bottler may engage third party contractors and service providers for the purpose of receiving services relating to non-core functions (e.g., back-office administrative services, HR, payroll, information technology services and similar services); provided that (i) Bottler will retain full responsibility to Company for all of Bottler’s obligations under this Agreement; and (ii) Bottler may not subcontract core functions (i.e., market/customer facing functions) without the prior consent of Company.

IX.	TERM OF AGREEMENT

27.	This Agreement will commence on the Effective Date and continue for an initial period of ten (10) years (the “Initial Term”), unless earlier terminated pursuant to the provisions of Paragraph 23, Article X (Commercial Impracticability and Force Majeure), Article XI (Termination for Defined Events) or Article XII (Deficiency Termination).

28.	Bottler may elect not to renew this Agreement upon expiration of the Initial Term or any Additional Term by providing CCR and Company with written notice of its intention at least one year prior to expiration of the Initial Term or any Additional Term, as the case may be.

29.	Unless Bottler has given notice of its intention not to renew as provided in Paragraph 28, or this Agreement has otherwise been earlier terminated as provided in Paragraph 23, Article X (Commercial Impracticability and Force Majeure), Article XI (Termination for Defined Events) or Article XII (Deficiency Termination), the then effective term of this Agreement will automatically renew for successive additional terms of ten (10) years each (each an “Additional Term”).

X.	COMMERCIAL IMPRACTICABILITY AND FORCE MAJEURE

30.

With respect to any one or more Covered Beverages and Related Products supplied to Bottler under the Finished Goods Supply Agreement (the “Affected Products”) and the Territory or any portion thereof (the “Affected Territory”), as applicable, the obligation of Company (including any of its Affiliates) or Company Authorized Supplier to supply Affected Products to Bottler and Bottler’s obligation to purchase Affected Products from Company, its Affiliates, or a Company Authorized Supplier and to distribute, promote, market, and sell the Affected Products in accordance with the terms of this Agreement shall be suspended during any period when there occurs a change in applicable laws, regulations or administrative measures (including any government permission or authorization regarding customs, health or manufacturing, and further including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), or issuance of any judicial decree or order binding on any of the parties hereto, in each case in such a manner as to render unlawful or commercially impracticable: (i) the importation of any essential ingredients of the Affected Products, which cannot be produced in quantities sufficient to satisfy the demand therefor in the Territory by existing Company (including any of its Affiliates) or Company Authorized Supplier facilities in the United States; (ii) the manufacture and distribution of Affected Products to Bottler; or (iii) Bottler’s distribution, promotion, marketing and sale of Affected Products within the Affected Territory. To the extent that Bottler is unable to

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perform its obligations as a consequence of any of the contingencies set forth in this Paragraph 30, and for the duration of such inability, Company (including any of its Affiliates) and Company Authorized Suppliers shall be relieved of their respective obligations under the Finished Goods Supply Agreement. If any of the contingencies set forth in this Paragraph 30 persists so that either party’s obligation to perform is suspended for a period of two (2) years or more, the other party may upon written notice terminate this Agreement and any Related Agreements with regard to the Affected Products and the Affected Territory, as applicable, without paying any compensation or other liability for damages.

31.	Neither Company (including any of its Affiliates or any Company Authorized Supplier) nor Bottler shall be liable for or be subject to any claim for breach or termination as the result of a failure to perform any of their respective obligations under this Agreement if and to the extent that such failure is caused by or results from a Force Majeure Event; provided, however:

a.	The party claiming the excuse afforded by this Paragraph 31 must use commercially reasonable efforts to comply with any excused obligations under this Agreement that are impaired by such Force Majeure Event; and

b.	If Bottler is the party claiming the excuse afforded by this Paragraph 31, to the extent that Bottler is unable to remediate the effect on its ability to perform caused by such Force Majeure Event with respect to all or any portion of the Territory within: (i) three (3) months from the date of the occurrence of the Force Majeure Event, then Company shall have the right (but not the obligation) upon not less than one (1) month prior written notice to suspend this Agreement and Related Agreements within the affected parts of the Territory (or the entire Territory to the extent affected by such event) during the period of time that such Force Majeure Event results in Bottler being unable to perform its obligations under this Agreement; and (ii) two (2) years from the date of occurrence of the Force Majeure Event, then Company shall have the right to terminate this Agreement and Related Agreements as to the affected portion of the Territory. During the period of any such suspension, Company or any third party designated by Company shall have the right to market, promote, sell, and distribute Covered Beverages and Related Products, and otherwise exercise Bottler’s rights and perform services otherwise required of Bottler under this Agreement and Related Agreements within any such affected portion of the Territory, without any obligation to account to Bottler for profits from the distribution of Covered Beverages and Related Products in the Territory that are not distributed by Bottler.

c.	“Force Majeure Event” means any:

(1)	strike, blacklisting, boycott or sanctions imposed by a sovereign nation or supra-national organization of sovereign nations, however incurred; or

(2)	act of God, force majeure, public enemies, embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto.

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XI.	TERMINATION FOR DEFINED EVENTS

32.	This Agreement will terminate immediately without any liability on the part of CCR or Company for damages if any of the following events occur:

a.	Bottler files a voluntary petition or consents to an involuntary petition for bankruptcy under any Chapter of Title 11 of the United States Code, as amended, or under any other federal insolvency law which presently exists or may exist hereafter; Bottler voluntarily commences any bankruptcy, insolvency, assignment for the benefit of creditors proceeding, case, or suit or consents to such a proceeding, case or suit under the laws of any state, commonwealth or territory of the United States or any country, kingdom or commonwealth not governed by the United States; an involuntary petition for bankruptcy, insolvency, assignment for the benefit of creditors, proceeding, case or suit under the laws of any state, territory or commonwealth of the United States or any country, commonwealth or kingdom not governed by the United States is filed against Bottler and such a proceeding, suit or case is not dismissed within sixty (60) days after the commencement of such a proceeding, case or suit or the order of dismissal is appealed and stayed; Bottler makes an assignment for the benefit of creditors, deed of trust for the benefit of creditors or makes an arrangement or composition with creditors; a receiver or trustee for Bottler or for any interest in Bottler’s business is appointed and such order or decree appointing the receiver or trustee is not vacated, dismissed or discharged within sixty (60) days after such appointment or such order or decree is appealed and stayed;

b.	Any of Bottler’s equipment or facilities are subject to attachment, levy or other final process for more than twenty (20) days or any of its equipment or facilities is noticed for judicial or non-judicial foreclosure sale and such attachment, levy, process or sale would materially and adversely affect Bottler’s ability to fulfill its obligations under this Agreement;

c.	Bottler becomes insolvent or ceases to conduct its operations relating to the distribution and sale of Covered Beverages and Related Products in the Territory in the normal course of business; or

d.	Any Bottler’s Contract, Bottler’s Bottle Contract, or Master Bottle Contract (as the case may be) for Coca-Cola, listed on Schedule 32(d), or any other Comprehensive Beverage Agreement, between Company and Bottler or their respective Affiliates is terminated by Company under provisions that permit termination without damages due to Bottler’s breach or default, unless Company agrees in writing that this Paragraph 32(d) will not be applied by Company to such termination.

XII.	DEFICIENCY TERMINATION

33.	In addition to the events of default and remedy described in Paragraph 32, Company may also terminate this Agreement, subject to the requirements of Paragraph 34, if any of the following events of default occur:

a.	Bottler fails to make timely payment for Covered Beverages or Related Products, or of any other material debt owing to Company;

b.	The condition of the facilities or equipment used by Bottler in distributing or selling the Covered Beverages and Related Products within the Territory fails to meet the sanitary standards reasonably established by Company;

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c.	Bottler fails to handle the Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement in strict conformity with such standards and instructions as Company may reasonably establish;

d.	Bottler or any Affiliate of Bottler engages in any of the activities prohibited under Paragraph 14;

e.	Bottler fails to comply with its obligations under Paragraph 17; or

f.	Bottler breaches in any material respect any of Bottler’s other material obligations under this Agreement.

Company may either: (i) exercise its right to terminate under this Paragraph 33 (subject to Paragraph 34), or (ii) pursue any rights and remedies (other than termination) against Bottler with respect to any such event of default.

34.	Upon the occurrence of any of the events of default enumerated in Paragraph 33, Company will give Bottler written notice of default. Within sixty (60) days of receipt of such notice, Bottler will provide Company with a written proposed plan for corrective action, which plan must provide for correction of all issues identified in the notice of default within one year or less. Company will negotiate in good faith with Bottler the terms of the corrective action plan. If Company and Bottler fail to agree on a corrective action plan within sixty (60) days of Bottler’s tender of such plan, Bottler must cure the default described in such notice within one year of receipt of the notice of default. If Bottler fails to implement the agreed corrective action plan to Company’s reasonable satisfaction within the time period specified by the corrective action plan, or, if the parties fail to agree to a corrective action plan and Bottler does not cure within one year of receipt of notice of default, the default will be deemed not to have been cured within such period, and Company may, by giving Bottler further written notice to such effect, terminate this Agreement, suspend sales of Covered Beverages and Related Products to Bottler and require Bottler to cease distribution of Covered Beverages and Related Products in the Territory. The provisions of this Paragraph 34 will not limit Company’s right to pursue remedies other than termination under Paragraph 33. In the case of a breach by Bottler or one of its Affiliates of its obligations under this Agreement (other than a Product Quality Issue), such breach will be deemed to be cured for purposes of this Paragraph 34 if Bottler (or its Affiliate) has terminated the acts or omissions described in such notice of breach, and has taken reasonable steps under the circumstances to prevent the recurrence of such breach. In the case of a Product Quality Issue, Bottler shall have a period of sixty (60) days within which to cure the default, including, at the instruction of Company, and at Bottler’s expense, by the prompt withdrawal from the market and destruction of any affected Finished Product. If the Product Quality Issue has not been cured within such sixty (60) day period, Company (or the Company Authorized Supplier) may suspend sales of Covered Beverages and Related Products to Bottler for distribution and sale in the Territory under this Agreement. During such second sixty (60) day cure period, Company may supply, or cause or permit others to supply, Covered Beverages and Related Products in the Territory. If such Product Quality Issue has not been cured during the second sixty (60) day cure period, then Company may terminate this Agreement by giving Bottler written notice thereof. “Product Quality Issue” means a breach of Paragraph 18 or Paragraph 19 caused by a product quality issue involving the Covered Beverages or Related Products that results from the gross negligence or willful misconduct of Bottler and that materially and adversely affects one or more of the Trademarks.

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XIII.	OTHER CONSEQUENCES OF TERMINATION

35.	Upon the expiration without renewal or earlier termination of this Agreement and thereafter:

a.	Bottler must not distribute or sell the Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement or make any use of the Trademarks, Finished Product or advertising, marketing or promotional material used or which are intended for use by Bottler in connection with the distribution and sale of the Covered Beverages or Related Products within the Territory;

b.	Bottler must promptly eliminate all references in the Territory to CCR, Company, the Covered Beverages, the Related Products, and the Trademarks from the premises, delivery vehicles, vending machines, coolers and other equipment of Bottler located in the Territory and from all business stationery used in the Territory and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used in the Territory or maintained by Bottler for use in the Territory, and Bottler must not hold forth in any manner whatsoever that Bottler has any connection with CCR, Company, the Covered Beverages, the Related Products or the Trademarks relating to the sale and distribution of Covered Beverages and Related Products in the Territory relating to the sale and distribution of Covered Beverages and Related Products in the Territory;

c.	Company may, at Company’s option, require Bottler to promptly deliver to Company, CCR or a third party, in accordance with such instructions as Company may give, all of the Covered Beverages and Related Products, and marketing, advertising or promotional materials for the Covered Beverages and Related Products still in Bottler’s possession or under its control, in each case that were to be distributed, sold or used exclusively in the Territory, and Company will, upon delivery thereof pursuant to such instructions, pay to Bottler a sum equal to the reasonable market value of such supplies or materials, provided that Company will accept and pay for only such supplies or materials as are in first class and usable condition; and provided further that all marketing, advertising and promotional materials bearing the name of Bottler for use exclusively in the Territory and any such supplies and materials which are unfit for use according to Company’s standards will be destroyed by Bottler without cost to Company; and

d.	All rights and obligations under this Agreement, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, will expire, cease and end, excepting (i) all provisions concerning the obligations of Bottler as set forth in Paragraph 39, (ii) all claims for amounts due and payable by one party to the other under the terms of this Agreement as of the date of termination, and (iii) each of the Paragraphs in Article XIV (General Provisions), all of which will continue in full force and effect, provided always that this provision will not affect any rights any party may have against the other in respect of any claim for nonpayment of any debt or account owed by Bottler to CCR, Company or Company Authorized Suppliers or by CCR or Company to Bottler.

XIV.	GENERAL PROVISIONS:

36.	CCR and Company may assign any of their respective rights and delegate all or any of their respective duties or obligations under this Agreement to one or more of Company or Company Affiliates provided, however, that any such delegation will not relieve CCR or Company from any of their respective contractual obligations under this Agreement.

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37.	Company reserves and has the sole and exclusive right and responsibility to institute any civil, administrative or criminal proceedings or actions, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation, the Trademarks, and other intellectual property rights, as well as for the Covered Beverages and Related Products, and to defend any action affecting these matters. At the request of Company, Bottler will render reasonable assistance in any such action, including, if requested to do so in the sole discretion of Company, allowing Bottler to be named as a party to such action. However, no financial burden will be imposed on Bottler for rendering such assistance. Bottler shall not have any claim against CCR or Company as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. Bottler must promptly notify CCR and Company of any litigation or proceedings instituted or threatened against Bottler affecting these matters. Bottler must not institute any legal or administrative proceedings against any third party which may affect the interests of Company in the Trademarks without the prior written consent of Company, in its sole discretion.

38.	Bottler will consult with CCR and Company on all product liability claims, proceedings or actions brought against Bottler in connection with the Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement and will take such action with respect to the defense of any such claim or lawsuit as CCR or Company may reasonably request in order to protect the interests of Company in the Covered Beverages and Related Products or the goodwill associated with the Trademarks.

39.

CCR and Company will indemnify, protect, defend and hold harmless each of Bottler and their Affiliates, directors, officers, employees, shareholders, owners and agents, from and against all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including reasonable attorneys’ fees, court costs and other legal expenses (collectively, “Losses”), to the extent arising from, connected with or attributable to: (a) Company’s or CCR’s (or another Company Affiliate’s) manufacture or handling of the Covered Beverages or Related Products; (b) the breach by Company or CCR of any provision this Agreement; (c) Bottler’s use, in accordance with this Agreement and Company guidelines respecting use of Company intellectual property, of the Trademarks or of package labels, POS materials and other local marketing and merchandising materials supplied by Company or CCR in conjunction with the distribution and sale of the Covered Beverages or Related Products; or (d) the inaccuracy of any warranty or representation made by Company or CCR herein or in connection herewith. None of the above indemnities shall require Company to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such indemnitee. Bottler will indemnify, protect, defend and hold harmless each of Company and its Affiliates, directors, officers, employees, shareholders, owners and agents, from and against all Losses to the extent arising from, connected with or attributable to: (a) Bottler’s handling, distribution, promotion, marketing, and sale of the Covered Beverages or Related Products supplied to Bottler under the Finished Goods Supply Agreement (except to the extent caused by Company’s, CCR’s or another Company Affiliate’s manufacture or handling of the Covered Beverages or Related Products); (b) the breach by Bottler of any provision of this Agreement; or (c) the inaccuracy of any warranty or representation made by Bottler herein or in connection herewith. None of the above indemnities shall require Bottler to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent

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such claim arises from, is connected with or is attributable to the negligence or willful misconduct of such indemnitee. No party will be obligated under this Paragraph 39 to indemnify the other parties for Losses consisting of lost profits or revenues, loss of use, or similar economic loss, or for any indirect, special, incidental, consequential or similar damages (“Consequential Damages”) arising out of or in connection with the performance or non-performance of this Agreement (except to the extent that an indemnified third party claim asserted against a party includes Consequential Damages).

40.	Bottler shall obtain and maintain a policy of insurance with insurance carriers in such amounts and against such risks as would be maintained by a similarly situated company of a similar size and giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in Paragraph 39 (including Bottler’s indemnity of Company and CCR contained therein) and shall on request produce evidence satisfactory to CCR and Company of the existence of such insurance. Compliance with this Paragraph 40 will not limit or relieve Bottler from its obligations under Paragraph 39. In addition, Bottler will satisfy the insurance requirements specified on Schedule 40.

41.	CCR, Company and Bottler recognize that incidents may arise in connection with this Agreement which can threaten the reputation and business of Bottler and/or negatively affect the good name, reputation and image of CCR, Company or the Trademarks. In order to address such incidents, including any questions of quality of the Covered Beverages or Related Products that may occur, Bottler will designate and organize an incident management team and inform CCR and Company of the members of such team. Bottler further agrees to cooperate fully with CCR, Company and such third parties as Company may designate and coordinate all efforts to address and resolve any such incident consistent with procedures for crisis management that may be issued to Bottler by CCR or Company from time to time.

42.	If any provision of this Agreement is or becomes legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provision shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trademarks.

43.	As to all matters and things herein mentioned, the parties agree:

a.	This Agreement sets forth the entire agreement among Company, CCR and Bottler with respect to the subject matter hereof, and all prior understandings, commitments or agreements relating to such matters among the parties or their predecessors-in-interest are of no force or effect and are cancelled hereby; provided, however, that any written representations made by Bottler upon which CCR or Company relied in entering into this Agreement shall remain binding upon Bottler to the extent identified on Schedule 43(a);

b.	any waiver, amendment or modification of this Agreement or any of its provisions, and any notices given or consents made under this Agreement shall not be binding upon Bottler, CCR, or Company unless made in writing, signed by an officer or other duly qualified and authorized representative of each, and personally delivered or sent by telegram, telex or certified mail, or a duly qualified and authorized freight courier to an officer or other duly qualified and authorized representative of the other parties and will be deemed to be given on the date such notice is dispatched, such hand delivery is effected, such registered letter is mailed, or such couriered delivery is dispatched. Such written notices must be addressed to the last known address of the party concerned. Each party will promptly advise the other party of any change in its address.

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c.	This Agreement does not affect in any way the respective rights and obligations of the parties under existing agreements between and among any of Company, Bottler and any of their respective Affiliates, and each such agreement will continue in full force and effect in accordance with its respective terms. The termination of this Agreement will not cause the termination of any of such existing agreements between Company (or any of its Affiliates) and Bottler (or any of its Affiliates), including those contracts on Exhibit D.

44.	Failure of CCR, Company or Bottler (including any of their respective Affiliates) to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the other party, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by Bottler, CCR or by Company.

45.	Bottler is an independent contractor and is not an agent of, or a partner or joint venturer with, CCR or Company. Each of CCR, Company and Bottler agrees that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with the other (including any of its Affiliates). Bottler and Company do not intend to create, and this Agreement shall not be construed to create, a partnership, joint venture, agency, or any form of fiduciary relationship. Each party covenants and agrees never to assert that a partnership or joint venture exists or has been created under or in connection with this Agreement and the Related Agreements. There is no partnership, joint venture, agency, or any form of fiduciary relationship existing between Bottler and Company, but if it there is determined or found to be a partnership, joint venture, or agency, then Bottler and Company expressly disclaim all fiduciary duties that might otherwise exist under applicable law.

46.	The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement. As used in this Agreement, the phrase “including” means “including, without limitation” in each instance. References in this Agreement to Paragraphs are to the respective Paragraphs of this Agreement, and references to Exhibits and Schedules are to the respective Exhibits and Schedules to this Agreement.

47.	The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which only constitute one original.

48.	If Bottler’s signature or acknowledgment is required or requested with respect to any document in connection with this Agreement and any employee or representative authorized by Bottler “clicks” in the appropriate space on the website designated by CCR or Company or takes such other action as may be indicated by CCR or Company, Bottler shall be deemed to have signed or acknowledged the document to the same extent and with the same effect as if Bottler had signed the document manually; provided, however, that no such signature or acknowledgment shall amend, conflict with, or vary the terms and conditions of this Agreement. Bottler acknowledges and agrees that Bottler has the ability and knowledge to print information delivered to Bottler electronically, or otherwise knows how to store that information in a way that ensures that it remains accessible to Bottler in an unchanged form.

49.	This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, United States of America, without giving effect to any applicable principles of

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choice or conflict of laws, as to contract formation, construction and interpretation issues, and the federal trademark laws of the United States of America as to trademark matters. The parties agree that any lawsuit commenced in connection with, or in relation to, this Agreement shall be brought in a United States District Court, if there is any basis for federal court jurisdiction. If the party bringing such action reasonably concludes that federal court jurisdiction does not exist, then the party may commence such action in any court of competent jurisdiction.

50.	In the performance of this Agreement, each party may disclose to the other party certain Proprietary Information. The Proprietary Information of the Disclosing Party will remain the sole and exclusive property of the Disclosing Party or a third party providing such information to the Disclosing Party. The disclosure of the Proprietary Information to the Receiving Party does not confer upon the Receiving Party any license, interest, or right of any kind in or to the Proprietary Information, except as expressly provided under this Agreement. At all times and notwithstanding any termination or expiration of this Agreement or any amendment hereto, the Receiving Party agrees that it will hold in strict confidence and not disclose to any third party the Proprietary Information of the Disclosing Party, except as approved in writing by the Disclosing Party. The Receiving Party will only permit access to the Proprietary Information of the Disclosing Party to those of its or its Affiliates’ employees or authorized representatives having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement (including external auditors, attorneys and consultants). The Receiving Party will be responsible to the Disclosing Party for any third party’s use and disclosure of the Proprietary Information that the Receiving Party provides to such third party in accordance with this Agreement. The Receiving Party will use at least the same degree of care it would use to protect its own Proprietary Information of like importance, but in any case with no less than a reasonable degree of care, including maintaining information security standards specific to such information as set forth in this Agreement.

If the Receiving Party is required by a Governmental Authority or applicable law to disclose any of the Proprietary Information of the Disclosing Party, the Receiving Party will (i) first give written notice of such required disclosure to the Disclosing Party (to the extent permitted by applicable law), (ii) if requested by the Disclosing Party, use reasonable efforts to obtain a protective order requiring that the Proprietary Information to be disclosed be used only for the purposes for which disclosure is required, (iii) if requested by the Disclosing Party, take reasonable steps to allow the Disclosing Party to seek to protect the confidentiality of the Proprietary Information required to be disclosed, and (iv) disclose only that part of the Proprietary Information that, after consultation with its legal counsel, it determines that it is required to disclose.

Each Party will immediately notify the other Party in writing upon discovery of any loss or unauthorized use or disclosure of the Proprietary Information of the other Party.

The Receiving Party will not reproduce the Disclosing Party’s Proprietary Information in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Proprietary Information by the Receiving Party will remain the property of the Disclosing Party and must contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.

Neither Party will communicate any information to the other Party in violation of the proprietary rights of any third party.

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Upon the earlier of (a) termination of this Agreement, (b) upon written request of the Disclosing Party, or (c) when no longer needed by the Receiving Party for fulfillment of its obligations under this Agreement, the Receiving Party will, if requested by the Disclosing Party, either: (i) promptly return to the Disclosing Party all documents and other tangible materials representing the Disclosing Party’s Proprietary Information, and all copies thereof in its possession or control, if any; or (ii) destroy all tangible copies of the Disclosing Party’s Proprietary Information in its possession or control, if any, in each case, except to the extent that such action would violate applicable regulatory or legal requirements. Notwithstanding the foregoing, each party’s counsel may retain one copy of documents and communications between the Parties as necessary for archival purposes or regulatory purposes.

51.	Company consents to the grant of rights by CCR to Bottler provided for under this Agreement, subject to CCR and Bottler’s acceptance of and agreement to the terms and conditions set forth in this Agreement.

52.	Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement. This Agreement does not, and is not intended to, confer any rights or remedies upon any Person other than Bottler, CCR and Company.

53.	The parties acknowledge and agree that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions must not be construed in favor of or against any party by reason of the extent to which a party or its professional advisors may have participated in the preparation of this Agreement.

[Signatures on following pages]

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IN WITNESS WHEREOF, Company and CCR at Atlanta, Georgia, and Bottler at Charlotte, North Carolina, have caused these presents to be executed in triplicate by the duly authorized person or persons in their behalf on the dates indicated below.

THE COCA-COLA COMPANY

By:
Authorized Representative

COCA-COLA REFRESHMENTS USA, INC.

By:
Authorized Representative

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Authorized Representative

[Signature Page to Comprehensive Beverage Agreement]

Exhibits and Schedules to Comprehensive Beverage Agreement Form EPB Lead Market Sub-bottler – Coca-Cola Bottling Co. Consolidated

Comprehensive Beverage Agreement covering territory constituting                      sales center areas. [Note to Draft: To be updated at each Closing to describe applicable sales center areas.]

All capitalized terms used but not defined in these Exhibits and Schedules have the same meanings as defined in the Comprehensive Beverage Agreement.

EXHIBIT A

Covered Beverages

The following Beverages and all SKUs, packages, flavor, calorie and other variations (e.g., Sprite Cranberry, Sprite Zero Cranberry) of each such Beverage offered by Company that are identified by the primary Trademark that also identifies such Beverage or any modification of such primary Trademark, such as, e.g., the primary Trademark used in conjunction with a prefix, a suffix or other modifier:

Coca-Cola

Caffeine Free Coca-Cola

Diet Coke

Diet Coke with Lime

Diet Coke with Splenda®

caffeine free Diet Coke

Coca-Cola Life

Coca-Cola Zero

caffeine free Coca-Cola Zero

Cherry Coke

Diet Cherry Coke

Cherry Coke Zero

Vanilla Coke

Diet Vanilla Coke

Vanilla Coke Zero

Barq’s

Diet Barq’s

DASANI

DASANI Plus

DASANI Sparkling

Fanta

Fanta Zero

Fresca

Mello Yello

Mello Yello Zero

PiBB Xtra

PiBB Zero

Seagram’s ginger ale

Seagram’s mixers

Seagram’s seltzer water

Sprite

Sprite Zero

TaB

VAULT

VAULT Zero

Delaware Punch

FUZE

FUZE Tea

FUZE Juices

FUZE Refreshments

FUZE slenderize

Glacéau Vitaminwater

Glacéau Vitaminwater Energy

Glacéau Vitaminwater Zero

Glacéau Smartwater

Glacéau Fruitwater

POWERADE

POWERADE ZERO

[TCCC to add new Beverages, if any, that it introduces via DSD prior to Closing]

The following Multiple Route To Market Beverages may be distributed in the Territory via Direct Store Delivery only to the extent specified below, provided, however, that if Company reasonably believes that Bottler’s distribution of any of the Beverages described below does not conform to these conditions, Company will provide Bottler with Notice of the circumstances and a period of 90 days to address such circumstances before asserting that Bottler is in breach of this Agreement:

All flavors of Minute Maid® Juices To Go in cans and PET bottles with volume between 10.0 fluid ounces and 1.0 liter, and in such other single serve packages to which Company from time to time provides prior written consent, which consent shall not be unreasonably withheld.

All flavors of Minute Maid® Refreshment (cold fill) in 2 liter PET bottles, 12 fluid ounce cans, 20 fluid ounce PET bottles, 16 fluid ounce PET bottles, and 500 milliliter PET bottles, and in such other single serve packages to which Company from time to time provides prior written consent, which consent shall not be unreasonably withheld.

All flavors of Gold Peak (hot fill) in 500 milliliter PET Bottles, 64 ounce (1.89 Liter) PET Bottles, and PET bottles with volume between 16.9 fluid ounces and 1.0 liter, and in such other single serve packages to which Company from time to time provides prior written consent, which consent shall not be unreasonably withheld.

All flavors of Honest Tea and Honest Ade in 59 fluid ounce PET bottles and in PET bottles with volume between 16.9 fluid ounces and 1.0 liter, and in such other single serve packages to which Company from time to time provides prior written consent, which consent shall not be unreasonably withheld.

EXHIBIT B

Trademarks

All trademarks, whether owned by Company, licensed by Company or otherwise authorized and approved for use by Company, to identify a Covered Beverage or Related Product identified on Exhibit A or Exhibit F, including any amendments thereto, including:

Coca-Cola

Coca-Cola (Script)

Coca-Cola (Red Disk icon)

Coke

Coca-Cola Bottle (2D symbol and 3D shape)

Dynamic Ribbon

Diet Coke

Coca-Cola Life

Coca-Cola Zero

Cherry Coke

Cherry Coke Zero

Vanilla Coke

Diet Vanilla Coke

Vanilla Coke Zero

Barq’s

Delaware Punch

Fanta

Fanta Zero

Fresca

Mello Yello

Mello Yello Zero

PiBB

PiBB Xtra

PiBB Zero

Seagram’s

Sprite

SPRITE Bottle (2D symbol and 3D shape)

Sprite Zero

TaB

VAULT

VAULT Zero

DASANI

DASANI Plus

DASANI Drops

DASANI Sparkling

FUZE

FUZE slenderize

FUZE Refreshments

FUZE Drops

Gold Peak

Glacéau Vitaminwater

Glacéau Vitaminwater Energy

Glacéau Vitaminwater Zero

Glacéau Vitaminwater Zero Drops

Glacéau Smartwater

Glacéau Fruitwater

Honest Tea

Honest Ade

Minute Maid

Minute Maid Drops

Minute Maid Juices to Go

POWERADE

POWERADE MOUNTAIN BERRY BLAST

POWERADE ZERO

POWERADE ZERO DROPS

[TCCC to add new Trademarks, if any, for Covered Beverages or Related Products that it introduces via DSD prior to Closing]

EXHIBIT E

Finished Goods Supply Agreement

[Furnished separately]

EXHIBIT F

Related Products

All SKUs, packages, flavors, calorie or other variations offered by Company of:

POWERADE powder

POWERADE ZERO Drops

DASANI Drops

Minute Maid Drops

Glacéau Vitaminwater Zero Drops

Fuze Drops

[TCCC to add new Related Products, if any, that it introduces via DSD prior to each Closing]

The following Multiple Route To Market Related Products may be distributed in the Territory via Direct Store Delivery only to the extent specified below:

[TBD]

EXHIBIT E

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of [            ] (the “Closing Date”), is made by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“Seller”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (“Buyer”).

WHEREAS, the above-named parties have previously entered into an Asset Purchase Agreement, as defined below;

WHEREAS, such parties agreed to enter into and execute this Employee Matters Agreement as a condition to the [Initial Closing]/[first/second Interim Closing]/[Final Closing], as defined in the Asset Purchase Agreement and herein referred to as the “Closing”; and

WHEREAS, this Employee Matters Agreement sets forth the terms and conditions for the employment of, and the provision of employment benefits to, the Business Employees, as defined below.

NOW, THEREFORE, the parties to this Employee Matters Agreement agree as follows:

ARTICLE I – DEFINITIONS

Capitalized terms used in this Employee Matters Agreement that are not defined below or elsewhere in this Employee Matters Agreement shall have the meaning set forth in the Asset Purchase Agreement.

(a) “Accrued Amounts” shall have the meaning set forth in Section 3.8(a) hereof.

(b) “Active Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (i) actively performs work on behalf of Seller or (ii) is not actively performing work on behalf of Seller due to vacation, holiday, illness or injury (other than an employee receiving workers’ compensation benefits or on an approved leave of absence, including FMLA or military leave), jury duty, or bereavement leave in accordance with applicable policies of Seller. For the avoidance of doubt, any Business Employee who is a part-time employee will be considered an “Active Business Employee” and any Business Employee who was working under Seller’s Modified Duty Program and has returned to regular duty as of the date immediately prior to the Closing Date will be considered an “Active Business Employee”.

(c) “Anniversary Date” means the one-year anniversary of the Closing Date.

(d) “Asset Purchase Agreement” means the Asset Purchase Agreement, dated September 23, 2015, by and between Seller and Buyer, including the schedules, appendices, exhibits, amendments, and ancillary agreements attached thereto and made a part thereof.

(e) “Business Employees” means all of the individuals identified on Exhibit A attached hereto. Each Business Employee will be either an “Active Business Employee” or an “Inactive Business Employee” as those terms are defined in this Employee Matters Agreement.

(f) “Buyer” shall have the meaning set forth in the preamble to this Employee Matters Agreement.

(g) “Buyer Savings Plan” shall have the meaning set forth in Section 3.4 hereof.

(h) “Buyer’s Auto-Allowance Policy” shall have the meaning set forth in Section 3.6 hereof.

(i) “Cause” shall have the meaning set forth in Section 3.1 hereof.

(j) “CCR Exempt Employee Severance Plan” shall have the meaning set forth in Section 2.2 hereof.

(k) “Closing Date” shall have the meaning set forth in the Preamble.

(l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m) “Deferred Hire Date” shall have the meaning set forth in Section 2.3 hereof.

(n) “Delaware Courts” shall have the meaning set forth in Section 5.4(b) hereof.

(o) “Employee Matters Agreement” means this Employee Matters Agreement by and between Seller and Buyer, including the appendices and amendments attached hereto and made a part hereof.

(p) “Employment-Related Obligations” shall have the meaning set forth in Section 4.3(a) hereof.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “FMLA” means the Family Medical Leave Act of 1993, as amended.

(s) “Inactive Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (i) is not actively performing work on behalf of Seller and (ii) is on an approved leave of absence, including FMLA or military leave, or is receiving workers’ compensation benefits. For the avoidance of doubt, any Business Employee who was performing work pursuant to Seller’s Modified Duty Program immediately before the Closing and has not returned to regular duty will be placed on leave by Seller before the Closing Date and will be considered an “Inactive Business Employee”.

(t) “Selected Employees” means a group, mutually agreed upon by Seller and Buyer, of less than five percent (5%) of the aggregate number of Active Business Employees who are not concentrated in any one geographic market or business function.

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(u) “Seller” shall have the meaning set forth in the preamble to this Employee Matters Agreement.

(v) “Seller Employee Plans” means any health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, fringe benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by Seller or its Affiliates for the Business Employees, other than the plans established pursuant to statute.

(w) “Transferred Employee” shall have the meaning set forth in Section 2.3 hereof.

(x) “WARN” shall have the meaning set forth in Section 2.5 hereof.

ARTICLE II – EMPLOYMENT

2.1 Offer of Employment.

(a) Prior to the Closing Date, except as otherwise provided in this Section 2.1, Buyer shall have made offers of employment applicable to each Business Employee, provided that Buyer shall not be required to make an offer of employment to the Selected Employees. Prior to the Closing Date, Seller shall provide Buyer with a list of the Business Employees to whom such offers of employment shall be made, which list may be subject to modification but shall be final as of the date immediately prior to the Closing Date and is attached hereto as Exhibit A.

(b) With respect to each Inactive Business Employee, Buyer and Seller agree as follows:

(i) If such Inactive Business Employee returns to work during the period during which such Inactive Business Employee’s employment is protected under the FMLA, then Buyer agrees to hire such Inactive Business Employee, effective upon his or her return to work and upon such terms and conditions as set forth in the FMLA.

(ii) If such Inactive Business Employee returns to work within twelve (12) months after the Closing but after the period during which such Inactive Business Employee’s employment is protected under the FMLA, Buyer will hire such Inactive Business Employee if any comparable position with Buyer is available for which such Inactive Business Employee is qualified. If no such comparable position with Buyer is available at such time, such Inactive Business Employee will not become a Transferred Employee and Buyer shall have no further obligation with respect to such Inactive Business Employee. Such Inactive Business Employee may apply for vacant positions with Buyer.

2.2 Terms of Offer. Each offer of employment made to a Business Employee pursuant to Section 2.1 hereof shall provide for: (a) employment with Buyer or a Buyer Subsidiary, (b) until at least the Anniversary Date, a total compensation amount (comprised of

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base salary or hourly wage, plus potential short-term incentive compensation target (annual, local and sales), if any) that is comparable in the aggregate to such Business Employee’s total compensation amount in effect as of immediately prior to the Closing Date, except for (i) performance-based adjustments to short-term incentives and (ii) overtime, and (c) if the Business Employee is a salaried employee whose work location prior to the Closing Date is more than fifty (50) miles from the required work location for Buyer, a requirement that the employee agree to relocate to Buyer’s required work location in accordance with Buyer’s policies. Buyer shall have no obligation to hire a Business Employee who receives a contingent offer pursuant to subclause (c) who does not agree to relocate to Buyer’s required work location; however, Buyer agrees to pay one hundred percent (100%) of the cost of severance benefits pursuant to Seller’s Severance Pay Plan for Exempt Employees effective January 1, 2012 (the “CCR Exempt Employee Severance Plan”), if Seller is unsuccessful in identifying an alternate position for the employee within Seller’s organization within a reasonable time after the Closing Date. The parties hereto understand and agree that Buyer will bear one hundred percent (100%) of the expense associated with maintaining such total compensation amount referred to in subclause (b) above with respect to each Business Employee who becomes a Transferred Employee (as defined below). The parties hereto also understand and agree that, except as expressly set forth in this Employee Matters Agreement, Buyer will have sole discretion and sole responsibility regarding the Transferred Employees’ salaries, hourly wages and short-term incentive compensation.

2.3 Transferred Employee. Buyer shall give each Business Employee until the close of business on the date immediately prior to the Closing Date to accept an offer of employment made pursuant to this Article II, except as otherwise provided in Section 2.1(b) hereof. A Business Employee who accepts employment with Buyer and commences working for Buyer shall become a “Transferred Employee”. Each Active Business Employee who accepts employment with Buyer shall become a Transferred Employee effective on the first day immediately following the Closing Date and shall terminate his or her employment with Seller as of the Closing Date. Each Inactive Business Employee who accepts employment with Buyer shall become a Transferred Employee on the date he or she returns to work (“Deferred Hire Date”), provided such date is on or before the Anniversary Date, and shall terminate his or her employment with Seller as of the date immediately prior to the Deferred Hire Date. If an Inactive Business Employee does not return to work on or before the Anniversary Date, Buyer shall have no obligation under this Employee Matters Agreement to hire such employee, and such employee shall not become a Transferred Employee. Buyer agrees that it will not institute a reduction in force or otherwise terminate any Transferred Employees, other than for Cause, for a period of thirty (30) days after the Closing.

2.4 Rejected Offers. Except as provided in Section 2.2 hereof, Buyer shall have no obligation with respect to any Business Employee who rejects Buyer’s offer of employment made pursuant to Section 2.1 hereof. Except as referred to in Section 2.2 hereof, it is the intent of the parties that such employee shall not be entitled to any termination or severance benefits as a result of the closing of the transactions contemplated by the Asset Purchase Agreement, and each of the parties shall cause their respective severance plans, policies, programs or arrangement to be interpreted and administered consistent with such intent.

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2.5 WARN. The parties acknowledge their mutual understanding and intent that because of Buyer’s obligation to offer employment to each Business Employee pursuant to Section 2.1 hereof, the termination of such Business Employees upon the closing of the transactions contemplated by the Asset Purchase Agreement shall not constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law. Accordingly, Buyer shall be solely responsible and agrees to indemnify and hold Seller harmless for any Losses under WARN or any similar state or local law arising out of Buyer’s failure to offer employment to all of the Business Employees pursuant to Section 2.1 hereof. Buyer further agrees that it shall be solely responsible for any liability under WARN or any similar state or local law for any terminations of Transferred Employees occurring on or after the Closing Date.

ARTICLE III – EMPLOYEE BENEFITS

3.1 Severance. Each Transferred Employee will be eligible to participate in Buyer’s severance plans (if any) under the same terms and conditions as other similarly-situated employees of Buyer. Until the Anniversary Date, Buyer agrees to provide to any Transferred Employee who is involuntarily terminated by Buyer for any reason, other than for Cause (as defined herein), severance benefits that are no less favorable than the severance benefits such employee would have received under the CCR Exempt Employee Severance Plan or the Coca-Cola Refreshments Severance Pay Plan for Nonexempt Employees, as in effect and applicable to such employee immediately prior to the Closing Date, it being understood that Buyer will bear one hundred percent (100%) of the cost of any severance benefits so paid pursuant to this Section 3.1. For purposes of this Section 3.1, “Cause” means a reason for termination based on an employee’s inappropriate behavior or conduct in violation of Buyer’s rules, policies, or directives and/or in violation of law, specifically excluding, however, an employee’s inability to meet performance goals or criteria. Buyer further agrees that any such severance benefits paid in accordance with this Section shall be conditioned upon the Transferred Employee executing and timely returning a release of claims agreement, the form of which, in the case of severance paid pursuant to the second sentence of this Section 3.1, shall be mutually acceptable to Buyer and Seller and shall include, without limitation, a release of any and all claims such employee may have arising out or relating to such employee’s employment with Seller and Buyer or the termination thereof.

3.2 Service Credit. Buyer shall take all actions necessary such that Transferred Employees shall be credited for their actual and credited service with Seller and each of its Affiliates, for purposes of participation, eligibility and vesting in Buyer’s “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), the Buyer Savings Plan, and Buyer’s vacation, service awards, and any other plans, policies or practices in which Transferred Employees may commence participation after the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such Transferred Employee.

3.3 Health and Welfare Benefits.

(a) Buyer shall take all action necessary to ensure that the Transferred Employees will be eligible to participate in Buyer’s “employee welfare benefit plan” to the same extent as Buyer’s other employees. Buyer shall take all action necessary to ensure that, to the extent permitted under Buyer’s “employee welfare benefit plan” (within the meaning of Section 3(1) of

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ERISA) covering Transferred Employees after the Closing, such plans shall (i) waive any pre-existing condition exclusions, (ii) waive any proof of insurability, and (iii) recognize, for purposes of satisfying any deductibles and out-of-pocket amounts maximums during the plan year in which the Closing Date occurs, any payments made by any Transferred Employee toward deductibles and out-of-pocket maximums in any health or other insurance plan of Seller or an Affiliate of Seller. Within thirty (30) days after the Closing Date, Seller will make available to Transferred Employees a one-time cash payment to offset higher costs for employees in Buyer’s “employee welfare benefit plans” (if applicable), calculated for a period of two (2) years. Buyer and Seller will share the cost and expense of providing such payment as mutually agreed by the parties.

(b) Business Employees who meet the eligibility requirements under Seller’s retiree medical plan prior to the Closing Date may elect retiree medical benefits under such plan, and be eligible for hire by Buyer. Buyer will not offer retiree medical benefits to Transferred Employees. Seller will make available a one-time reimbursement payment to Transferred Employees who are adversely affected by the loss of retiree medical benefits as a result of the Closing and will bear one hundred percent (100%) of the cost of this payment (if applicable).

3.4 401(k) Benefits. Seller shall cause The Coca-Cola Company 401(k) Plan to fully vest the Transferred Employees in their accounts immediately prior to his or her termination of employment with Seller. Buyer and Seller will share the cost and expense of providing such full vesting as mutually agreed by the parties. Transferred Employees will be eligible to participate in one or more defined contribution savings plans intended to qualify under Section 401(a) and 401(k) of the Code (“Buyer Savings Plan”) and, effective as of the Closing Date, Buyer shall cause the Buyer Savings Plan to provide for receipt of Transferred Employees’ distribution of their account balances, including any outstanding loans and shares of The Coca-Cola Company common stock, in the form of an eligible rollover distribution from The Coca-Cola Company 401(k) Plan, provided such rollovers are made at the election of the Transferred Employees.

3.5 Pension Benefits. Seller shall cause The Coca-Cola Company Pension Plan to fully vest the Transferred Employees in their accrued benefit effective immediately prior to his or her termination of employment with Seller. In addition, Seller shall cause The Coca-Cola Company Pension Plan to provide an additional benefit accrual to each Transferred Employee, as of the date immediately before such employee’s termination of employment with Seller, an amount equal to the difference between (i) the benefit accrual such employee would have received under The Coca-Cola Company Pension Plan if he or she had remained employed by Seller or its Affiliates from the date of his or her termination of employment with Seller until the second anniversary of the Closing Date, minus (ii) the excess (if any) between Buyer’s 401(k) matching formula and Seller’s 401(k) matching formula. Buyer and Seller will share the cost and expense of such full vesting and additional pension amount as mutually agreed by the parties. Notwithstanding the foregoing or any provision herein to the contrary, if Seller determines in good faith, that such additional benefit accrual under The Coca-Cola Company Pension Plan may cause the plan to violate Section 401(a) of the Code or is otherwise impermissible or inadvisable for any reason, Seller may, in its sole discretion, provide the amount set forth herein to the Transferred Employees in a lump-sum cash payment, subject to applicable tax withholding.

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3.6 Automobile Allowance. Buyer agrees to adopt or maintain an automobile allowance policy (“Buyer’s Auto-Allowance Policy”) that is comparable, in the aggregate, to Seller’s automobile allowance policy in effect immediately prior to the Closing Date. Transferred Employees who participated in Seller’s automobile allowance policy immediately prior to Closing will be eligible to participate in Buyer’s Auto-Allowance Policy effective as of the Closing Date and until at least the Anniversary Date.

3.7 COBRA Coverage. Seller shall be solely responsible for offering and providing any COBRA coverage with respect to any of the Business Employees who is a “qualified beneficiary,” who is covered by a Seller Employee Plan that is a “group health plan” and who experiences a “qualifying event” on or prior to the date the employee becomes a Transferred Employee. Buyer shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employee (or other qualified beneficiary), who becomes covered by a group health plan sponsored or contributed to by Buyer and who experiences a qualifying event subsequent to the date the employee becomes a Transferred Employee. For purposes hereof, each of “qualified beneficiary”, “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

3.8 Vacation Pay, Holidays and Sick Pay.

(a) Buyer shall not assume or otherwise become liable for, and Seller shall not transfer to Buyer, any liabilities of Seller with respect to accrued but unused vacation or paid time off (excluding sick pay) (collectively, the “Accrued Amounts”). Seller shall pay to each Transferred Employee the Accrued Amount with respect to such employee in accordance with Seller’s regular payroll practices and procedures for the payment of wages to terminating employees. Seller will communicate the timing and amount of the payouts of the Accrued Amounts to Buyer. Up to and including the Anniversary Date, Buyer will honor Seller’s vacation and holiday policies as to the number of days available as in effect on the date immediately prior to the Closing for the benefit of the Transferred Employees; provided, that Buyer may, at its option, elect to provide the Transferred Employees with cash compensation in lieu of any such additional vacation or holidays that would be required under Seller’s vacation, paid time off, and holiday policies. Except as provided in this Section 3.8(a), Transferred Employees’ entitlement to vacation, paid time off or holidays will be accrued or available and used only in accordance with Buyer’s own vacation, paid time off and holiday policies.

(b) Buyer will offer a sick pay transition benefit to Transferred Employees, which will include the creation of a temporary “bank” and credit such bank for each Transferred Employee with the lesser of ten (10) sick pay days or the number of the Transferred Employee’s unused sick pay days as of the Closing Date as set forth in Seller’s payroll records that will be made available for use by the Transferred Employees until the Anniversary Date, and which will be in addition to, and not in lieu of, any sick pay days to which the Transferred Employees may be entitled under the Buyer’s existing sick pay policy. Unused days from this temporary “bank” will not be paid out to Transferred Employees after the Anniversary Date. The cost of providing this benefit will be shared between the parties, with Buyer bearing the cost of the additional sick days one (1) through five (5) and Seller bearing the cost of additional days six (6) through ten (10). After the Anniversary Date, the parties will review the implementation of the sick pay transition benefit and associated costs as compared to other programs implemented by expanding participating bottlers other than Buyer, and the parties may make such adjustments as are mutually agreed in order to ensure the continued effectiveness and consistency of similar programs that may be implemented in connection with future transactions, if any.

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3.9 Plan Authority. No Seller Employee Plans or assets of any Seller Employee Plans shall be transferred to Buyer or any Affiliate of Buyer. Nothing contained herein, express or implied, constitutes an amendment or modification to Seller Employee Plans or Seller policies, programs or arrangements. Nothing contained herein, express or implied, shall prohibit the parties or their Affiliates, as applicable, from adding, deleting or changing provider of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration of or in the design, coverage and benefits provided to such Transferred Employees. Without reducing the obligations set forth in this Article III, no provision in this Employee Matters Agreement shall be construed as a limitation on the right of the parties or their Affiliates, as applicable, to suspend, amend, modify or terminate any employee benefit plan. Further, no provision of this Employee Matters Agreement shall be construed as limiting the parties’ or their Affiliates’, as applicable, discretion and authority to interpret their respective employee benefit and compensation plans, agreements, arrangements, and programs in accordance with their terms and applicable law.

ARTICLE IV – OTHER EMPLOYEE MATTERS

4.1 Cooperation. Buyer and Seller shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Employee Matters Agreement; provided, that initially Seller shall only be required to provide records with respect to the following: initial employment dates, termination dates, reemployment dates, hours of service, current compensation, Transferred Employee FMLA usage in the twelve (12) months prior to Closing, year to date contributions to The Coca-Cola Company 401(k) Plan and Code Section 125 health and dependent flexible spending accounts and the timing and amount of the payouts of Accrued Amounts to each Transferred Employee pursuant to Section 3.8(a). Subject to applicable laws, in connection with the Closing, upon Buyer’s request Seller will transfer to Buyer the personnel and employment records of the Transferred Employees (including, without limitation, Department of Transportation records and performance appraisals) to the extent that Buyer determines in its reasonable judgment that such records are necessary for the ongoing operation of the Business; provided, that in such case Seller will provide original records (including electronic records) to Buyer unless Buyer requests copies or only copies are in existence.

4.2 No Third-Party Beneficiaries. Nothing contained herein, express or implied, (a) is intended to confer or shall confer upon any employee, Business Employee or Transferred Employee any right to employment or continued employment for any period of time by reason of this Employee Matters Agreement, or any right to a particular term or condition of employment, (b) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Employee Matters Agreement or (c) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Employee Matters Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, programs or arrangements for his or her rights thereunder.

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4.3 Employment Liabilities.

(a) Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with (i) Employment-Related Obligations owed to any Business Employee (or their spouses or beneficiaries) to the extent arising prior to the Closing and (ii) any employees of Seller who are not hired by Buyer hereunder. Buyer shall indemnify, defend and hold harmless the TCCC Indemnified Parties against, and reimburse any TCCC Indemnified Party for, all Losses that such TCCC Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with Employment-Related Obligations owed to any Transferred Employee (or their spouses or beneficiaries) to the extent arising after the Closing. For purposes of this Employee Matters Agreement, “Employment-Related Obligations” means all Losses arising out of, related to, in respect of or in connection with employment relationships or alleged or potential employment relationships with the indemnifying party or their Affiliates relating to employees, leased employees, applicants and/or independent contractors or those individuals who are deemed to be employees of the indemnifying party or their Affiliates by contract or Law, including claims related to discrimination, torts, compensation for services (and related employment and withholding taxes), workers compensation or similar benefits and payments on account of occupational illnesses and injuries, employment contracts, invasion of privacy, infliction of emotional distress, defamation, slander, provision of leave under the FMLA or other similar Laws, car programs, relocation, expense-reporting, tax protection policies, claims arising out of WARN (except as otherwise set forth in Section 2.5) or employment, terms of employment, transfers, re-levels, demotions, failure to hire, failure to promote, compensation policies, practices and treatment, termination of employment, harassment, pay equity, employee benefits (including post-employment welfare and other benefits), employee treatment, employee suggestions or ideas, fiduciary performance, employment practices, the modification or termination of employee benefit plans, policies, programs, agreements and arrangement, and the like. Without limiting the generality of the foregoing, with respect to any employee, leased employees, and/or independent contractors or those individuals who are deemed to be employees, “Employment-Related Obligations” includes payroll and social security Taxes, contributions (whether voluntary or involuntary) to any retirement, health and welfare or similar plan or arrangement, notice, severance or similar payments required under Law and obligations under Law with respect to occupational injuries and illnesses.

(b) With respect to the parties’ indemnity obligations set forth in this Section 4.3, (i) all Losses shall be net of any third-party insurance proceeds which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Employee Matters Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) unless any such damages or items are awarded to a third party in a Third Party Claim, provided that this Section 4.3(b)(ii) shall not limit or restrict in any way the right or ability of an

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Indemnified Party to recover damages that are direct and reasonably foreseeable; and (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Employee Matters Agreement with respect to any Losses to the extent such Losses constitute a payment obligation of the Indemnified Party under this Employee Matters Agreement.

(c) In addition to, and not in limitation of, the foregoing, the parties agree that Seller shall have no liability to indemnify any Buyer Indemnified Party under this Employee Matters Agreement with respect to any Losses to the extent such Losses are caused by or result from any action (i) that after the date of the Asset Purchase Agreement Buyer requested Seller to take or refrain from taking in writing pursuant to Section 5.01 of the Asset Purchase Agreement (other than actions Seller is already obligated to take or refrain from taking under this Employee Matters Agreement or the Asset Purchase Agreement), (ii) taken pursuant to a written consent from Buyer specifically authorizing such action, but only as long as Seller’s request for written consent to such action was not related to curing a breach of any representation, warranty or covenant of Seller hereunder or Sellers under the Asset Purchase Agreement, or (iii) that Seller or any of its Affiliates, having sought Buyer’s consent pursuant to Section 5.01 of the Asset Purchase Agreement, did not take as a result of Buyer having unreasonably withheld, delayed or conditioned the requested consent, other than, in the case of clauses (i) and (ii), any such Losses constituting costs and expenses specifically and intentionally incurred by Seller to take any such action requested by Buyer and agreed to by Seller.

ARTICLE V – MISCELLANEOUS

5.1 Entire Agreement. This Employee Matters Agreement (including Exhibit A attached hereto), together with the Asset Purchase Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be modified only in writing duly executed by the parties hereto.

5.2 Waiver. Neither the failure of any party hereto to insist upon the performance of any term or condition of this Employee Matters Agreement or to exercise any right or privilege conferred by this Employee Matters Agreement nor the waiver by any party of any such term or condition shall be construed as thereafter waiving any such term, condition, right or privilege.

5.3 Assignment. This Employee Matters Agreement shall be binding on the respective parties, their successors, legal representatives and assigns, and no party hereto shall have the right to assign, sublet, transfer, encumber or convey this Employee Matters Agreement or any interest in it without the written consent of the other party. Notwithstanding the preceding sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights and obligations under this Employee Matters Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries provided no such assignment shall relieve Buyer of any of its obligations hereunder.

5.4 Governing Law and Dispute Resolution.

(a) This Employee Matters Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether

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predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto agrees that any claims, causes of action or disputes that may be based upon, arise out of or relate to this Employee Matters Agreement, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Employee Matters Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 of the Asset Purchase Agreement; and

(iv) agrees that nothing in this Employee Matters Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

(c) Should any party institute any action or proceeding in court to enforce any provision of this Employee Matters Agreement or for damages by reason of any alleged breach of any provision of this Employee Matters Agreement or for any other judicial remedy with respect to this Employee Matters Agreement, the prevailing party will be entitled to receive from the losing party all reasonable attorneys’ fees of outside counsel and all reasonable out of pocket costs paid to third parties in connection with such proceeding. No attorneys’ fees shall be awarded for the respective parties in-house counsel.

5.5 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EMPLOYEE MATTERS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

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ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EMPLOYEE MATTERS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EMPLOYEE MATTERS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6 Severability. If any sentence, paragraph, clause, or portion of this Employee Matters Agreement is held to be in violation of any applicable law or public policy, such sentence, paragraph, clause or portion shall be of no effect, and the remainder of this Employee Matters Agreement shall be binding. In the event that any part of this Employee Matters Agreement is determined by a court of law to be unenforceable in any respect, Buyer and Seller jointly intend and hereby request that the court substitute a judicially enforceable provision in its place taking into consideration the intent of the parties.

5.7 Counterparts. This Employee Matters Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Employee Matters Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Employee Matters Agreement. This Employee Matters Agreement shall become effective and binding upon each proposed party hereto upon the execution and delivery of a counterpart hereof by such party.

5.8 Notice. Any notice required to be given by any party herein to the other shall be given in accordance with Section 10.02 of the Asset Purchase Agreement.

5.9 Rules of Construction. All references to the terms Article, Section, Exhibit and Schedule are references to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Employee Matters Agreement to be executed on the date first written above by their respective duly authorized officers.

COCA-COLA REFRESHMENTS USA, INC.

By
Name:
Title:

COCA-COLA BOTTLING CO. CONSOLIDATED

By
Name:
Title:

EXHIBIT A

BUSINESS EMPLOYEES

See the attached.

EXHIBIT F

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale, Assignment and Assumption”) is made and entered into as of             , 2015, by and between COCA-COLA REFRESHMENTS USA, INC., a Delaware corporation (“CCR”), and COCA-COLA BOTTLING CO. CONSOLIDATED,1 a Delaware corporation (the “Buyer”).

WHEREAS, CCR and the Buyer are parties to that certain Asset Purchase Agreement, dated as of September 23, 2015 (the “Purchase Agreement”), pursuant to which, among other things, CCR has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase, acquire and accept from CCR, certain assets of CCR and, in connection therewith, the Buyer has agreed to assume certain liabilities and obligations of CCR related thereto; and

WHEREAS, this Bill of Sale, Assignment and Assumption is contemplated by the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment and Assumption. Effective as of the Closing, CCR hereby (a) sells, conveys, assigns, transfers and delivers (collectively, the “Assignment”) to the Buyer, free and clear of all Liens other than Permitted Liens, all right, title and interest in, to and under the Transferred Assets, other than the assets listed in Exhibit A attached hereto, and (b) sells, conveys, assigns, transfers and delivers to the Buyer the Assumed Liabilities. The Buyer hereby accepts the Assignment and assumes and agrees to observe and perform the duties, obligations, terms, provisions and covenants of, and to pay and discharge when due, the Assumed Liabilities, subject, in all cases, to the terms and conditions set forth in the Purchase Agreement.

3. Excluded Liabilities. The Buyer does not, and will not by assumption of the Assumed Liabilities or the acceptance of this Bill of Sale, Assignment and Assumption, assume any Excluded Assets or Excluded Liabilities, and the parties hereto agree that all such Excluded Assets and Excluded Liabilities will remain the sole responsibility of CCR or its Affiliates, as applicable, as set forth in the Purchase Agreement.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement will govern.

[1]	NTD: Prior to Closing, CCBCC may assign its rights to acquire certain assets to one of its wholly owned subsidiaries as contemplated by Section 10.06 of the Purchase Agreement.

5. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Bill of Sale, Assignment and Assumption.

6. Binding Effect. This Bill of Sale, Assignment and Assumption and all of the provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. Controlling Law. This Bill of Sale, Assignment and Assumption will be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

8. Counterparts. This Bill of Sale, Assignment and Assumption may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Bill of Sale, Assignment and Assumption by facsimile or e-mail transmission will be as effective as delivery of a manually executed counterpart of this Bill of Sale, Assignment and Assumption.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

CCR:

COCA-COLA REFRESHMENTS USA, INC.

By:
Name:
Title:

BUYER:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement

EXHIBIT A

1.	All rights and obligations of CCR under the Shared Contracts, to the extent related to the Business.

EXHIBIT G

TERRITORY

Initial Closing Territory

The Initial Closing Territory is generally comprised of the geographic territory in North Carolina, Virginia and West Virginia supplied by the Sellers’ sales centers identified as Norfolk, Staunton and Fredericksburg (the “Initial Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Initial Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the Initial Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the Initial Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the Initial Closing to which Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the Initial Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Initial Closing Sales Centers.

First Interim Closing Territory

The first Interim Closing Territory is generally comprised of the geographic territory in Virginia, Maryland and Delaware supplied by the Sellers’ sales centers identified as Richmond, Yorktown, Easton and Salisbury (the “First Interim Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the First Interim Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the First Interim Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the first Interim Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the first Interim Closing to which Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the first Interim Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the First Interim Closing Sales Centers.

Second Interim Closing Territory

The second Interim Closing Territory is generally comprised of the geographic territory in Virginia, the District of Columbia and Maryland supplied by the Sellers’ sales centers identified as Capitol Heights, Rockville, Alexandria, and La Plata (the “Second Interim Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Second Interim Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the Second Interim Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the second Interim Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the second Interim Closing to which Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the second Interim Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Second Interim Closing Sales Centers.

Final Closing Territory

The Final Closing Territory is generally comprised of the geographic territory in Maryland, Pennsylvania and West Virginia supplied by the Sellers’ sales centers identified as Baltimore, Cumberland and Hagerstown (the “Final Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Final Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the Final Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the Final Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the Final Closing to which Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the Final Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Final Closing Sales Centers.

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EXHIBIT H

FINISHED GOODS SUPPLY AGREEMENT

This Finished Goods Supply Agreement (“Agreement”) is made and executed this      day of             , 20     by and between Coca-Cola Refreshments USA, Inc. (“CCR”) and Coca-Cola Bottling Co. Consolidated (“Bottler”). CCBCC Operations, LLC, a wholly-owned Affiliate of Coca-Cola Bottling Co. Consolidated, is also a signatory to this Agreement for purposes of taking assignment of the rights and obligations of Coca-Cola Bottling Co. Consolidated hereunder immediately following execution of this Agreement.

BACKGROUND

A.	The Coca-Cola Company (“Company”) and its Affiliates make and sell beverage products and related materials and ingredients.

B.	CCR has granted to Bottler, under the Comprehensive Beverage Agreement, the rights and obligations that CCR received from Company to distribute, promote, market, and sell Covered Beverages and Related Products in the Territory.

C.	Under the terms of the Comprehensive Beverage Agreement, Bottler is obligated to obtain all of its requirements of Covered Beverages and Related Products from Company, directly or through CCR or another Company Affiliate, or from a Company Authorized Supplier, as necessary to satisfy fully the demand for the Covered Beverages and Related Products in the Territory.

D.	The Parties desire to enter into this Agreement, under which CCR, another Company Affiliate, or Company Authorized Supplier will, among other things, manufacture and supply, and Bottler will purchase, all of Bottler’s requirements for certain of the Covered Beverages, Related Products, and Permitted Beverage Products in the Territory, as provided in this Agreement.

In exchange for the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Term

The term of this Agreement (the “Term”) will begin as of                      and will continue until terminated in accordance with Section 23 hereof.

2.	Definitions

Capitalized terms not specifically defined in this Agreement have the meaning specified in the Comprehensive Beverage Agreement Form EPB Lead Market Sub-bottler among Company, CCR and Bottler dated             , 20     (the “Comprehensive

Beverage Agreement”). In addition, the following terms have the meanings specified below:

a.	“Distribution Center” means a facility operated by Bottler at which it receives Products, and from which Bottler distributes Products to customers and consumers in the Territory pursuant to the Comprehensive Beverage Agreement. The Distribution Centers as of the Effective Date are specified in Exhibit C. Bottler may, upon 90 days prior written notice to, and consultation with, CCR, change, add or eliminate Distribution Centers during the Term.

b.	“Effective Date” means [the date of execution and delivery of this Agreement].

c.	“Innovation SKU” means a new SKU that has been introduced by Company, or, in the case of a new SKU that is a Permitted Beverage Product, by the licensor of such Permitted Beverage Product, that Bottler distributes or intends to distribute in the Territory. Innovation SKU does not include any SKU that has been distributed in the Territory for greater than ninety (90) days.

d.	“Party” means either Bottler or CCR, or their permitted successors or assigns hereunder.

e.	“Primary Packaging” means the container for a Product SKU in any form or material (together with the graphics), including, by way of example and not limitation, 8 oz. glass bottles with graphics imprinted, 12 oz. aluminum cans with graphics imprinted or plastic 2 two liter containers with labels.

f.	“Production Center” means a facility operated by CCR, another Company Affiliate, or another Company Authorized Supplier that manufactures, produces, and/or assembles Products, and from which CCR or such other supplier transports Products to Bottler. The Production Centers that supply the Distribution Centers for the Territory as of the Effective Date are specified in Exhibit C.

g.	“Rolling Forecast” means a weekly-generated written estimate, by individual SKU, by week, by Distribution Center and in the aggregate for all of Bottler’s Distribution Centers in the Territory, of the volume of Products that Bottler expects to purchase for the next thirteen (13) calendar weeks. The form of Rolling Forecast is attached as Exhibit D, or will be as generated electronically through the use of the CCR-generated forecasting process or by Bottler via the Coke One North America (CONA) system.

h.	“Service Level Agreement” means the Service Level Agreement attached to this Agreement as Exhibit F, as hereafter amended by the Parties.

i.	“Secondary Packaging” means packaging that contains Primary Packaging.

j.	“Tertiary Packaging” means packaging that contains Secondary Packaging.

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k.	“Value Added Facility” or “VAF” means a facility, whether owned by Bottler or CCR, and designated by CCR as a VAF, that consolidates certain low velocity Product SKUs identified by CCR’s VAF segmentation process (“VAF Products”), for shipment to Bottler’s Distribution Centers.

l.	“Version” means the Primary Packaging, Secondary Packaging, and Tertiary Packaging, and the pallet configuration, in which a Product SKU is to be provided, as set forth on Exhibit C.

3.	Products

This Agreement covers the supply by CCR to Bottler of the Finished Products and Permitted Beverage Products produced by or on behalf of CCR in bottles, cans or other factory sealed containers (“Products”) for the Territory. The Products as of the Effective Date are listed in Exhibit A. CCR may add SKUs to Exhibit A at any time during the Term. CCR may delete SKUs from Exhibit A with the agreement of Bottler. CCR may establish or reset prices for Products as provided by Exhibit B.

4.	Parties’ Purchase and Supply Commitments and Sourcing

Except as provided in Subsections 4(a), 4(b), 4(c) or 5(d) hereof, Bottler will purchase from CCR or a designated CCR Affiliate, and CCR will supply or will cause CCR’s designated Affiliate to supply, Bottler’s entire requirements of Products as necessary for Bottler to satisfy fully the demand for the Products in the Territory. CCR’s use of an Affiliate for the supply of any Products shall not relieve CCR of any of its obligations set forth herein. CCR will use commercially reasonable efforts to promptly advise Bottler of any actual or anticipated delay in delivery of Products.

a.	In the case of Covered Beverages and Related Products, Bottler may purchase one or more SKUs from alternate production facilities operated by any Company Authorized Supplier (including, if applicable, any such authorized production facilities operated by Bottler), if and to the extent that (i) CCR has notified Bottler that CCR will not provide such SKU (such notice to be provided by telephone call and email); (ii) Bottler has reasonably determined that delivery by CCR of any such SKU (including any SKU requested by Bottler’s customers) to the applicable Distribution Center will either (A) be 48 hours or more overdue, or (B) be late and result in a Distribution Center out-of-stock situation; or (iii) CCR’s delivery of any Products is delayed or impaired as a result of a Force Majeure Event.

b.

In the case of Permitted Beverage Products, Bottler may source one or more Product SKUs from an alternate production facility operated by any other Company Authorized Supplier or any supplier authorized by the licensor of such Permitted Beverage Products (including, in each case, if applicable, any such authorized production facility operated by Bottler), if and to the extent that: (i) CCR cannot meet or exceed the price (including freight), quality and service level terms (taken as a whole) offered by such other source and Bottler notifies CCR in writing of its intent to purchase such SKUs from such other source; or (ii) any of the circumstances set forth in Subsections 4(a)(i)-4(a)(iii) hereof apply. If Bottler determines that it can purchase Permitted

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Beverage Products from another source at better price (including freight), quality and service level terms (taken as a whole) as contemplated under clause (i) of this Subsection 4(b), Bottler will notify CCR in writing within thirty (30) days following receipt of notice from CCR of the annual Transfer Price for the applicable SKUs as described in Exhibit B. If CCR does not object to such written notice from Bottler within ten (10) days of receipt (such objection to be communicated by email to a Bottler-defined representative), Bottler will be entitled to source the affected SKU from such alternate production facility, in which case Bottler will be responsible for purchasing from CCR all volumes of the affected SKU included in the Rolling Forecasts under Section 6 for a period of 45 days (unless a different period of time is mutually agreed by the Parties) following CCR’s receipt of such written notice from Bottler.

c.	Bottler will have the right to source from alternate production facilities operated by any Company Authorized Supplier (including, if applicable, any such authorized production facilities operate by Bottler) (i) slow moving products (less than full pallet quantities), (ii) customer special requests, and (iii) Hot Shot Orders (i.e., time-sensitive orders that require faster delivery times than are required in the normal order process) that CCR cannot fulfill or elects not to fulfill, in each case, so long as Bottler has first provided CCR with the opportunity to supply the requested Products and CCR has declined to provide them. CCR will respond in a reasonably prompt manner to any such requests from Bottler.

d.	CCR will continue to operate VAFs for the supply of VAF Products to Bottler’s Distribution Centers. Bottler may continue to operate VAFs and may supply VAF Products from CCR-designated Bottler VAFs to Bottler’s Distribution Centers; however, the foregoing will not limit CCR’s discretion with respect to funding of VAFs operated by the Bottler.

5.	Production Centers and Package Versions

a.	CCR will supply Products in the Versions specified in Exhibit C for each Distribution Center. Exhibit C may be amended from time to time to change the Versions being supplied to a Distribution Center only with the consent of both Parties.

b.	CCR expects to supply the specified Versions from the primary and secondary Production Centers specified in Exhibit C; however, CCR may change the Production Center from one CCR Production Center to another CCR Production Center without the consent of Bottler, so long as the Version specified remains the same.

c.	If CCR wishes to change the sourcing of any Product SKU from a Bottler production center (including Bottler VAFs) to a CCR Production Center (including CCR VAFs), or vice versa, such change would require the consent of Bottler.

d.	Bottler may continue to provide Distribution Centers that have been supplied by Bottler prior to the Effective Date with the SKUs specified in Exhibit C. Bottler may change the Bottler production center so long as it continues to supply the same SKU to the same Distribution Center.

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e.	Bottler and CCR will meet every six (6) months as part of the normal management process. Bottler and CCR will review volumes being supplied by Bottler to the Distribution Centers and, if the overall relative volume percentage of Products being supplied by CCR and Bottler to the Distribution Centers shifts by more than three percent (3%) in the previous six (6) month period as compared to the same period in the previous year, the Parties will re-balance any such sourcing shifts to bring the overall relative volume shift to less than three percent (3%), unless otherwise mutually agreed by the Parties in writing.

6.	Forecasts, Bottler’s Purchase Obligation, and Allocation of Constrained SKUs

a.	Bottler will provide to CCR a Rolling Forecast. The Rolling Forecast will be provided through one of the following two methods selected by Bottler:

☐ CCR-Generated Forecast: CCR will provide to Bottler, on or before 11 AM Eastern Time on Thursday of each calendar week, a Rolling Forecast for Bottler’s Territory (the “CCR-Generated Forecast”). Bottler will validate, or adjust and submit, to CCR any such CCR-Generated Forecast on or before Friday of each calendar week, by 11 AM of the time zone in which Bottler’s principal office is located. If Bottler does not validate, or adjust and submit, to CCR a CCR-Generated Forecast within such time periods, Bottler will be deemed to have accepted the CCR-Generated Forecast. Once a CCR-Generated Forecast is validated, or adjusted and submitted to CCR, or if Bottler fails to validate or adjust and submit such forecast within the time periods set forth in this paragraph, such CCR-Generated Forecast will be deemed to be the Rolling Forecast under this Section 6 and will be the forecast on which Bottler Forecast Accuracy is calculated under Section 11. The Rolling Forecast will be a firm purchase obligation on behalf of Bottler for the forecasted volume for all SKUs unique to Bottler from the applicable Production Center for the next three (3) weeks of the Rolling Forecast. Forecasts for all other Products must be made in good faith but will not result in a firm purchase obligation on behalf of Bottler.

or

☒ Bottler-Generated Forecast: Bottler will provide to CCR the Rolling Forecast for the Territory in the form attached as Exhibit D to this Agreement or electronically via the Coke One North America (CONA) system on or before Thursday of each calendar week, by 4 PM of the time zone in which Bottler’s principal office is located. If the Rolling Forecast is not received by CCR by such time, then the last forecast provided by Bottler will apply, Bottler will not have the right to adjust or validate such forecast, and such forecast will be deemed the Rolling Forecast under this Section 6 and will be the forecast on which Bottler Forecast Accuracy is calculated under Section 11. The Rolling Forecast will be a firm purchase obligation on behalf of Bottler for the forecasted volume for all SKUs unique to Bottler from the applicable Production Center for the next three weeks of the Rolling Forecast. Forecasts for all other Products must be made in good faith but will not result in a firm purchase obligation on behalf of Bottler.

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b.	CCR will use commercially reasonable efforts to avoid shortages and will provide timely updates on constrained SKUs. In the event of capacity constraints or short supply, CCR will allocate available supply based on the following:

i.	For an existing Product SKU: In the event of a shortage of an existing Product SKU (with capacity determined on a national basis), there will be a fair and equitable process based on the annual historical total case volume percentage of all bottlers for the constrained SKU for the previous calendar year applied to the available supply of the constrained SKU, considering only the bottlers requiring the SKU that is in short supply.

ii.	For an Innovation SKU new to the system: In the event of a shortage of an Innovation SKU new to the system (with capacity determined on a national basis), the available supply would be allocated on a pro rata basis among the bottlers ordering such Innovation SKU (based upon the forecasts of each bottler for such Innovation SKU).

iii.	For an Innovation SKU new to Bottler but not new to the system, where the SKU is replacing an existing SKU (a “Replacement Innovation SKU”): In the event of shortage of a Replacement Innovation SKU (with capacity determined on a national basis), the available supply would be allocated on a pro rata basis among the bottlers ordering the Replacement Innovation SKU (based on (x) Bottler’s prior year sales of the SKU being replaced, (y) the prior year sales of the SKU being replaced for any other bottlers that are ordering the Replacement SKU for the first time, and (z) the prior year sales of the Replacement Innovation SKU for the bottlers that are not ordering the Replacement Innovation SKU for the first time).

iv.	For an Innovation SKU new to Bottler but not new to the system, where the SKU is not replacing an existing SKU (a “Non-Replacement Innovation SKU”): In the event of shortage of a Non-Replacement Innovation SKU (with capacity determined on a national basis), the available supply would be allocated on a pro rata basis among the bottlers ordering the Non-Replacement Innovation SKU (based on (x) Bottler’s forecast for the Non-Replacement SKU, (y) the forecast for the Non-Replacement Innovation SKU for any other bottlers that are ordering the Non-Replacement SKU for the first time, and (z) the prior year sales of the Non-Replacement Innovation SKU for the bottlers that are not ordering the Non-Replacement Innovation SKU for the first time).

c.	Bottler may, in its sole discretion, direct such constrained Products in disproportionate amounts to any of its Distribution Centers.

d.	CCR will use commercially reasonable efforts to provide Bottler with written notice (by email to a Bottler-defined representative) of the proposed launch of an Innovation SKU as soon as practicable prior to the proposed launch date. Such notice shall include the commercial plan, operating deck and Transfer Pricing for the Innovation SKU.

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i.	Bottler may, within fifteen (15) days following its receipt of such notice, provide to CCR a written forecast in a form substantially similar to that set forth in Exhibit E of the volume requirements for such Innovation SKU for each Distribution Center in the Territory, by week, for the first thirteen (13) weeks (unless a different period of time is mutually agreed by the Parties) after launch of such Innovation SKU (“Innovation SKU Forecast”). Bottler may revise any Innovation SKU Forecast at any time prior to sixty (60) days before the launch date. Additionally, Bottler may revise any part of the last nine (9) weeks of the Innovation SKU Forecast (but not the first four (4) weeks of the Innovation SKU Forecast) between sixty (60) days’ and thirty (30) days’ prior to the launch date. The Innovation SKU Forecast (as modified by any permitted revisions, as permitted by this paragraph) will be a firm purchase obligation on behalf of Bottler and Bottler must purchase all Product in the Innovation SKU Forecast. CCR will use commercially reasonable efforts to provide Bottler with additional Innovation SKU volume during the first thirteen (13) weeks if product sales are greater than the forecast. CCR will manufacture to the Innovation SKU Forecast for the period forecasted.

ii.	After the Innovation SKU has been distributed in the Territory for thirteen (13) weeks, Bottler will comply with the requirements of Section 6(a) above for CCR-Generated Forecasts and Bottler-Generated Forecasts for purposes of providing subsequent Rolling Forecasts that include the Innovation SKU.

7.	Price

Bottler will purchase, and CCR will sell, the Products at the Transfer Price as determined in accordance with the methodology set forth in Exhibit B.

8.	Payment Terms and Invoicing

a.	Payment for Products is due in full within twenty-one (21) days from date of invoice.

b.	CCR shall submit invoices for Products in accordance with the pricing methodology in Exhibit B hereto, and such invoices shall be submitted by CCR to Bottler within forty-five (45) days of shipment.

c.	Invoices will identify any applicable sales, use, or excise taxes.

d.	Bottler will reimburse CCR for all sales, use or excise taxes (if any), but Bottler will not be responsible for remittance of such taxes to applicable tax authorities. To the extent applicable, CCR shall reasonably cooperate with Bottler in its efforts to obtain or maintain any reseller tax exemption certificates.

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9.	Service Level Agreement

CCR and Bottler agree to comply with the terms of the Service Level Agreement attached as Exhibit F.

10.	CCR Performance Metrics

a.	“Case Fill On Time” means the percentage calculated by dividing the number of cases of Products shipped by CCR to the applicable Bottler Distribution Center on the promised shipment date by the number of unconstrained cases of Products ordered for shipment to such Distribution Center. CCR will use commercially reasonable efforts to begin measuring, tracking and reporting “Case Fill On Time” based upon delivery date (rather than shipment date) as soon as practicable.

i.	The following will not be included in the calculation of Case Fill On Time: (a) requests not filled due to changes made to the original order by Bottler, and (b) Hot Shot Orders (as defined in Section 12(g)).

ii.	CCR will use commercially reasonable efforts to (a) meet the “Case Fill On Time Performance Target” set forth in the Service Level Agreement, and (b) measure, track and report to Bottler “Case Fill On Time” by day, week, and month for each Bottler Distribution Center in the Territory.

b.	CCR will track, measure, and report to Bottler remaining shelf life of Products in CCR’s floor inventory from CCR Production Centers sourcing Products to Bottler by week:

•	270+ day shelf life products (reflecting % of products in CCR’s floor inventory with less than 200 days remaining shelf life)

•	90 - 269 day shelf life products (reflecting % of products in CCR’s floor inventory with less than 60 days remaining shelf life)

•	70 – 89 day shelf life products (reflecting % of products in CCR’s floor inventory with less than 45 days remaining shelf life)

c.	“Load Perfect Order” has the meaning specified in the Service Level Agreement. CCR will use commercially reasonable efforts to develop the capability to measure, track and report “Load Perfect Order” by week for each Bottler Distribution Center in the Territory consistent with the definition included in the Service Level Agreement.

11.	Bottler Performance Metrics

a.

“Forecast Accuracy” means the accuracy of the “Lag 2 Week” included in Bottler’s Rolling Forecast for each Distribution Center, which is the forecasted volume to be purchased from CCR for the second week of each such Rolling Forecast, and is measured as 1 minus the Mean Absolute Percent Error (MAPE) over the 1 week period measured. “MAPE” is defined as the sum across all SKUs of the absolute value of the difference between the SKU-level Lag-2 Week of the Rolling Forecast provided to CCR and the actual SKU-level trade sales of Product sold by Bottler in the

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Territory for such Lag-2 Week, divided by the actual SKU-level trade sales of Product sold by Bottler in the Territory for such Lag-2 Week. Bottler will not be responsible for forecast errors to the extent attributable to Product not delivered by CCR (i.e., the calculation will be adjusted to take into account Product not delivered by CCR to a particular Distribution Center for the Lag-2 Week period in question).

i.	Bottler will use commercially reasonable efforts to (a) meet the “Forecast Accuracy Performance Target” set forth in the Service Level Agreement, and (b) track, measure, and report to CCR Forecast Accuracy weekly by Lag 2 Week.

b.	“Truck Turn Around Efficiency” means the percentage calculated by dividing the number of truckloads of Products from CCR that arrive at the Distribution Center within their delivery appointment window (as defined in the Service Level Agreement) and are unloaded by Bottler within 2 hours after either arrival time or appointment time (Bottler’s selection of arrival time or appointment time to be specified in the Service Level Agreement) by the total number of truckloads of Products from CCR that arrive at the Distribution Center within their delivery appointment window.

i.	Bottler will use commercially reasonable efforts to (a) meet the “Truck Turn Around Efficiency Performance Target” set forth in the Service Level Agreement; and (b) measure, track and report to CCR Truck Turn Around Efficiency by week and month.

12.	Product Quality

a.	Products must be delivered to Bottler in saleable condition, meeting all product and package quality standards established by TCCC, or the applicable licensor of any Permitted Beverage Product, as the case may be.

b.	CCR will deliver all Products to Bottler’s Distribution Center with at least 45 days of shelf life remaining, except that, in the case of SKUs requiring more than 45 days of shelf life remaining because of customer requirements (e.g., Club Stores, ARTM, etc.), CCR will deliver such SKUs to Bottler’s Distribution Center with at least 12 days more than the customer-specific requirements.

c.	Bottler may accept or reject any Product with less than 45 days of available shelf life remaining, in Bottler’s sole discretion, after discussion with CCR.

d.	Products must have no material defects in material or workmanship when delivered to Bottler’s Distribution Center.

e.	CCR will not deliver to Bottler’s Distribution Center(s) any Products that CCR knows to be subject to recall.

f.	Product SKUs must be standing and undamaged when delivered by CCR to Bottler’s Distribution Center.

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g.	Product loads must be braced and dunnaged or wrapped when delivered to Bottler’s Distribution Center.

h.	Delivery trailers containing Products must be sealed, with Product documentation, and must not have off odors, leaks, or contaminants.

13.	Product Orders and Risk of Loss

a.	Ordering will be as set forth in the Service Level Agreement, whether Bottler places orders for Products via the Coke One North America (CONA) system or places orders for Products via manual order generation.

b.	For those Bottlers that place orders manually, Bottler agrees to cooperate with the Production Center designated by CCR and the CCR Product Order Manager to develop and comply with an efficient, level ordering plan for the purchase of Products by Bottler in accordance with the Rolling Forecast (“Ordering Plan”).

c.	Except as provided in Subsection 13(f), (i) all orders for Product from Bottler must be in full truck load quantities only and (ii) the minimum order quantity per SKU will be a full pallet.

d.	CCR will ship Product orders from the Production Center designated by CCR to the Distribution Centers in the Territory specified by Bottler, except as provided in Subsection 13(e). Title and risk of loss will pass to Bottler upon initial receipt of the Products at the Bottler Distribution Center.

e.	At CCR’s discretion, Bottler may be permitted to pick up Product orders at the Production Center designated by CCR. Title and risk of loss will pass to Bottler upon completion of the loading of such Products on Bottler’s vehicles or common carriers at the Production Center.

f.	The Parties may agree to Product orders for less than full pallet quantities.

g.	Additional provisions regarding placement and execution of orders are set forth in the Service Level Agreement.

h.	Neither Bottler nor CCR will make any changes in the Product order fulfillment process that could have an operational or financial impact on the other Party without the prior review and approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed).

14.	Warranties

a.

Each Party represents and warrants the following: (i) the Party’s execution, delivery and performance of this Agreement: (A) have been authorized by all necessary corporate action, (B) do not violate the terms of any law, regulation, or court order to which such Party is subject or the terms of any material agreement to which the Party or any of its assets may be subject and (C) are not subject to the consent or approval of any third party; (ii) this Agreement is the valid and binding obligation of the

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representing Party, enforceable against such Party in accordance with its terms; and (iii) such Party is not subject to any pending or threatened litigation or governmental action which could interfere with such Party’s performance of its obligations under this Agreement.

b.	In rendering its obligations under this Agreement, without limiting other applicable performance warranties, CCR represents and warrants to Bottler as follows: (i) CCR is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the other states in which it conducts business; and (ii) CCR shall secure or has secured all permits, licenses, regulatory approvals and registrations required to deliver and sell the Products, including registration with the appropriate taxing authorities for remittance of taxes.

c.	In performing its obligations under this Agreement, Bottler represents and warrants to CCR as follows: (i) Bottler is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the other states in which it is doing business; and (ii) Bottler shall secure or has secured all permits, licenses, regulatory approvals and registrations required to perform its obligations under this Agreement.

15.	Product Warranty

a.	CCR warrants to Bottler that the Products sold to Bottler under this Agreement comply at the time of shipment to Bottler in all respects with the Federal Food, Drug and Cosmetic Act, as amended (the “Act”), and all federal, state and local laws, rules, regulations and guidelines applicable in the Territory. Further, CCR warrants that all Products shipped to Bottler under this Agreement, and all packaging and other materials which come in contact with such Products, will not at the time of shipment to Bottler be adulterated, contaminated, or misbranded within the meaning of the Act or any other federal, state or local law, rule or regulation applicable in the Territory, and that such Products, packaging and other materials will not constitute articles prohibited from introduction into interstate commerce under the provisions of Sections 301(d), 404, 405 or 505 of the Act. CCR warrants to Bottler that the Products sold to Bottler under this Agreement will be handled, stored and transported properly by CCR, up to the time of shipment to Bottler.

b.	CCR makes no covenant, representation or warranty concerning the Products of any kind whatsoever, express or implied, except as expressly set forth in this Agreement. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS, AND CONSTITUTE THE ONLY WARRANTIES OF CCR WITH RESPECT TO CCR’S PRODUCTS.

16.	Returns of Rejected Products

a.	Product Returns Classification. CCR or Bottler may discover or become aware of the existence of Product related problems, quality or other technical problems relating to

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Products at the time of receipt by Bottler, after acceptance by Bottler, or after delivery by Bottler to customers. If such problems or quality issues are discovered, and such quality issues were due to quality or technical defects prior to delivery to Bottler’s Distribution Center, then the affected Products will be returned to CCR following the procedures in this Section based on the timing or circumstances of the discovery of quality or technical problems.

b.	Product Return – At Receipt. If Bottler discovers any of the following issues associated with Products within 24 hours following delivery of such Products to the Distribution Center (or of pickup by Bottler at a Production Center, if applicable):

i.	any Product that has either not been ordered and scheduled for delivery on a particular date, or

ii.	any Product that does not match the shipping documents presented at delivery, or

iii.	any defect or deficiency in such Product (e.g., loose caps or leaking seams), or

iv.	any non-conformance of such Product with any applicable warranties or quality standards,

then Bottler will, within 24 hours following delivery of such Products to the Distribution Center (or of pickup by Bottler at a Production Center, if applicable), notify CCR of such defect, deficiency or non-conformance. Bottler will be entitled to credit equal to the price paid by Bottler for the defective, deficient or non-conforming Product (or cancellation of any unpaid charges associated with the defective, deficient or non-conforming Product), plus freight costs, if any, incurred by Bottler in connection with the delivery and return of such defective, deficient or non-conforming product. Any such credits will be applied within twenty-one (21) days against amounts otherwise due from Bottler and will be reflected in reasonable detail on appropriate invoices sent to Bottler. All credit requests must be submitted by Bottler to CCR within forty-five (45) days of shipment acceptance for credit requests to be considered.

c.	Product Return – Quality Issues Post-Acceptance. If after acceptance of any Product and more than 24 hours following delivery to a Distribution Center (or of pickup by Bottler at a Production Center, if applicable), Bottler discovers:

i.	any defect or deficiency in such Products, or

ii.	any non-conformance of such Products with any applicable warranties or quality standards,

then Bottler will notify CCR within 24 hours of Bottler’s identification of such defect, deficiency or non-conformance. If the Product issue was discovered while in Bottler’s possession, Bottler will be entitled to a credit equal to price paid by Bottler for the defective, deficient or non-conforming Product (or cancellation of any unpaid charges

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associated with the defective, deficient or non-conforming Product) as identified by Bottler, plus freight costs, if any, incurred by Bottler in connection with the delivery and return of such defective, deficient or non-conforming product. If the Product issue was discovered while in possession of Bottler’s customer or another third party, Bottler will be entitled to reimbursement of any reasonable expenses it incurred in connection with removing, returning and/or replacing such defective, deficient or non-conforming Product. Any such credits awarded hereunder will be applied against amounts otherwise due from Bottler and will be reflected in reasonable detail on appropriate invoices sent to Bottler.

17.	Product Recalls

Duties regarding Product Recalls are as provided in the Comprehensive Beverage Agreement.

18.	Local Innovation

a.	Primary packaging local innovation requests will go through Company’s commercialization process, as described in Exhibit G, as updated from time to time by Company in its sole discretion.

b.	If a local innovation request has Secondary and Tertiary Packaging changes and the request calls for graphics changes, the local innovation execution process for the graphics changes will be the same as set forth in Subsection 18(a) hereof.

In all other respects, the approval process for a local innovation request relating to Secondary or Tertiary Packaging will be as set forth below:

i.	Within one business day of a request from Bottler, CCR will inform Bottler whether CCR has the capability to provide the requested local innovation; provided, however, that this response will not constitute a commitment by CCR to proceed with the local innovation request.

ii.	If CCR indicates that it does have the capability and capacity to supply the requested local innovation, then within three (3) business days of a written request from Bottler in the form attached as Exhibit H, CCR will inform Bottler of the price of such requested local innovation within an expected range of +/- 40% accuracy.

iii.	Within twenty (20) business days of a written request from Bottler in the form attached as Exhibit H, CCR will inform Bottler in writing of the actual price, delivery dates and projected production quantities for the requested local innovation. If within twenty (20) business days following such written notice, Bottler accepts such price and delivery dates set forth in the notice and agrees to purchase all or a portion of such quantities set forth in such notice, CCR shall be obligated to produce and deliver such quantities at the price and dates set forth in the notice.

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19.	Return of Deposit Materials, Recyclable Materials, and Tertiary Packaging

a.	CCR will work with Bottler to coordinate return of deposit SKUs, Tertiary Packaging, non-hazardous recyclables, and CO2 cylinders from Distribution Centers at commercially reasonable times. Bottler will be responsible for shipping such items to CCR at Bottler’s expense, utilizing CCR back hauling to the extent available.

b.	CCR will credit Bottler at CCR’s invoice rates any deposit amounts due to Bottler for returned items. Any such credits will be applied within twenty-one (21) days against amounts otherwise due from Bottler.

c.	CCR will accept the return of non-hazardous recyclables based on the recyclables list approved by CCR.

20.	Recycling Programs

CCR and Bottler will work together in good faith to develop recycling programs for the disposal of defective, damaged or expired Products held by Bottler or Bottler’s customers that have been paid for by Bottler and for which Bottler has not received credit.

21.	Compliance with Laws

a.	CCR will, and will cause its Affiliates and subcontractors to, comply with all applicable federal, state and local laws and regulations applicable to each of them relating to: (i) the production, packaging, labeling, marketing, promotion, transport and delivery of the Products; and (ii) the performance of CCR’s obligations set forth herein.

b.	Bottler will comply with all applicable federal, state and local laws and regulations applicable to it and relating to: (i) the storage, marketing, promotion, distribution and sale of the Products; and (ii) and the performance of Bottler’s obligations set forth herein.

22.	Indemnity

CCR will indemnify, defend, and hold harmless Bottler against any and all damages, loss, costs, or other liability (including reasonable attorneys’ fees) arising out of a third party claim that (i) results from CCR’s breach of this Agreement or any representation or warranty in this Agreement, or any negligent act or omission of CCR, or (ii) alleges damage for loss to property, death, illness or injuries, resulting from the use or consumption of any Products, except as set forth below. CCR will assume responsibility and expense of investigation, litigation, judgment and/or settlement of any such claim on the condition that CCR is notified promptly (in no event later than thirty (30) days after the first receipt of written notice thereof by Bottler) in writing of any such claim and is permitted to deal therewith at its own discretion and through its own representatives; except that Bottler’s failure to provide notice of a claim will not affect CCR’s obligation to indemnify the claim under this Section 22 unless such failure prejudices the defense of such claim. The Parties will cooperate reasonably in the investigation and defense of any such claim, and CCR will not settle any such claim that imposes on Bottler a non-monetary obligation or a liability that is not indemnified without Bottler’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. CCR will have no obligation to indemnify Bottler for any claim to the

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extent that such claim arises out of the negligence or recklessness of Bottler. This Section 22 sets forth the sole and exclusive remedy for Bottler against CCR with respect to third party claims relating to the Products purchased by Bottler from CCR under this Agreement. CCR WILL NOT BE LIABLE TO BOTTLER WHETHER IN CONTRACT OR IN TORT OR ON ANY OTHER LEGAL THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, ANY LOST REVENUES, PROFITS OR BUSINESS OPPORTUNITIES, OR FOR ANY OTHER LOSS OR COST OF A SIMILAR TYPE (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) OF BOTTLER OR ANY CUSTOMER OF BOTTLER OR OF ANY PERSON WHO MAY HAVE BECOME INJURED BY CCR’s PRODUCTS PURCHASED FROM BOTTLER (EXCEPT TO THE EXTENT THAT AN INDEMNIFIED THIRD PARTY CLAIM INCLUDES CONSEQUENTIAL DAMAGES).

23.	Termination

This Agreement will terminate upon termination of the Comprehensive Beverage Agreement. If CCR (or Company) grants to Bottler after the date hereof the rights to distribute, promote, market and sell the Covered Beverages and Related Products under Company’s trademarks in additional geographic territories under the terms of a different form of agreement than the existing Comprehensive Beverage Agreement, then this Agreement will be terminated and replaced by the form of Finished Goods Supply Agreement attached to such new form of Comprehensive Beverage Agreement.

24.	Confidentiality

The terms and conditions of this Agreement are strictly confidential and are subject to the requirements of Section 54 of the Comprehensive Beverage Agreement.

25.	Modification/Waivers

No modification, waiver or amendment to this Agreement will be binding upon either Party unless first agreed to in writing by both Parties. A waiver by either Party of any default or breach by the other Party will not be considered as a waiver of any subsequent default or breach of the same or other provisions of this Agreement.

26.	Assignment

Except as otherwise permitted in the Comprehensive Beverage Agreement, Bottler may not assign this Agreement or any of the rights hereunder or delegate any of its obligations hereunder, without the prior written consent of CCR, and any such attempted assignment will be void. In accordance with this Section 26, Bottler hereby assigns its rights and obligations under this Agreement in whole to its wholly-owned Affiliate, CCBCC Operations, LLC effective immediately following the execution of this Agreement by CCR and Bottler. Notwithstanding the foregoing, Bottler hereby acknowledges and agrees that such assignment does not relieve Bottler of any of its obligations under this Agreement. By execution of this Agreement, CCBCC Operations, LLC accepts the assignment by Bottler of its rights and obligations under this Agreement, and agrees to be bound by and comply with the obligations of Bottler under this Agreement.

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27.	Relationship of Parties

The Parties are acting under this Agreement as independent contractors. Nothing in this Agreement will create or be construed as creating a partnership, joint venture or agency relationship between the Parties, and no Party will have the authority to bind the other in any respect.

28.	Authority

Each Party represents and warrants that it has the full right and authority necessary to enter into this Agreement. Each Party further represents and warrants that all necessary approvals for this Agreement have been obtained, and the person whose signature appears below has the power and authority necessary to execute this Agreement on behalf of the Party indicated.

29.	Force Majeure

Neither Party will be liable to the other for any delay or failure to perform fully where such delay or failure is caused by terrorism, acts of public enemy, acts of a sovereign nation or any state or political subdivision, fires, floods or explosions, where such cause is beyond the reasonable control of the affected Party and renders performance commercially impracticable as defined under the Uniform Commercial Code (a “Force Majeure Event”).

30.	Business Continuity

CCR will develop and maintain a commercially reasonable business continuity plan.

31.	Notices

All notices under this Agreement or the Service Level Agreement by either Party to the other Party must be in writing, delivered by electronic mail and confirmed by overnight delivery, certified or registered mail, return receipt requested, or by overnight courier, and will be deemed to have been duly given when received or when deposited in the United States mail, postage prepaid, addressed as follows:

If to Bottler:	The then current address of Bottler as contained in CCR’s contractual files

With a copy to: Bottler’s Chief Financial Officer or other designated representative, at the above address

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If to CCR:	One Coca-Cola Plaza Atlanta, Georgia 30313 Direct: 770) 200-8745 Fax: (770) 200-8702 Attention: Carroll Diaz, Director, Program Management - Strategic Initiatives

With a copy to: General Counsel, North America Group, at the above address

32.	Governing Law

This Agreement and any dispute arising out of or relating to this Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without reference to its conflict of law rules.

33.	Entire Agreement

a.	This Agreement and the Comprehensive Beverage Agreement constitute the final, complete and exclusive written expression of the intentions of the Parties and supersede all previous communications, representations, agreements, promises or statements, either oral or written, by or between either Party concerning the activities described herein.

b.	CCR will not be bound by any provisions in Bottler’s purchase order(s) or other documents, electronic or otherwise (including counter offers) which propose any terms or conditions in addition to or differing with the terms and conditions set forth in this Agreement, and any such terms and conditions of Bottler and any other modification to this Agreement will have no force or effect and will not constitute any part of the terms and conditions of purchase, except to the extent separately and specifically agreed to in writing by CCR. CCR’s failure to object to provisions contained in Bottler’s documents will not be deemed a waiver of the terms and conditions set forth in this Agreement, which will constitute the entire agreement between the Parties.

c.	Bottler will not be bound by any provisions in CCR’s confirmation of acceptance or other documents, electronic or otherwise (including counter offers) which propose any terms or conditions in addition to or differing with the terms and conditions set forth in this Agreement, and any such terms and conditions of CCR and any other modification to this Agreement will have no force or effect and will not constitute any part of the terms and conditions of purchase, except to the extent separately and specifically agreed to in writing by Bottler. Bottler’s failure to object to provisions contained in CCR’s documents will not be deemed a waiver of the terms and conditions set forth herein, which constitute the entire agreement between the Parties.

d.	No amendment, deletion, supplement or change in terms and conditions contained in this Agreement will be binding on either Party unless approved in writing by both Parties.

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e.	This Agreement will inure to the benefit of and be binding upon each of the Parties and their successors and permitted assigns.

f.	In the event of a conflict between this Agreement and the Service Level Agreement, the terms of this Agreement will govern.

g.	In the event of a conflict between this Agreement and the Comprehensive Beverage Agreement, the Comprehensive Beverage Agreement will govern.

[Signature Page Follows]

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Agreed to and accepted as of the date indicated below.

Coca-Cola Refreshments USA, Inc.	Coca-Cola Bottling Co. Consolidated

By:	By:
Print Name:	Print Name:
Title:	Title:

CCBCC Operations, LLC

By:
Print Name:
Title:

Signature Page to Finished Goods Supply Agreement

EXHIBIT I

FOCUS SIDE LETTER

Attached.

COCA-COLA PLAZA

ATLANTA, GEORGIA

LOUIS A. MARTIN SENIOR VICE PRESIDENT SYSTEM EVOLUTION	P. O. Box 1734 ATLANTA, GA 30301 —— 404 676-60662 FAX 404-598-60662

[            ], 2015

Henry W. Flint

President and Chief Operating Officer

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, NC 28211

Re: CCBCC’s Request for Certain Advance Waivers for Ancillary Businesses under the Comprehensive Beverage Agreement

Dear Hank:

This Letter Agreement amends, restates and replaces in its entirety that certain Letter Agreement dated May 23, 2014 “Re: CCBCC’s Request for Certain Advance Waivers for Ancillary Businesses under the Comprehensive Beverage Agreement.”

In light of the specific facts and circumstances related to its corporate structure, Coca-Cola Bottling Co Consolidated (“CCBCC”) has asked that The Coca-Cola Company (“TCCC”) provide certain advance waivers under the Comprehensive Beverage Agreement, as may be amended from time to time (“CBA”) with respect to CCBCC’s acquisition or development of certain lines of business involving beverage activity that would otherwise be prohibited under the CBA. Defined terms used in this Letter Agreement have the meaning specified in the CBA, unless otherwise noted.

We have agreed that the provision or sale of Beverages, Beverage Components and other beverage products not authorized or permitted by the CBA will be permitted if provided or sold solely for internal consumption by employees and guests of CCBCC and its Affiliates. Generally, CCBCC and its Affiliates would intend and anticipate that Covered Beverages would be offered in every beverage category in which TCCC participates.

In connection with the distribution territory expansion contemplated for CCBCC by those certain Letters of Intent dated April 15, 2013 and May 12, 2015 between CCBCC and TCCC and as a condition to the prior consent of TCCC to the potential acquisition or development of certain lines of business identified in Section 2 of this Letter Agreement, CCBCC hereby agrees to a “Focus Period.” The Focus Period began on May 23, 2014 upon execution of the CBA for Johnson City, TN and Morristown TN territories, and will continue until January 1, 2020.

1. During the Focus Period, CCBCC and its Affiliates will not acquire or develop any line of business without TCCC prior written consent, which consent will not be unreasonably withheld. However, during the Focus Period, CCBCC or any of its Affiliates may continue to:

A.	develop the lines of business listed on Attachment A to this Letter Agreement (the “Existing Lines of Business”) and, upon advance written notice to TCCC, may acquire a “bolt on” (i.e., acquisition of a business in the same line of business) to any Existing Line of Business, so long as, (i) in the case of any business other than Red Classic Services LLC, any such development or acquisition refrains from using any delivery vehicles, cases, cartons, coolers, vending machines or other equipment bearing TCCC’s Trademarks and assigning personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products in the Territory (other than executive officers of CCBCC), and (ii) in the case of Red Classic Services LLC, CCBCC and its Affiliates comply with the conditions set forth in Attachment A; and

B.	to the extent not prohibited under CCBCC’s Master Bottle Contract and other preexisting contracts with TCCC and its Affiliates, provide, outside of the Territory (as defined in the CBA), contract manufacturing services for Beverages, Beverage Products and other beverage products that may be distributed, sold, marketed, dealt in or otherwise used or handled by third parties.

2. After the expiration of the Focus Period,

A.	Consent of TCCC (which consent will not be unreasonably withheld) will only be required for acquisition or development by CCBCC or its Affiliates in the Territory of:

i.	any grocery, quick service restaurant, or convenience and petroleum store business engaged in the sale of Beverages, Beverage Components and other beverage products not otherwise authorized or permitted by the CBA (“Prohibited Beverages”); or

ii.

any other line of business engaged in the preparation, distribution, sale, dealing in or otherwise using or handling (collectively, “Beverage Activities”) of Prohibited Beverages in which all Beverage Activities constitute in the aggregate more than ten percent (10%) of the net sales of such ancillary business provided such consent will not be required for any bolt on acquisition or development by Red Classic Services LLC provided the conditions set forth in Attachment A to this Letter Agreement will continue to apply to any such acquisition or development.

B.	In all other cases, CCBCC or its Affiliates may develop or acquire any line of business in the Territory without prior consent of TCCC, so long as CCBCC and its Affiliates refrain from using any delivery vehicles, cases, cartons, coolers, vending machines or other equipment bearing TCCC’s Trademarks and assigning personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products in the Territory (other than executive officers of CCBCC) with respect to such line of business in the Territory and provide TCCC with at least 30 days prior written notice of the proposed line of business. If requested by TCCC within five business days of TCCC’s receipt of such notice, the two most senior executive officers of CCBCC will discuss the proposed line of business with representatives of TCCC.

As used herein “CBA” means the Comprehensive Beverage Agreement being entered into on May 23, 2014 in connection with the Johnson City, TN and Morristown, TN territories and any other Comprehensive Beverage Agreement, or similar agreement, entered into between the parties or their affiliates for other territories subsequent to that date, as any of such agreements may be amended or restated from time to time. This Letter Agreement will apply to each CBA or amended CBA entered into by CCBCC, including those entered into after the date of this Letter Agreement.

Except as expressly set forth in this Letter Agreement, as applied solely to CCBCC, TCCC expressly reserves and does not waive hereunder any and all rights under the CBA or any other agreement. TCCC and CCBCC agree that the contents of this Letter Agreement are confidential and that none of the parties may discuss or disclose any of the provisions herein without the express written permission of the other parties, except (i) as required under applicable securities laws, legal process or other laws, (ii) that each party may disclose the contents of this Letter Agreement to those of its directors, officers, employees, lenders, potential financing sources and representatives of its legal, accounting and financial advisors (the persons to whom such disclosure is permissible being collectively referred to herein as “Representatives”) who have a need to know such information as long as such Representatives are informed of the confidential and proprietary nature of the information. The parties agree that the merger, integration and similar provisions in each CBA stating that such CBA encompasses all agreements between the parties and supersedes all prior agreements will not have any effect on the validity and continuance of the provisions of this Letter Agreement, and TCCC and CCBCC agree never to assert that this Letter Agreement has been superseded by a merger, integration or similar provision of any CBA unless the parties specifically state in such CBA that they intend to modify or supersede this Letter Agreement by making specific reference to this Letter Agreement.

[Remainder of page intentionally left blank; signature page follows]

Sincerely,

Louis A. Martin
Senior Vice President
System Evolution
Coca-Cola North America

Accepted and Agreed to:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Henry W. Flint
President and Chief Operating Officer
Coca-Cola Bottling Co. Consolidated

Signature Page to Amended and Restated Letter Agreement Regarding CCBCC’s Request for Certain Advance Waivers for Ancillary Businesses under the Comprehensive Beverage Agreement

Attachment A

Existing Lines of Business

1.	Red Classic Services LLC — An over-the-road transportation and freight brokerage business, as described and conditioned in Schedule 14A Part 2 of the CBA for Johnson City, TN and Morristown, TN, executed at the same time as this Letter Agreement, which description and conditions may be amended by agreement of the parties in future CBAs.

2.	Swift Water Logistics, Inc. – A broad array of logistical supply chain products and services. This business includes (i) assessing supply chain systems, (ii) advising regarding potential solutions, (iii) developing, manufacturing, integrating and implementing processes, tools and solutions across the supply chain, and (iv) providing supply chain and operational services, including supply chain management, project management, network strategy planning, territory planning and dispatch management, warehouse management and delivery and merchandising.

3.	Data Ventures Inc. - Develops and provides analytics product suites, analytics services and consulting services for a wide variety of industries. These product suites and services include data warehousing and access solutions, shopper segmentation/clustering analytics, out of stock/shelf analytics, shopper behavior analytics, pricing and promotion analytics and product assortment analytics.

4.	Equipment Reutilization Solutions LLC - Provides manufacturing and maintenance services for heating, ventilation and air conditioning systems, including equipment employing refrigeration systems. These services include manufacturing, installation, periodic maintenance service, and repair of mechanical and fluid systems employed in the beverage business, such as fountain dispenser equipment, vending equipment, and fast lane/cold carton merchandizing equipment used in the beverage and other businesses.

5.	Third-party logistics services (“3PL Services”) and fourth-party logistics services (“4PL Services”). 3PL Services include the performance of outsourced logistics activities, such as warehousing, inventory management, pick and pack services, and other value added services including those that have been performed traditionally within an organization itself. 4PL Services include acting as an integrator that assembles the resources, capabilities and technology to design and build, execute and manage comprehensive supply chain solutions.

6.	Management services and shared services to third parties such as cooperatives, joint ventures and other entities engaged in bottling, beverage and/or other businesses that produce or distribute beverage products under license from TCCC.